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Filed Pursuant to Rule 424(b)(2)
Commission File No. 333-164323

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement and the accompanying base prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED OCTOBER 18, 2010

Preliminary Prospectus Supplement
To Prospectus dated January 13, 2010

           $500,000,000

MarkWest Energy Partners, L.P.
MarkWest Energy Finance Corporation

         % Senior Notes due 2020

MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corporation are offering $500,000,000 aggregate principal amount of       % Senior Notes due 2020.

The notes will mature on                          , 2020. Interest on the notes will accrue from                          , 2010 and we will pay interest twice a year, beginning on                          , 2011.

We may redeem some or all of the notes at any time on or after                          , 2015 at the redemption prices listed in this prospectus supplement, together with accrued and unpaid interest, if any, to the date of redemption, and we may redeem all of the notes at any time prior to                          , 2015 at the make-whole redemption price specified in this prospectus supplement. In addition, prior to                          , 2013, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at the redemption price specified in this prospectus supplement under "Description of Notes — Optional Redemption." If we sell certain of our assets or experience specific kinds of changes of control, we must offer to repurchase the notes.

The notes will be the senior unsecured obligations of MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corporation, a wholly-owned subsidiary of ours that has no material assets and was formed for the sole purpose of being a co-issuer of some of our indebtedness, including the notes. The notes will rank equally with all of our existing and future senior debt, senior to all of our future subordinated debt and effectively junior in right of payment to all of our existing and future senior secured debt to the extent of the value of the collateral securing such indebtedness. The notes will be guaranteed on a senior unsecured basis by each of our existing wholly-owned subsidiaries and certain of our future subsidiaries.

Investing in the notes involves risks. Please read "Risk Factors" beginning on page S-16.

	Per Note		Total
Initial price to public(1)		%	$
Underwriting discounts and commissions		%	$
Proceeds, before expenses, to us(1)		%	$

(1)
Plus accrued interest from                          , 2010, if settlement occurs after that date.

None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about                          , 2010.

Joint Book Running Managers

Wells Fargo Securities
BofA Merrill Lynch
Barclays Capital
Morgan Stanley
RBC Capital Markets

Senior Co-Managers

BBVA Securities	BNP PARIBAS	J.P. Morgan
SunTrust Robinson Humphrey		US Bancorp

Co-Managers

Capital One Southcoast	Comerica Securities	Daiwa Capital Markets	Natixis Bleichroeder LLC

Prospectus Supplement

S-i

          This document is in two parts. The first part is this prospectus supplement, which describes our business and the specific terms of this offering of the notes. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of the notes. Generally, when we refer only to the "prospectus," we are referring to both parts combined. If the information about the notes offering varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

          Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read "Where You Can Find More Information" on page S-92 of this prospectus supplement.

          We expect delivery of the notes will be made against payment therefor on or about                          , 2010, which is the tenth business day following the date of pricing of the notes (such settlement being referred to as "T+10"). Under Rule 15(c)6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or during the next succeeding seven business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

          You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus relating to this offering of the notes. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

S-ii

SUMMARY

          This summary highlights information contained elsewhere in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. For a more complete understanding of this offering, you should read this entire prospectus supplement, the accompanying base prospectus, any free writing prospectus relating to the notes and the documents incorporated herein by reference, including our historical financial statements and the notes thereto, which are incorporated herein by reference from our annual report on Form 10-K for the year ended December 31, 2009, and our quarterly reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010. Please read "Where You Can Find More Information" on page S-92 of this prospectus supplement. Please read "Risk Factors" beginning on page S-16 of this prospectus supplement and Item 1A. "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2009 and our quarterly report on Form 10-Q for the quarter ended June 30, 2010 for information regarding risks you should consider before buying notes in this offering. We include a glossary of some of the terms used in this prospectus supplement as Appendix A.

          For purposes of this prospectus supplement and the accompanying base prospectus, unless the context clearly indicates otherwise, "we," "us," "our" and the "Partnership" refer to MarkWest Energy Partners, L.P. and its consolidated subsidiaries; and "MarkWest Hydrocarbon" refers to MarkWest Hydrocarbon, Inc. and its direct and indirect consolidated subsidiaries.

MarkWest Energy Partners, L.P.

          We are a master limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of NGLs; and the gathering and transportation of crude oil. We have extensive natural gas gathering, processing and transmission operations in the southwest, Gulf Coast and northeast regions of the United States, including the Marcellus Shale, and we are the largest natural gas processor in the Appalachian region.

Business Strategy

          Our primary business strategy is to provide top-tier midstream services by developing and operating high-quality, strategically-located assets in the United States. We plan to accomplish this through the following:

  •
  Developing long-term integrated relationships with our producer customers.  As a top-rated midstream service provider, we have worked to redefine our relationships with our key producer customers, as evidenced by our relationships with the primary producers in the Woodford Shale and the Marcellus Shale. We will continue to develop relationships that are characterized by joint planning for the development of the emerging resource plays and our commitment to grow to meet the specific needs of our customers.

  •
  Expanding operations through organic growth projects.  By expanding our existing infrastructure and customer relationships, we intend to continue to grow in our primary areas of operation to meet the anticipated demand for additional midstream services. During 2010, we and our joint venture partner plan to spend approximately $490 million to $540 million in total capital to develop midstream infrastructure in the Marcellus Shale through MarkWest Liberty Midstream & Resources, L.L.C. ("Liberty Midstream"), a joint venture with The Energy & Minerals Group ("EMG"), and expand several of our gathering and processing operations in our Southwest segment, including the Woodford gathering system in the Arkoma Basin, and our operations in East Texas and in Western Oklahoma, including Stiles Ranch. Our share of these growth and expansion capital expenditures is expected to be approximately $300 million to $350 million and the remainder will be funded through contributions from our Liberty Midstream joint venture partner and existing cash balances in the joint venture. As of June 30, 2010, we and our joint partner have spent approximately $253.3 million of this amount.

  •
  Maintaining our financial flexibility.  During 2009, we received net proceeds of approximately $178.6 million from the issuance of our common units and $113.8 million from the issuance of long-term debt. In April 2010, we received net proceeds of approximately $142.3 million from the issuance of common units. In July 2010, we entered into an amended and restated credit agreement (the "Amended and Restated Credit Agreement") that provides for a revolving loan facility (the "Credit Facility") of up to $705 million, with an uncommitted accordion feature of up to $195 million. Our goal is to maintain a capital structure with approximately equal amounts of debt and equity on a long-term basis. We also consider the use of alternative financing strategies such as entering into joint venture arrangements and the sale of selected assets that are not a core component of our long-term objectives. Our Credit Facility, our ability to issue additional partnership units and long-term debt, our strong relationships with our joint venture partners, and the sale of non-strategic assets should provide us with the financial flexibility to facilitate the execution of our business strategy.

  •
  Reducing the sensitivity of our cash flows to commodity price fluctuations.  We intend to continue to secure long-term, fee-based contracts in order to further minimize our exposure to short-term changes in commodity prices. We expect that our fee-based contracts will account for approximately 50% of our net operating margin by 2012. We also engage in risk management activities in order to reduce the effect of commodity price volatility related to future sales of natural gas, NGLs and crude oil. We may utilize a combination of fixed-price forward contracts, fixed-for-floating price swaps, and options available in the over-the-counter market. We monitor these activities through enforcement of our commodity risk management policy. For more details about our commodity risk management policy, please read Note 7 to our historical consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference.

  •
  Increasing utilization of our facilities.  We seek to increase the utilization of our existing facilities by providing additional services to our existing customers, and by establishing relationships with new customers. We also continue to develop additional capacity at several of our facilities, which enables us to increase throughput with minimal incremental costs.

  •
  Expanding operations through strategic acquisitions.  We intend to continue pursuing strategic acquisitions of assets and businesses in our existing areas of operation that leverage our current asset base, personnel and customer relationships. We may also seek to acquire assets in certain regions outside of our current areas of operation. We believe that our capital structure, which no longer includes incentive distribution rights, positions us to compete more effectively for future transactions.

          Execution of our business strategy has allowed us to grow substantially since our inception. The majority of our growth since 2006 has focused on the development of natural gas supplies in emerging resource plays. As a result, we now have a strong presence in the Woodford Shale, Haynesville Shale, Granite Wash and Marcellus Shale, four emerging resource plays that are expected to be significant sources of domestic natural gas production in the future. The following table summarizes the capital investments associated with growth projects and acquisitions that we have completed since 2004 (amounts in millions).

Competitive Strengths

          We believe that the following competitive strengths position us to continue to successfully execute our primary business strategy:

  •
  Leading position in the early development of the Marcellus Shale.  As a result of strategic agreements with key producers, we are currently the largest gatherer and processor of natural gas in the Marcellus Shale. These long-term agreements include significant acreage dedications in the rich-gas areas of the shale. Our gathering systems and processing plants in the Marcellus Shale are relatively new and highly efficient, and we continue to expand these facilities with a strong financial partner in EMG under the Liberty Midstream joint venture arrangement. Leveraging our current and planned fractionation capacity, our strategic transportation and storage agreements that provide access to NGL markets, and our extensive marketing experience in the northeast region, we are positioned to offer fully integrated midstream services for the producers in the Marcellus Shale.

  •
  Strategic and growing position with high-quality assets in the Southwest and the Gulf Coast.  Our acquisitions and internal growth projects have allowed us to establish and expand our presence in several long-lived natural gas supply basins in the Southwest, particularly in Texas and Oklahoma. In late 2006, we built the largest gathering system to date in the Woodford Shale play in Southeast Oklahoma pursuant to our agreement with Newfield Exploration Mid-Continent Inc. Our Gulf Coast assets provide high quality service to six strategically located Gulf Coast refineries that we believe will continue to play a key role in supporting U.S. demand for refined petroleum products in the long term. All of our major acquisitions in these regions have been characterized by several common critical success factors that include:

    •
    an existing strong competitive position;

    •
    access to a significant reserve or customer base with a stable or growing production profile;

    •
    ample opportunities for long-term continued organic growth;

    •
    ready access to markets; and

    •
    close proximity to other acquisition or expansion opportunities.

    Specifically, our East Texas and Appleby gathering systems are located in the East Texas Basin, producing from both the Cotton Valley and Travis Peak reservoirs as well as the Haynesville Shale. Our western Oklahoma assets include the Foss Lake gathering system and the associated Arapaho gas processing plants located in the Anadarko Basin in Oklahoma and our Granite Wash gathering system in the Texas panhandle. Additionally, as mentioned above, our Woodford gathering system is located in the Woodford Shale reservoir. Our gathering systems are relatively new and provide producers with low-pressure and fuel-efficient service, a significant competitive advantage for us over many competing gathering systems in those areas.

  •
  Leading position and continued expansion in the Appalachian Basin.  We are the largest processor of natural gas in Appalachia. We believe our significant presence and asset base provide us with a competitive advantage in capturing and contracting for new supplies of natural gas. The Appalachian Basin is a large natural gas-producing region characterized by long-lived reserves with modest decline rates and natural gas with high NGL content. Our concentrated infrastructure, available land, storage assets and expansion plans in Appalachia should continue to provide us with a platform for additional cost-effective expansion opportunities. In 2009, we completed the expansion of our Cobb processing facility and the expansion of our Siloam fractionation facility.

  •
  Long-term contracts.  We believe that our long-term contracts, which we define as contracts with remaining terms of four years or more, enhance the stability of our cash flow profile. In East Texas, approximately 73% of our gathering volumes were under contract for longer than five years as of December 31, 2009. Due to new contracts signed in late 2008 and 2009, as of December 31, 2009, approximately 57% of our daily throughput in the Western Oklahoma gathering system and Arapaho processing plants was subject to contracts with remaining terms of more than eight years. As of December 31, 2009, approximately 94% of our throughput in the Woodford gathering system was subject to contracts with remaining terms of more than seven years. Also, as of December 31, 2009, in our Southwest segment, two of our lateral pipelines operated under fixed-fee contracts for the transmission of natural gas that expire in approximately 19 and 11 years, respectively. In Appalachia, our natural gas processing and NGL fractionation contracts with remaining terms of more than five years accounted for approximately 83% of our volumes as of December 31, 2009. In our Gulf Coast segment, as of December 31, 2009, approximately 56% of our volumes were under contract for more than four years. In our Liberty segment, as of December 31, 2009, all gathering and processing agreements with significant dedicated acreage had remaining terms of at least ten years.

  •
  Experienced management team with operational, technical and acquisition expertise.  Each member of our executive management team has substantial experience in the energy industry. Our facility managers have extensive experience operating our facilities. Our operational and technical expertise has enabled us to upgrade our existing facilities, as well as to design and build new facilities. Since our initial public offering in May 2002, our management team has utilized a disciplined approach to analyze and evaluate numerous acquisition opportunities, and has completed eleven acquisitions.

Our Operations

          We conduct our business in four reportable segments: Southwest, Northeast, Liberty and Gulf Coast. In addition to our non-controlling interest in Centrahoma Processing LLC ("Centrahoma"), we have seven distinct operating areas within these segments that are described below. For full-year 2010, we estimate that total capital expenditures to fund identified organic growth and expansion projects that already have been approved by our board of directors will be approximately $490 million to $540 million. Our share of these growth capital expenditures is expected to be approximately $300 million to $350 million, and the remainder will be funded through contributions from our Liberty Midstream joint venture partner and existing cash balances in the Liberty Midstream joint venture.

Southwest

  •
  East Texas.  We own a system that consists of natural gas gathering pipelines, centralized compressor stations, a natural gas processing facility and an NGL pipeline. The East Texas system is located in Panola, Harrison and Rusk Counties and services the Carthage Field. Producing formations in Panola County consist of the Cotton Valley, Pettit, Travis Peak and Haynesville formations. For natural gas that is processed in this area, we purchase the NGLs from the producers primarily under percent-of-proceeds arrangements, or we transport volumes for a fee.

  •
  Oklahoma.  We own a Foss Lake natural gas gathering system and the Arapaho I and II natural gas processing plants, all located in Roger Mills, Custer and Ellis Counties of western Oklahoma. The gathering portion consists of a pipeline system that is connected to natural gas wells and associated compression facilities. The majority of the gathered gas ultimately is compressed and delivered to the processing plants. We also own and operate a gathering system in the Granite Wash formation in the Texas panhandle that is connected to our Foss Lake processing plants and our Grimes gathering system that is located in Roger Mills and Beckham Counties in western Oklahoma. In addition, we own a natural gas gathering system in the Woodford Shale in the Arkoma Basin of southeast Oklahoma. Natural gas gathered in the Woodford system is processed by Centrahoma, in which we have a 40% non-operating membership interest.

    Through our joint venture MarkWest Pioneer, L.L.C. ("MarkWest Pioneer"), we operate the Arkoma Connector Pipeline, a 50-mile FERC-regulated pipeline that interconnects with Midcontinent Express Pipeline and Gulf Crossing Pipeline at Bennington, Oklahoma and is designed to provide approximately 638,000 Dth/d of Arkoma Basin takeaway capacity. For a complete discussion of the formation of, and accounting treatment for, MarkWest Pioneer, please read Note 4 to our historical consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

  •
  Other Southwest.  We own a number of natural gas gathering systems in Texas, Louisiana, Mississippi and New Mexico, including the Appleby gathering system in Nacogdoches County, Texas. We gather a significant portion of the natural gas produced from fields adjacent to our gathering systems, including from wells targeting the Haynesville formation. In many areas we are the primary gatherer, and in some of the areas served by our smaller systems we are the sole gatherer. In addition, we own four lateral pipelines in Texas and New Mexico.

Northeast

  •
  Appalachia.  We are the largest processor of natural gas in the Appalachian Basin, with fully integrated processing, fractionation, storage and marketing operations. The Appalachian Basin is a large natural gas producing region characterized by long-lived reserves and modest decline rates. Our Appalachian assets include the Kenova, Boldman, Cobb and Kermit natural gas processing plants, an NGL pipeline, the Siloam NGL fractionation plant and two caverns for storing propane. The Appalachia operations include fractionation and marketing services on behalf of the Liberty segment.

  •
  Michigan.  We own and operate a FERC-regulated crude oil pipeline in Michigan that provides transportation services for three shippers.

Liberty

  •
  Marcellus Shale.  We operate natural gas gathering systems and processing facilities located primarily in western Pennsylvania and northern West Virginia through Liberty Midstream. We have 155 MMcf/d of cryogenic processing capacity at our Houston, Pennsylvania processing complex and plan to complete the installation of a 200 MMcf/d cryogenic plant in the first half of 2011. We also plan to complete a 60,000 Bbl/d fractionation facility at our Houston complex in 2011. We commenced operation of a 120 MMcf/d cryogenic plant at our Majorsville site in the third quarter of 2010 and expect to increase the cryogenic processing capacity at this site to approximately 270 MMcf/d by the third quarter of 2011. Until such time, the majority of the raw NGLs produced at our Liberty facilities are fractionated at the Siloam NGL fractionation plant in our Northeast segment. We expect the total planned processing capacity to be supported by existing and new long-term agreements with our producer customers. Certain volumes of propane and raw NGLs produced at the Liberty facilities are sold without fractionation at Siloam. We have completed construction of an interconnect with a key interstate NGL pipeline, providing an additional market outlet for the propane. In addition, we are developing a market outlet for the ethane produced in the Marcellus Shale through a combined pipeline and marine project (the "Mariner Project") to deliver purity ethane to Gulf Coast markets. The Mariner Project is a joint project with Sunoco Logistics that is anticipated to have initial capacity to transport up to 50,000 Bbl/d of ethane by mid-2012 and may be expanded to support additional Marcellus production. For a complete discussion of the formation of, and accounting treatment for, Liberty Midstream, please read Note 4 to our historical consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

    Liberty Midstream and NiSource Gas Transmission & Storage ("NGT&S") intend to jointly develop natural gas gathering, processing, and transmission projects to support increased Marcellus production volumes in the northern West Virginia area of the Appalachian Basin. It is anticipated that the joint project would initially include existing and new pipelines that deliver gas to NGT&S' Smithfield, West Virginia compressor station where Liberty Midstream would install a 120 MMcf/d cryogenic processing facility. Liberty Midstream would complement these processing facilities with fractionation services provided at its Houston, Pennsylvania NGL fractionation, storage, and marketing complex to take advantage of the premium regional markets and to maximize the value of the producers' gas.

    We are currently in negotiations with a producer customer with significant Marcellus Shale acreage in Pennsylvania and West Virginia that would include the construction of natural gas processing and pipeline facilities and the utilization of our existing fractionation facility to fractionate the natural gas liquids produced. If this agreement is consummated, our total potential commitment would be up to $350 million, a portion of which would be funded by EMG, our Liberty Midstream joint venture partner. We anticipate funding of the project will begin in late 2010 and continue through the fourth quarter of 2011, and we further anticipate that our portion of the financial commitment will be funded through available cash and borrowings on our Credit Facility.

Gulf Coast

  •
  Javelina.  We own and operate the Javelina processing facility, a natural gas processing facility in Corpus Christi, Texas that treats and processes off-gas from six local refineries operated by three different refinery customers. We have a hydrogen supply agreement creating a long-term contractual obligation for the payment of processing fees in exchange for all of the hydrogen processed by the steam methane reformer ("SMR") that is operated by a third party. The hydrogen received under this agreement will be sold to a refinery customer pursuant to a corresponding long-term agreement. For further discussion of this agreement and the related divestiture of the SMR, please read Note 6 to our historical consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009.

Recent Developments

  Amended and Restated Credit Agreement

          In July 2010, we entered into the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement replaces our prior credit agreement in its entirety and provides for a revolving loan facility of up to $705 million, with an uncommitted accordion feature of up to $195 million. The borrowings under the Credit Facility continue to bear interest at a variable interest rate, plus basis points. The variable interest rate is based either on LIBOR ("LIBOR Loans") or the higher of (a) the prime rate set by the Credit Facility's administrative agent, (b) the Federal Funds Rate plus 0.5% and (c) the rate for LIBOR for a one month interest period plus 1% ("Alternate Base Rate Loans"). The basis points correspond to the ratio of our Consolidated Funded Debt (as defined in the Amended and Restated Credit Agreement) to our Adjusted Consolidated EBITDA (as defined in the Amended and Restated Credit Agreement), ranging from 1.5% to 2.5% for Alternate Base Rate Loans and from 2.5% to 3.5% for LIBOR Loans. We may use up to $150 million of the Credit Facility for the issuance of letters of credit and $10 million for shorter term swingline loans.

          The Credit Facility is guaranteed by all of our wholly-owned subsidiaries and is collateralized by substantially all of our assets.

  Tender Offers

          Concurrently with the launch of this offering, we commenced tender offers for any and all of our outstanding 6.875% Senior Notes due 2014 (the "2014 Notes"). The aggregate principal amount outstanding of both series of the 2014 Notes is $375 million. We are offering to purchase the 2014 Notes and related consent solicitations for cash equal to 99.5% of their principal amount, together with accrued and unpaid interest to the purchase date and a consent fee of 3.0%, of the principal amount of notes tendered before 5:00 p.m., New York City time, on November 1, 2010, unless extended by us. No consent fees will be paid to holders who tender their notes after November 1, 2010 and prior to the expiration of the tender offers on November 16, 2010, unless extended by us. We also will solicit consents to certain proposed amendments to the indentures governing the notes. Our offers to purchase the 2014 Notes are being made on the terms and subject to the conditions set forth in an Offer to Purchase and Consent Solicitation Statement dated October 19, 2010.

          The tender offers are conditioned upon, among other things, our completion of this offering so that with the net proceeds from this offering we will have sufficient funds to pay for all tendered 2014 Notes and delivered consents plus all related fees and expenses. However, this offering is not conditioned upon the consummation of either tender offer at any minimum level of acceptance.

          If fully subscribed by November 1, 2010, we expect that the tender offers and consent solicitations will result in a pre-tax charge to our net income of approximately $46.5 million, and that they will cost approximately $397.7 million (including accrued and unpaid interest and the consent fees), which would be funded with a portion of net proceeds from this offering as described in "Use of Proceeds."

          There is no assurance that the tender offers will be subscribed for in any amount, and we currently intend to redeem any 2014 Notes that remain outstanding following the tender offers as permitted under the governing indentures, although we have no legal obligation to do so and the selection of any particular redemption date is in our discretion.

PARTNERSHIP STRUCTURE AND MANAGEMENT

          MarkWest Energy Finance Corporation, the co-issuer of the notes, is a direct wholly-owned subsidiary of MarkWest Energy Partners and carries on no independent business other than acting as a co-issuer of the notes and our other senior notes.

          For more details about our ownership structure, please read "Organizational Structure" included in Item 1 in our annual report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference.

Management of MarkWest Energy Partners, L.P.

          Our general partner, which we indirectly own and control, has sole responsibility for conducting our business and for managing our operations. Our common unitholders have the right to elect the members of the board of directors of our general partner at our annual meeting of unitholders.

Principal Executive Offices and Internet Address

          Our principal executive offices are located at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202. We maintain a website at http://www.markwest.com. The information on our website is not part of this prospectus supplement, and you should rely only on information contained in or incorporated by reference herein and any free writing prospectus filed in connection with this offering when making an investment decision.

THE OFFERING

The issuers	MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corporation.
Securities offered	$500,000,000 aggregate principal amount of % Senior Notes due 2020.
Maturity date	, 2020.
Interest payment dates	and of each year, commencing , 2011. Interest will accrue from , 2010.
Optional redemption
We may redeem some or all of the notes at any time on or after , 2015 at the redemption prices listed in this prospectus supplement together with accrued and unpaid interest, if any, to the date of redemption, and we may redeem all of the notes at any time prior to , 2015 at a make-whole redemption price described in this prospectus supplement. In addition, prior to , 2013, we may redeem up to 35% of the aggregate principal amount of the notes with the proceeds of certain equity offerings at the redemption price specified in this prospectus supplement.
Mandatory offer to repurchase
If we sell certain assets and do not reinvest the proceeds or repay senior indebtedness, or if we experience specific kinds of changes of control, we must offer to repurchase notes at the prices, in the amounts and subject to the conditions described in the section "Description of Notes — Repurchase at the Option of Holders."
Subsidiary guarantees
Each of our wholly-owned existing subsidiaries, other than MarkWest Energy Finance Corporation, will guarantee the notes initially and so long as such subsidiary guarantees any of our other debt. Not all of our future subsidiaries will have to become guarantors. If we cannot make payments on the notes when they are due, the guarantor subsidiaries, if any, must make them instead. Please read "Description of Notes — The Guarantees."
Ranking	The notes will be:
• our senior unsecured obligations;
• equal in right of payment with all of our existing and future senior debt;
• senior in right of payment to all of our future subordinated debt;

•       effectively junior in right to payment to our secured debt to the extent of the value of the assets securing the debt, including our obligations in respect of our Amended and Restated Credit Agreement; and

• structurally subordinated to all future liabilities of our subsidiaries that do not guarantee the notes.

Upon the closing of this offering and the application of the net proceeds as indicated in "Use of Proceeds," we anticipate that we and the subsidiary guarantors will have $775.0 million of indebtedness ranking equally in right of payment with the notes offered hereby.
Covenants
We will issue the notes under an indenture with Wells Fargo Bank, National Association, as trustee. The indenture will, among other things, limit our ability and the ability of our restricted subsidiaries to:
• borrow money;
• pay distributions or dividends on equity or purchase, redeem or otherwise acquire equity;
• make investments;
• use assets as collateral in other transactions;
• engage in sale and leaseback transactions;
• sell certain assets or merge with or into other companies;
• engage in transactions with affiliates; and
• engage in unrelated businesses.
For more details, please read "Description of Notes — Covenants."
Covenant termination
If at any time the notes are rated investment grade by both Moody's and S&P and no default has occurred and is continuing under the indenture, certain of the foregoing covenants will terminate and will no longer apply to us or our subsidiaries. Please read "Description of Notes — Covenants — Covenant Termination."
Listing for trading	We do not intend to list the notes for trading on any securities exchange. We can provide no assurance as to the liquidity of, or development of any trading market for, the notes.

Use of proceeds	We intend to use the net proceeds from this offering to fund our pending tender offers and consent solicitations respecting our 2014 Notes, to repay borrowings outstanding under the Credit Facility, to redeem any 2014 Notes not acquired in the tender offers and to provide working capital for general partnership purposes. To the extent any 2014 Notes are not tendered or redeemed or either of the tender offers is not consummated, any remaining net proceeds will be used to repay borrowings outstanding under the Credit Facility and to provide additional working capital for general partnership purposes. Certain of the underwriters or their affiliates are holders of our 2014 Notes and accordingly may receive a portion of the proceeds of this offering in the tender offers described under "Summary — Recent Developments — Tender Offers." Additionally, affiliates of certain of the underwriters are lenders under the Credit Facility and will receive a portion of the proceeds of this offering. Please read "Use of Proceeds."
Risk factors
Investing in the notes involves risks, please read "Risk Factors" beginning on page S-16 of this prospectus supplement and in the documents incorporated by reference, as well as the other cautionary statements throughout this prospectus, for a discussion of factors you should carefully consider before deciding to invest in the notes.

SUMMARY HISTORICAL CONDENSED COMBINED FINANCIAL
AND OPERATING DATA

          The following tables show our summary historical financial and operating data as of and for the periods indicated. We derived the information in the following tables from, and that information should be read together with and is qualified in its entirety by reference to, our historical consolidated financial statements and the accompanying notes included in our annual report on Form 10-K for the year ended December 31, 2009, and our quarterly report on Form 10-Q for the quarter ended June 30, 2010, which are incorporated herein by reference. The tables should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," included in our annual report on Form 10-K for the year ended December 31, 2009, and our quarterly report on Form 10-Q for the quarter ended June 30, 2010, which are incorporated herein by reference.

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(in thousands, except per unit amounts)
Statement of Operations:
Revenues(1)	$685,757	$1,338,490	$738,283	$293,436	$632,229
Operating expenses:
Purchased product costs(1)	503,084	638,273	477,709	215,104	277,416
Facility expenses(1)	70,849	104,326	126,604	62,555	75,460
Selling, general and administrative expenses	72,484	68,975	63,728	30,788	37,927
Depreciation	41,281	67,480	95,537	44,357	58,005
Amortization of intangible assets	16,672	38,483	40,831	20,445	20,386
Loss on disposal of property, plant and equipment	7,743	178	1,677	799	179
Accretion of asset retirement obligations	114	129	198	91	212
Impairment of goodwill and long-lived assets	356	36,351	5,855	5,855	—

Total operating expenses	712,583	954,195	812,139	379,994	469,585

(Loss) income from operations	(26,826)	384,295	(73,856)	(86,558)	162,644
Other income (expense):
Earnings from unconsolidated affiliates	5,309	90	3,505	1,091	1,517
Impairment of unconsolidated affiliate	—	(41,449)	—	—	—
Gain on sale of unconsolidated affiliate	—	—	6,801	—	—
Interest income	4,547	3,769	349	101	763
Interest expense	(39,435)	(64,563)	(87,419)	(40,524)	(49,537)
Amortization of deferred financing costs and discount (a component of interest expense)	(2,983)	(8,299)	(9,718)	(3,437)	(4,892)
Derivative gain related to interest expense(1)	—	—	2,509	—	1,871
Miscellaneous income (expense), net(1)	233	(241)	2,459	1,721	1,053

(Loss) income before provision for income taxes	(59,155)	273,602	(155,370)	(127,606)	113,419
Provision for income tax (benefit) expense	(24,649)	68,830	(42,016)	(28,741)	20,447

Net (loss) income	(34,506)	204,772	(113,354)	(98,865)	92,972

Less: Net (income) loss attributable to non-controlling interest	(4,853)	3,301	(5,314)	1,710	(11,245)

Net (loss) income attributable to the Partnership	$(39,359)	$208,073	$(118,668)	$(97,155)	$81,727

Net (loss) income attributable to the Partnership's common unitholders per common unit
Basic	$(1.72)	$4.02	$(1.97)	$(1.71)	$1.18

Diluted	$(1.72)	$4.02	$(1.97)	$(1.71)	$1.18

Cash distribution declared per common unit	$0.70	$2.06	$2.56	$1.28	$1.28

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(in thousands, except per unit amounts)
Balance Sheet Data (at period end):
Working capital	$21,932	$51,237	$13,536	$324	$95,009
Property, plant and equipment, net	830,809	1,569,525	1,981,644	1,815,616	2,172,619
Total assets	1,524,695	2,673,054	3,014,737	2,830,312	3,245,381
Total long-term debt	552,695	1,172,965	1,170,072	1,339,546	1,164,045
Total equity	563,974	1,207,759	1,379,393	1,219,767	1,649,196
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$133,237	$226,995	$223,101	$114,847	$130,636
Investing activities	(314,792)	(909,265)	(461,753)	(325,797)	(252,843)
Financing activities	170,406	647,896	333,083	264,084	159,326
Other Financial Data:
Net operating margin(2)	$357,835	$444,760	$449,809	$185,401	$320,144
Adjusted EBITDA(3)	$220,384	$289,012	$279,183	$141,780	$161,145
Mainenance capital expenditures(4)	$4,140	$7,161	$7,483	$2,991	$3,312
Growth capital expenditures(4)	312,470	638,624	479,545	322,781	249,948

Total capital expenditures	$316,610	$645,785	$487,028	$325,772	$253,260

(1)
Revenue, purchased product costs, facility expenses and interest expense have been impacted by our commodity derivative instruments. Miscellaneous income (expense), net has been impacted by an embedded derivative related to certain outstanding senior notes. As discussed further in Note 7 to our historical consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2009, which is incorporated herein by reference, volatility in any given period related to unrealized gains and losses on our derivative positions can be significant. The following table summarizes the unrealized and realized losses and gains for the periods indicated:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(in thousands)
Revenue:
Unrealized (loss) gain	$(144,069)	$293,532	$(207,641)	$(151,344)	$58,485
Realized (loss) gain	(15,901)	(15,704)	87,289	76,413	(18,819)
Purchased product costs:
Unrealized (loss) gain	(6,363)	(29,739)	(15,831)	(4,879)	6,174
Realized (loss) gain	(8,829)	7,368	(53,052)	(27,259)	(11,171)
Facility expenses:
Unrealized gain (loss)	14	(644)	373	1,225	(128)
Interest expense:
Unrealized gain (loss)	—	—	509	—	(509)
Realized gain	—	—	2,000	—	2,380
Miscellaneous income (expense), net:
Unrealized gain	—	—	336	91	59

Total derivative (loss) gain	$(175,148)	$254,813	$(186,017)	$(105,753)	$36,471

(2)
We define net operating margin as revenue, excluding any derivative gain (loss), less purchased product costs, excluding any derivative gain (loss). These charges have been excluded for the purpose of enhancing the understanding, by both management and investors of the underlying baseline operating performance of our contractual arrangements, which management uses to evaluate our financial performance for purposes of planning and forecasting. Net operating margin is not a measure calculated in accordance with GAAP and should not be considered in isolation from, or as a substitute for, net income, net income attributable to the Partnership, income from operations or cash flow from operating activities as reflected in our financial statements. Net operating margin does not have any standardized definition and therefore is unlikely to be comparable to similar measures presented by other reporting companies. Our use of net operating margin,

(footnotes continue on next page)

  and the underlying methodology in excluding certain charges, is not necessarily an indication of the results of operations that may be expected in the future, or that we will not, in fact, incur such charges in future periods. The following table reconciles net operating margin to (loss) income from operations, which is the most directly comparable GAAP financial performance measure:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(in thousands)
Revenues	$845,727	$1,060,662	$858,635	$368,367	$592,563
Purchased product costs	487,892	615,902	408,826	182,966	272,419

Net operating margin	357,835	444,760	449,809	185,401	320,144

Facility expenses	70,863	103,682	126,977	63,780	75,332
Derivative loss (gain)	175,148	(254,813)	188,862	105,844	(34,541)
Selling, general and administrative expenses	72,484	68,975	63,728	30,788	37,927
Depreciation	41,281	67,480	95,537	44,357	58,005
Amortization of intangible assets	16,672	38,483	40,831	20,445	20,386
Loss on disposal of property, plant and equipment	7,743	178	1,677	799	179
Accretion of asset retirement obligations	114	129	198	91	212
Impairment of goodwill and long-lived assets	356	36,351	5,855	5,855	—

(Loss) income from operations	$(26,826)	$384,295	$(73,856)	$(86,558)	$162,644

(3)
In general, we define Adjusted EBITDA as net income (loss) adjusted for (i) depreciation, amortization, accretion, and impairment expense; (ii) interest expense; (iii) amortization of deferred financing costs; (iv) losses (gains) on the disposal of property, plant and equipment ("PP&E") and unconsolidated affiliates; (v) non-cash derivative activity; (vi) non-cash compensation expense; (vii) provision for income taxes; (viii) adjustment related to non-wholly owned subsidiaries; (ix) adjustments for cash flow from unconsolidated investments; and (x) losses (gains) relating to other miscellaneous non-cash amounts affecting net income for the period. Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of the Partnership's ongoing business operations. Additionally, we believe Adjusted EBITDA provides useful information to investors for trending, analyzing, and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures.

There are material limitations to using a measure such as Adjusted EBITDA, including the difficulty associated with using it as the sole measure to compare the results of one company to another, and the inability to analyze certain significant items that directly affect a company's net income or loss. Management compensates for these limitations by considering Adjusted EBITDA in conjunction with its analysis of other GAAP financial measures, such as gross profit, net income, net income attributable to the Partnership and cash flow from operating activities. In addition, our calculation of Adjusted EBITDA may not be consistent with similarly titled measures presented by other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP. The following table reconciles Adjusted EBITDA to net (loss) income, which is the most directly comparable GAAP financial performance measure:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(in thousands)
Net (loss) income	$(34,506)	$204,772	$(113,354)	$(98,865)	$92,972
Non-cash compensation expense	20,537	14,871	3,914	2,619	5,009
Non-cash derivative activity	150,418	(263,149)	222,763	154,907	(64,590)
Interest expense (includes derivative activity related to interest expense and excludes interest expense related to the SMR)	42,418	72,862	94,628	43,961	49,975
Depreciation, amortization, impairment, and other non-cash operating expense	66,166	184,382	144,410	71,703	78,938
Provision for income tax	(24,649)	68,830	(42,016)	(28,741)	20,447
Gain on sale of unconsolidated affiliate	—	—	(6,801)	—	—
Adjustment for cash flow from unconsolidated investments	—	6,536	(1,758)	(113)	(361)
Adjustment related to non-wholly owned subsidiaries	—	(92)	(22,603)	(3,691)	(20,765)
Other	—	—	—	—	(480)

Adjusted EBITDA	$220,384	$289,012	$279,183	$141,780	$161,145

(4)
Maintenance capital includes capital expenditures made to maintain our operating capacity and asset base. Growth capital includes expenditures made to expand the existing operating capacity, to increase the efficiency of our existing assets, and to facilitate an increase in volumes within our operations. Growth capital also includes costs associated with new well connections, expenditures for construction, third-party acquisitions and equity investments.

Operating Statistics

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
Southwest
East Texas
Gathering systems throughput (Mcf/d)	413,700	442,900	454,400	457,400	433,900
NGL product sales (gallons)	179,601,000	193,534,100	245,787,000	113,062,600	126,083,300
Oklahoma
Foss Lake gathering systems throughput (Mcf/d)	104,000	95,800	86,600	92,900	72,400
Stiles Ranch gathering system throughput (Mcf/d)(1)	N/A	84,800	89,300	92,200	111,800
Grimes gathering system throughput (Mcf/d)	12,500	12,900	9,700	10,400	8,000
Arapaho NGL product sales (gallons)	87,522,000	79,416,400	126,870,500	59,130,100	59,537,100
Southeast Oklahoma gathering systems throughput (Mcf/d)	114,000	318,700	416,800	411,100	518,100
Arkoma Connector Pipeline throughput (Mcf/d)(2)	N/A	N/A	277,300	N/A	372,700
Other Southwest
Appleby gathering systems throughput (Mcf/d)	58,700	58,400	47,300	53,300	33,100
Other gathering systems throughput (Mcf/d)(3)	8,700	11,000	10,300	10,800	8,800
Northeast
Appalachia(4)
Natural gas processed (Mcf/d)	200,200	202,200	194,600	197,900	196,400
Keep-whole sales (gallons)	126,192,600	140,847,500	145,493,100	84,233,000	76,587,400
Percent-of-proceeds sales (gallons)	43,815,100	53,987,900	99,910,200	39,543,800	57,123,600

Total NGL product sales (gallons)(5)	170,007,700	194,835,400	245,403,300	123,776,800	133,711,000
Michigan
Crude oil transported for a fee (Bbl/d)	14,000	13,300	12,300	12,600	12,500
Liberty(6)
Gathering systems throughput (Mcf/d)	N/A	18,700	53,500	38,500	114,800
NGL product sales (gallons)	N/A	N/A	34,409,000	8,436,200	44,992,700
Gulf Coast
Javelina
Refinery off-gas processed (Mcf/d)	114,500	122,900	120,200	114,600	116,100
Liquids fractionated (Bbl/d)	25,000	24,400	23,200	22,600	22,700

(1)
We acquired the Stiles Ranch gathering system in August 2008, and completed construction of a 60-mile pipeline connecting the system to our Arapaho processing plant in November 2008. The volume reported is the average daily rate for the period of operation.

(2)
We began commercial operation of the Arkoma Connector Pipeline in July 2009. The volume reported is the average daily rate for the period of operation.

(3)
Excludes lateral pipelines where revenue is not based on throughput.

(4)
Includes throughput from the Kenova, Cobb and Boldman processing plants.

(5)
Represents sales at the Siloam NGL fractionation plant. The total NGL product sales exclude 23.3 million gallons, 6.5 million gallons and 23.3 million gallons sold by our Northeast segment on behalf of Liberty for the year ended December 31, 2009, and the six months ended June 30, 2009 and 2010, respectively. These volumes are included in the NGL product sales for Liberty.

(6)
We began natural gas gathering and processing operations in the Marcellus Shale in October 2008. The volume reported is the average daily rate for the period of operation.

RISK FACTORS

          An investment in the notes is subject to a number of risks. You should carefully consider the risk factors beginning on page 5 of the accompanying prospectus and the risk factors included below and those in Item 1A. "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2009 and in our quarterly report on Form 10-Q for the quarter ended June 30, 2010, together with all of the other information included or incorporated by reference in this prospectus supplement. You should consider the following risk factors in evaluating this investment. If any of these risks materialize into actual events, our business, financial condition or results of operations could be adversely affected.

Risks Related to our Business

Our substantial debt and other financial obligations could impair our financial condition, results of operations and cash flows, and our ability to fulfill our debt obligations.

          We have substantial indebtedness and other financial obligations. Subject to the restrictions governing our indebtedness and other financial obligations, including the indentures governing our outstanding notes, we may incur significant additional indebtedness and other financial obligations.

          Our substantial indebtedness and other financial obligations could have important consequences. For example, they could:

  •
  make it more difficult for us to satisfy our obligations with respect to our existing debt;

  •
  impair our ability to obtain additional financings in the future for working capital, capital expenditures, acquisitions, or general partnership and other purposes;

  •
  have a material adverse effect on us if we fail to comply with financial and restrictive covenants in our debt agreements, and an event of default occurs as a result of that failure that is not cured or waived;

  •
  require us to dedicate a substantial portion of our cash flow to payments on our indebtedness and other financial obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, distributions and other general partnership requirements;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

          Furthermore, these consequences could limit our ability, and the ability of our subsidiaries, to obtain future financings, make needed capital expenditures, withstand the prevailing economic uncertainty or any future downturn in our business or the economy in general, conduct operations or otherwise take advantage of business opportunities that may arise. Our Credit Facility contains covenants requiring us to maintain specified financial ratios and satisfy other financial conditions, which may limit our ability to grant liens on our assets, make or own certain investments, enter into any swap contracts other than in the ordinary course of business, merge, consolidate, or sell assets, incur indebtedness senior to our Credit Facility, make distributions on equity investments, and declare or make, directly or indirectly, any distribution on our common units. Our obligations under our Credit Facility are secured by substantially all of our assets and guaranteed by all of our wholly-owned subsidiaries, including our operating company (please read "Description of Other Indebtedness — Credit Facility"). We may be unable to meet those ratios and conditions. Any future breach of any of these covenants or our failure to meet any of these ratios or conditions could result in a default under the terms of our Credit Facility, which could result in acceleration of our debt and other financial obligations. If we were unable to repay those amounts, the lenders could initiate a bankruptcy or liquidation proceeding, or proceed against the collateral.

Global economic conditions may have adverse impacts on our business and financial condition.

          Changes in economic conditions could adversely affect our financial condition and results of operations. A number of economic factors, including, but not limited to, gross domestic product, consumer interest rates, strength of U.S. currency, consumer confidence and debt levels, retail trends, housing starts, sales of existing homes, the level of mortgage refinancing, inflation and foreign currency exchange rates, may generally affect our business. Recessionary economic cycles, higher unemployment rates, higher fuel and other energy costs, and higher tax rates may adversely affect demand for natural gas, NGLs and crude oil. A decline in economic activity and conditions in the United States and any other markets in which we operate could adversely affect our financial condition and results of operations.

          The significant disruption in the global markets and financial systems and the decline in the U.S. economy in 2008, which continued through 2009 and into 2010 has only recently begun to improve, increased both the volatility and the amplitude of the risk associated with the other risk factors identified in this report. In particular, these events impacted our yield and unit price, and substantially increased our cost of capital during 2009. If the prevailing economic uncertainty persists or in the event of renewed turmoil in the financial systems, there could be an incremental tightening in the capital markets. Our ability to access the capital markets may be restricted or be available only on unfavorable terms, which could significantly and adversely impact our ability to execute our long term organic growth projects and meet obligations to our producer customers. Limited access to the capital markets could also adversely impact our ability to otherwise take advantage of business opportunities or react to changing economic and business conditions. Our ability to obtain capital from our Amended and Restated Credit Agreement could be adversely impacted by the failure of one or more of the members of the participating bank group. Ultimately we may be required to substantially reduce our future capital expenditures. The prevailing economic uncertainty could also have an impact on our producers, other customers, or counterparties to our commodity hedging arrangements causing them to fail to meet their obligations to us. These factors could have a material adverse effect on our revenues, income from operations and cash flows and our ability to make payment on the notes. The uncertainty and volatility of the global economy may have further impacts on our business and financial condition that we currently cannot predict or anticipate.

          Furthermore, the current conditions of the global financial markets have contributed, and recent declines in commodity prices may have contributed, to a decline in our unit price and corresponding market capitalization in 2009, and could reoccur in the last quarter of 2010. Continued declines in our market capitalization could result in an additional noncash impairment of our recorded goodwill. Continued declines in commodity prices could have an adverse impact on cash flows from operations that could result in noncash impairments of long-lived assets, as well as other-than-temporary noncash impairments of our equity method investments.

Our profitability and cash flows are affected by the volatility of NGL product and natural gas prices.

          We are subject to significant risks associated with frequent and often substantial fluctuations in commodity prices. In the past, the prices of natural gas and NGLs have been volatile, and we expect this volatility to continue. The New York Mercantile Exchange ("NYMEX") daily settlement price of natural gas for the prompt month contract in 2008 ranged from a high of $13.58 per MMBtu to a low of $5.29 per MMBtu. In 2009, the same index ranged from a high of $6.07 per MMBtu to a low of $2.51 per MMBtu. A composite of the weighted monthly average NGLs price at our Appalachian facilities based on our average NGLs composition in 2008 ranged from a high of approximately $2.24 per gallon to a low of approximately $0.55 per gallon. In 2009, the same composite ranged from approximately $1.44 per gallon to approximately $0.68 per gallon. The markets and prices for natural gas and NGLs depend upon factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

  •
  the level of domestic oil, natural gas and NGL production;

  •
  demand for natural gas and NGL products in localized markets;

  •
  changes in interstate pipeline gas quality specifications;

  •
  imports of crude oil, natural gas and NGLs;

  •
  seasonality;

  •
  the condition of the U.S. economy;

  •
  political conditions in other oil-producing and natural gas-producing countries; and

  •
  government regulation, legislation and policies.

          Our net operating margins under various types of commodity-based contracts are directly affected by changes in NGL product prices and natural gas prices, and thus are more sensitive to volatility in commodity prices than our fee-based contracts. Additionally, our purchase and resale of gas in the ordinary course of business exposes us to significant risk of volatility in gas prices due to the potential difference in the time of the purchases and sales, and the potential existence of a difference in the gas price associated with each transaction. Significant declines in commodity prices could have an adverse impact on cash flows from operations that could result in noncash impairments of long-lived assets, as well as other-than-temporary noncash impairments of our equity method investments.

Relative changes in NGL product and natural gas prices may adversely impact our results due to frac spread, natural gas and liquids exposure.

          Under our keep-whole arrangements, our principal cost is delivering dry gas of an equivalent Btu content to replace Btus extracted from the gas stream in the form of NGLs, or consumed as fuel during processing. The spread between the NGL product sales price and the purchase price of natural gas with an equivalent Btu content is called the "frac spread." Generally, the frac spread and, consequently, the net operating margins are positive under these contracts. In the event natural gas becomes more expensive on a Btu equivalent basis than NGL products, the cost of keeping the producer "whole" results in operating losses.

          Due to timing of gas purchases and liquid sales, direct exposure to changes in market prices of either gas or liquids can be created because there is no longer an offsetting purchase or sale that remains exposed to market pricing. Through our marketing and derivatives activity, direct exposure may occur naturally or we may choose direct price exposure to either gas or liquids when we favor that exposure over frac spread risk. Given that we have derivative positions, adverse movement in prices to the positions we have taken will negatively impact results.

Our commodity derivative activities may reduce our earnings, profitability and cash flows.

          Our operations expose us to fluctuations in commodity prices. We utilize derivative financial instruments related to the future price of crude oil, natural gas and certain NGLs with the intent of reducing volatility in our cash flows due to fluctuations in commodity prices.

          The extent of our commodity price exposure is related largely to the effectiveness and scope of our derivative activities. We have a policy to enter into derivative transactions related to only a portion of the volume of our expected production or fuel requirements and, as a result, we will continue to have direct commodity price exposure to the unhedged portion. Our actual future production or fuel requirements may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the amount that is subject to our derivative financial instruments, we might be forced to settle all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, which could result in a substantial diminution of our liquidity. Additionally, because we primarily use derivative financial instruments relating to the future price of crude oil to mitigate our exposure to NGL price risk, the volatility or our future cash flows and net income may increase if there is a change in the pricing relationship between crude oil and NGLs. As a result of these factors, our hedging activities may not be as effective as we intend in reducing the downside volatility of our cash flows, and in certain circumstances may actually increase the volatility of our cash flows. In addition, our hedging activities are subject to the risks that a counterparty may not perform its obligation under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and our hedging policies and procedures are not properly followed. It is possible that the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved. For further information about our risk management policies and procedures, please read Item 7A. "Quantitative and Qualitative Disclosures About Mark Risk — Commodity Price Risk" in our annual report on Form 10-K for the year ended December 31, 2009.

We conduct risk management activities but we may not accurately predict future commodity price fluctuations and therefore expose us to financial risks and reduce our opportunity to benefit from price increases.

          We evaluate our exposure to commodity price risk from an overall portfolio basis. We have discretion in determining whether and how to manage the commodity price risk associated with our physical and derivative positions.

          To the extent that we do not manage the commodity price risk relating to a position that is subject to commodity price risk, and commodity prices move adversely, we could suffer losses. Such losses could be substantial, and could adversely affect our operations and cash flows and our ability to make payments on the notes. In addition, managing the commodity risk may actually reduce our opportunity to benefit from increases in the market or spot prices.

The enactment of the Dodd-Frank Act could have an adverse impact on our ability to hedge risks associated with our business.

          In July 2010, Congress enacted and the President signed broad financial regulatory reform legislation that, among other things, will impose comprehensive regulation on the OTC derivatives marketplace and will affect the use of derivatives in hedging transactions. The Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") will subject "swap dealers" and "major swap participants" to substantial supervision and regulation, including capital standards, margin requirements, business conduct standards, and recordkeeping and reporting requirements. It also will require central clearing for transactions unless one of the parties is not a swap dealer or major swap participant, is using the transaction to hedge commercial risk and elects not to clear the transaction under the so-called "end-user" exemption. However, the "end-user" exemption does not expressly extend to margin requirements, and uncleared transactions may still be subject to regulated margin requirements. The Dodd-Frank Act delegates significant authority to generally regulate and develop implementing regulations for OTC commodity derivatives to the Commodity Futures Trading Commission ("CFTC") and the Securities and Exchange Commission ("SEC"), including express authority to impose position limits for derivatives related to energy commodities. Separately, in late January 2010, the CFTC proposed regulations that would impose speculative position limits for certain futures and option contracts in natural gas, crude oil, heating oil, and gasoline. These proposed regulations would make an exemption available for certain bona fide hedging of commercial risks. The Dodd-Frank Act and regulations promulgated thereunder will generally become effective one year after the date of enactment of the Act. While we know the substance of the Dodd-Frank Act, it is not possible at this time to predict the final form and substance of the CFTC or the SEC regulations that must be adopted to carry out the Act. The CFTC and the SEC must adopt regulations within one year from the date of enactment of the Dodd-Frank Act. Any such regulations that subject us or our counterparties to additional capital or margin requirements relating to, or to additional restrictions on, our trading and commodity positions could have an adverse effect on our ability to hedge risks associated with our business or on the cost of our hedging activity. We may be unable to hedge a significant portion of our exposure to commodity price risk which could have a material adverse impact on our income from operations and cash flows and our ability to make payments on the notes.

A significant decrease in natural gas production in our areas of operation would reduce our ability to make payments on the notes.

          Our gathering systems are connected to natural gas reserves and wells, from which the production will naturally decline over time, which means that our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our gathering systems and the utilization rate at our processing plants and our treating and fractionation facilities, we must continually obtain new natural gas supplies. Our ability to obtain additional sources of natural gas depends in part on the level of successful drilling activity near our gathering systems.

          We have no control over the level of drilling activity in the areas of our operations, the amount of reserves associated with the wells or the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations and the availability and cost of capital. The cost of capital in the current market environment may make it more difficult for producers to finance drilling programs around our systems which could lead to decreased volumes. In addition, fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. During 2009, we saw decreases in the prices of natural gas in connection with the prevailing economic uncertainty, and we cannot predict if these prices will recover or continue to decline in the future. Declines in natural gas prices, if sustained, could lead to a material decrease in such production activity and ultimately to a decrease in exploration activity.

          Because of these factors, even if new natural gas reserves are discovered in areas served by our assets, producers may choose not to develop those reserves. If we are not able to obtain new supplies of natural gas to replace the natural decline in volumes from existing wells due to reductions in drilling activity or competition, throughput on our pipelines and the utilization rates of our treating and processing facilities would decline, which could have a material adverse effect on our business, results of operations and financial condition and our ability to make payments on the notes.

Alternative financing strategies may not be successful.

          Periodically, we will consider the use of alternative financing strategies such as joint venture arrangements and the sale of non-strategic assets. Joint venture agreements may not share the risks and rewards of ownership in proportion to the voting interests. Joint venture arrangements may require us to pay certain costs or to make certain capital investments and we may have little control over the amount or the timing of these payments and investments. We may not be able to negotiate terms that adequately reimburse us for our costs to fulfill service obligations for those joint ventures where we are the operator. In addition, our joint venture partners may be unable to meet their economic or other obligations and we may be required to fulfill those obligations alone.

          We may periodically sell assets or portions of our business. Separating the existing operations from our assets or operations of which we dispose may result in significant expense and accounting charges, disrupt our business or divert management's time and attention. We may not achieve expected cost savings from these dispositions or the proceeds from sales of assets or portions of our business may be lower than the net book value of the assets sold. We may not be relieved of all of our obligations related to the assets or businesses sold. These factors could have a material adverse effect on our revenues, income from operations and cash flows and our ability to make payments on the notes.

We depend on third parties for the natural gas and refinery off-gas we process, and the NGLs we fractionate at our facilities, and a reduction in these quantities could reduce our revenues and cash flow.

          Although we obtain our supply of natural gas, refinery off-gas and NGLs from numerous third-party producers, a significant portion comes from a limited number of key producers/suppliers who are committed to us under processing contracts. According to these contracts or other supply arrangements, however, the producers are usually under no obligation to deliver a specific quantity of natural gas or NGLs to our facilities. If these key suppliers, or a significant number of other producers, were to decrease the supply of natural gas or NGLs to our systems and facilities for any reason, we could experience difficulty in replacing those lost volumes. Because our operating costs are primarily fixed, a reduction in the volumes of natural gas or NGLs delivered to us would result not only in a reduction of revenues, but also a decline in net income and cash flow.

Growing our business by constructing new pipelines and processing and treating facilities subjects us to construction risks and risks that natural gas supplies will not be available upon completion of the facilities.

          One of the ways we intend to grow our business is through the construction of additions to our existing gathering systems and construction of new gathering, processing and treating facilities. The construction of gathering, processing and treating facilities requires the expenditure of significant amounts of capital, which may exceed our expectations, and involves numerous regulatory, environmental, political, legal and inflationary uncertainties, which may delay our construction activities. If we undertake these projects, we may not be able to complete them on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we build a new pipeline, the construction will occur over an extended period of time, and we will not receive any material increases in revenues until after completion of the project, if at all.

          Furthermore, we may have only limited natural gas supplies committed to these facilities prior to their construction. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which anticipated production growth does not materialize. We may also rely on estimates of proved reserves in our decision to construct new pipelines and facilities, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of proved reserves. As a result, new facilities may not be able to attract enough natural gas to achieve our expected investment return, which could adversely affect our operations and cash flows and our ability to make payments on the notes.

The fees charged to third parties under our gathering, processing, transmission, transportation, fractionation and storage agreements may not escalate sufficiently to cover increases in costs, or the agreements may not be renewed or may be suspended in some circumstances.

          Our costs may increase at a rate greater than the fees we charge to third parties. Furthermore, third parties may not renew their contracts with us. Additionally, some third parties' obligations under their agreements with us may be permanently or temporarily reduced due to certain events, some of which are beyond our control, including force majeure events wherein the supply of either natural gas, NGLs or crude oil are curtailed or cut off. Force majeure events include (but are not limited to): revolutions, wars, acts of enemies, embargoes, import or export restrictions, strikes, lockouts, fires, storms, floods, acts of God, explosions and mechanical or physical failures of equipment affecting our facilities or facilities of third parties. If the escalation of fees is insufficient to cover increased costs, if third parties do not renew or extend their contracts with us or if any third party suspends or terminates its contracts with us, our financial results would suffer.

We are exposed to the credit risks of our key customers, and any material nonpayment or nonperformance by our key customers could reduce our ability to make payments on the notes.

          We are subject to risks of loss resulting from nonpayment or nonperformance by our customers. Any material nonpayment or nonperformance by our key customers could reduce our ability to make payments on the notes. The prevailing economic uncertainty may increase this risk. Furthermore, some of our customers may be highly leveraged and subject to their own operating and regulatory risks, which increases the risk that they may default on their obligations to us.

We may not be able to retain existing customers, or acquire new customers, which would reduce our revenues and limit our future profitability.

          The renewal or replacement of existing contracts with our customers at rates sufficient to maintain current revenues and cash flows depends on a number of factors beyond our control, including competition from other gatherers, processors, pipelines and fractionators, and the price of, and demand for, natural gas, NGLs and crude oil in the markets we serve. Our competitors include large oil, natural gas, refining and petrochemical companies, some of which have greater financial resources, more numerous or greater capacity pipelines, processing and other facilities, and greater access to natural gas and NGL supplies than we do. Additionally, our customers that gather gas through facilities that are not otherwise dedicated to us may develop their own processing and fractionation facilities in lieu of using our services. Certain of our competitors may also have advantages in competing for acquisitions, or other new business opportunities, because of their financial resources and synergies in operations.

          As a consequence of the increase in competition in the industry, and the volatility of natural gas prices, end-users and utilities are reluctant to enter into long-term purchase contracts. Many end-users purchase natural gas from more than one natural gas company and have the ability to change providers at any time. Some of these end-users also have the ability to switch between gas and alternative fuels in response to relative price fluctuations in the market. Because there are numerous companies of greatly varying size and financial capacity that compete with us in the marketing of natural gas, we often compete in the end-user and utilities markets primarily on the basis of price. The inability of our management to renew or replace our current contracts as they expire and to respond appropriately to changing market conditions could affect our profitability. For more information regarding our competition, please read Item 1. "Business — Competition" in our annual report on Form 10-K for the year ended December 31, 2009.

Transportation on certain of our pipelines may be subject to federal or state rate and service regulation, and the imposition and/or cost of compliance with such regulation could adversely affect our operations and cash flows and our ability to make payments on the notes.

          Some of our gas, liquids and crude oil transmission operations are subject to rate and service regulations under FERC or various state regulatory bodies, depending upon jurisdiction. FERC generally regulates the transportation of natural gas and oil in interstate commerce, and FERC's regulatory authority includes: facilities construction, acquisition, extension or abandonment of services or facilities; accounts and records; and depreciation and amortization policies. FERC's action in any of these areas or modifications of its current regulations can adversely impact our ability to compete for business, the costs we incur in our operations, the construction of new facilities or our ability to recover the full cost of operating our pipelines. Intrastate natural gas pipeline operations and transportation on proprietary natural gas or petroleum products pipelines are generally not subject to regulation by FERC, and the Natural Gas Act, which is referred to as "NGA," specifically exempts some gathering systems. Yet such operations may still be subject to regulation by various state agencies. The applicable statutes and regulations generally require that our rates and terms and conditions of service provide no more than a fair return on the aggregate value of the facilities used to render services. We cannot assure noteholders that FERC will not at some point determine that such gathering and transportation services are within its jurisdiction, and regulate such services. FERC rate cases can involve complex and expensive proceedings. For more information regarding regulatory matters that could affect our business, please read Item 1. "Business — Regulatory Matters" in our annual report on Form 10-K for the year ended December 31, 2009.

Some of our natural gas and crude oil transportation operations are subject to FERC's rate-making policies that could have an adverse impact on our ability to establish rates that would allow us to recover the full cost of operating our pipelines including a reasonable return.

          Action by FERC on currently pending matters as well as matters arising in the future could adversely affect our ability to establish reasonable rates that cover operating costs and allow for a reasonable return. An adverse determination in any future rate proceeding brought by or against us could have a material adverse effect on our business, financial condition and results of operations.

          For example, one such matter relates to FERC's policy regarding allowances for income taxes in determining a regulated entity's cost of service. In May 2005, FERC adopted a policy statement ("Policy Statement"), stating that it would permit entities owning public utility assets, including oil pipelines, to include an income tax allowance in such utilities' cost-of-service rates to reflect actual or potential tax liability attributable to their public utility income, regardless of the form of ownership. Pursuant to the Policy Statement, a tax pass-through entity seeking such an income tax allowance would have to establish that its partners or members have an actual or potential income tax obligation on the entity's public utility income. This tax allowance policy was upheld by the D.C. Circuit in May 2007. Whether a pipeline's owners have actual or potential income tax liability will be reviewed by FERC on a case-by-case basis. How the Policy Statement is applied in practice to pipelines owned by publicly traded partnerships could impose limits on our ability to include a full income tax allowance in cost of service.

If we are unable to obtain new rights-of-way or the cost of renewing existing rights-of-way increases, then we may be unable to fully execute our growth strategy, which may adversely affect our operations and cash flows and our ability to make payments on the notes.

          The construction of additions to our existing gathering assets or in the expansion of Liberty may require us to obtain new rights-of-way prior to constructing new pipelines and other transportation facilities. We may be unable to obtain such rights-of-way to connect new natural gas supplies to our existing gathering lines, to connect our existing facilities to new natural gas or natural gas liquids markets, or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to renew existing rights-of-way. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, it may adversely affect our operations and cash flows and our ability to make payments on the notes.

We are indemnified for liabilities arising from an ongoing remediation of property on which certain of our facilities are located and our results of operation and our ability to make payments on the notes could be adversely affected if the indemnifying party fails to perform its indemnification obligation.

          Columbia Gas is the previous or current owner of the property on which our Kenova, Boldman, Cobb, Kermit and Majorsville facilities are located and is the previous operator of our Boldman and Cobb facilities. Columbia Gas has been or is currently involved in investigatory or remedial activities with respect to the real property underlying the Boldman, Cobb and Majorsville facilities pursuant to an "Administrative Order by Consent for Removal Actions" entered into by Columbia Gas and the U.S. Environmental Protection Agency and, in the case of the Boldman facility, an "Agreed Order" with the Kentucky Natural Resources and Environmental Protection Cabinet.

          Columbia Gas has agreed to retain sole liability and responsibility for, and to indemnify us against, any environmental liabilities associated with these regulatory orders or the real property underlying these facilities to the extent such liabilities arose prior to the effective date of the agreements pursuant to which such properties were acquired or leased from Columbia Gas. Our results of operation and our ability to make payments on the notes could be adversely affected if in the future Columbia Gas fails to perform under the indemnification provisions of which we are the beneficiary.

Our business is subject to federal, regional, state and local laws and regulations with respect to environmental, safety and other regulatory matters, and the violation of, or the cost of compliance with, such laws and regulations could adversely affect our operations and cash flows and our ability to make payments on the notes.

          Numerous governmental agencies enforce comprehensive and stringent federal, state, regional and local laws and regulations on a wide range of environmental, safety and other regulatory matters. We could be adversely affected by increased costs due to stricter pollution-control requirements or liabilities resulting from non-compliance with operating or other regulatory permits. Strict and, under certain circumstances, joint and several liability may be incurred without regard to fault, or the legality of the original conduct, under certain of the environmental laws for remediation of contaminated areas, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, and analogous state laws. Private parties, including the owners of properties located near our storage, fractionation and processing facilities or through which our pipeline systems pass, also may have the right to pursue legal actions to enforce compliance, as well as seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. New, more stringent environmental laws, regulations and enforcement policies might adversely influence our products and activities, and existing laws, regulations and policies could be reinterpreted or modified to impose additional requirements or constraints on our operations. Federal, regional, state and local agencies also could impose additional safety requirements, any of which could affect our profitability. Local governments may adopt more stringent zoning ordinances requiring the relocation of our facilities or increasing our costs to construct and operate our facilities. In addition, we face the risk of accidental releases or spills associated with our operations. These could result in material costs and liabilities, including those relating to claims for damages to property, natural resources and persons. Our failure to comply with environmental or safety-related laws and regulations could result in administrative, civil and criminal penalties, the imposition of investigatory and remedial obligations and even injunctions that restrict or prohibit some or all of our operations. For more information regarding the environmental, safety and other regulatory matters that could affect our business, please read Item 1. "Business — Regulatory Matters", "Item 1. Business — Environmental Matters", and Item 1. "Business — Pipeline Safety Regulations", each as set forth in our annual report on Form 10-K for the year ended December 31, 2009.

Climate change legislation or regulations restricting emissions of "greenhouse gasses" could result in increased operating costs and reduced demand for our midstream services.

          On December 15, 2009, the U.S. EPA published its findings that emissions of carbon dioxide, methane and other greenhouse gases, or "GHGs," present an endangerment to public heath and the environment because emissions of such gasses are, according to the EPA, contributing to the warming of the earth's atmosphere and other climate changes. These findings allow the EPA to adopt and implement regulations that would restrict emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has adopted two sets of regulations under the Clean Air Act. The first limits emissions of GHGs from motor vehicles beginning with the 2012 model year. The EPA has asserted that these final motor vehicle GHG emission standards trigger Clean Air Act construction and operating permit requirements for stationary sources, commencing when the motor vehicle standards take effect on January 2, 2011. On June 3, 2010, the EPA published its final rule to address the permitting of GHG emissions from stationary sources under the Prevention of Significant Deterioration, or "PSD," and Title V permitting programs. This rule "tailors" these permitting programs to apply to certain stationary sources of GHG emissions in a multi-step process, with the largest sources first subject to permitting. It is widely expected that facilities required to obtain PSD permits for their GHG emissions also will be required to reduce those emissions according to "best available control technology" standards for GHG that have yet to be developed. Most recently, on August 12, 2010, the EPA proposed two actions to govern the implementation of PSD permitting requirements for GHGs in states whose existing State Implementation Plans ("SIPs") do not accommodate the regulation of GHGs. First, the EPA has proposed to issue a "Finding of Substantial Inadequacy" and SIP Call to 13 such states. Second, the EPA has proposed to establish a Federal Implementation Plan in any state that does not revise its SIP to accommodate GHG permitting. Also, on October 30, 2009, the EPA published a final rule requiring the reporting of GHG emissions from specified large GHG emission sources in the United States on an annual basis, beginning in 2011 for emissions occurring after January 1, 2010. On April 12, 2010, the EPA proposed to expand this GHG reporting rule to include onshore oil and natural gas production, processing, transmission, storage, and distribution facilities. If the proposed rule is finalized as proposed, reporting of GHG emissions from such facilities would be required on an annual basis, with reporting beginning in 2012 for emissions occurring in 2011.

          In addition, both houses of Congress have actively considered legislation to reduce emissions of GHGs, and almost one-half of the states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions or major producers of fuels to acquire and surrender emission allowances, with the number of allowances available for purchase reduced each year until the overall GHG emission reduction goal is achieved. The adoption of any legislation or regulations that requires reporting of GHGs or otherwise limits emissions of GHGs from our equipment and operations could require us to incur costs to monitor and report on GHG emissions or reduce emissions of GHGs associated with our operations, and such requirements also could adversely affect demand for our midstream services. Finally, it should be noted that some scientists have concluded that increasing concentrations of greenhouse gases in the Earth's atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events; if any such effects were to occur, they could have an adverse effect on our assets and operations.

Federal legislation and state legislative and regulatory initiatives relating to hydraulic fracturing could result in reduced volumes available for us to gather, process and fractionate.

          Congress is currently considering two companions bills for the "Fracturing Responsibility and Awareness of Chemicals Act," or "FRAC Act." The bills would repeal an exemption in the federal Safe Drinking Water Act ("SWDA") for the underground injection of hydraulic fracturing fluids near drinking water sources. Hydraulic fracturing is an important and commonly used process for the completion of natural gas, and to a lesser extent, oil wells in shale formations, and involves the pressurized injection of water, sand and chemicals into rock formations to stimulate natural gas production. Sponsors of the FRAC Act have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. If enacted, the FRAC Act could result in additional regulatory burdens such as permitting, construction, financial assurance, monitoring, recordkeeping, and plugging and abandonment requirements. The FRAC Act also proposes requiring the disclosure of chemical constituents used in the fracturing process to state or federal regulatory authorities, who would then make such information publicly available. The availability of this information could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. In addition, various state and local governments are considering increased regulatory oversight of hydraulic fracturing through additional permit requirements, operational restrictions, and temporary or permanent bans on hydraulic fracturing in certain environmentally sensitive areas such as watersheds. The adoption of the FRAC Act or any other federal or state laws or regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process could make it more difficult to complete natural gas wells in shale formations and increase our producers' costs of compliance. This could significantly reduce the volumes that we gather, process and fractionate which could adversely impact our earnings, profitability and cash flows.

The amount of gas we process, gather and transmit, or the crude oil we gather and transport, may be reduced if the pipelines to which we deliver the natural gas or crude oil cannot, or will not, accept the gas or crude oil.

          All of the natural gas we process, gather and transmit is delivered into pipelines for further delivery to end-users. If these pipelines cannot, or will not, accept delivery of the gas due to downstream constraints on the pipeline or changes in interstate pipeline gas quality specifications, we will be forced to limit or stop the flow of gas through our pipelines and processing systems. In addition, interruption of pipeline service upstream of our processing facilities would limit or stop flow through our processing facilities. Likewise, if the pipelines into which we deliver crude oil are interrupted, we will be limited in, or prevented from conducting, our crude oil transportation operations. Any number of factors beyond our control could cause such interruptions or constraints on pipeline service, including necessary and scheduled maintenance, or unexpected damage to the pipeline. Because our revenues and net operating margins depend upon (1) the volumes of natural gas we process, gather and transmit, (2) the throughput of NGLs through our transportation, fractionation and storage facilities and (3) the volume of crude oil we gather and transport, any reduction of volumes could adversely affect our operations and cash flows and our ability to make payments on the notes.

Interruptions in operations at any of our facilities may adversely affect our operations and cash flows and our ability to make payments on the notes.

          Our operations depend upon the infrastructure that we have developed, including processing and fractionation plants, storage facilities, and various means of transportation. Any significant interruption at these facilities or pipelines, or our inability to transmit natural gas or NGLs, or to transport crude oil to or from these facilities or pipelines for any reason, would adversely affect our operations and cash flows and our ability to make payments on the notes.

          Operations at our facilities could be partially or completely shut down, temporarily or permanently, as the result of circumstances not within our control, such as:

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  unscheduled turnarounds or catastrophic events at our physical plants;

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  labor difficulties that result in a work stoppage or slowdown; and

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  a disruption in the supply of crude oil to our crude oil pipeline, natural gas to our processing plants or gathering pipelines, or a disruption in the supply of NGLs to our transportation pipeline and fractionation facility.

Due to our lack of asset diversification, adverse developments in our gathering, processing, transportation, transmission, fractionation and storage businesses could reduce our operations and cash flows and our ability to make payments on the notes.

          We rely exclusively on the revenues generated from our gathering, processing, transportation, transmission, fractionation and storage businesses. An adverse development in one of these businesses would have a significantly greater impact on our operations and cash flows available for payments on the notes than if we maintained more diverse assets.

We may not be able to successfully execute our business plan and may not be able to grow our business, which could adversely affect our operations and cash flows and our ability to make payments on the notes.

          Our ability to successfully operate our business, generate sufficient cash to make payments on the notes, and to allow for growth, is subject to a number of risks and uncertainties. Similarly, we may not be able to successfully expand our business through acquiring or growing our assets, because of various factors, including economic and competitive factors beyond our control. If we are unable to grow our business, or execute on our business plan including increasing or maintaining distributions, the market price of the common units is likely to decline.

We are subject to operating and litigation risks that may not be covered by insurance.

          Our industry is subject to numerous operating hazards and risks incidental to processing, transporting, fractionating and storing natural gas and NGLs and to transporting and storing crude oil. These include:

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  damage to pipelines, plants, related equipment and surrounding properties caused by floods, hurricanes, and other natural disasters and acts of terrorism;

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  inadvertent damage from construction and farm equipment;

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  leakage of crude oil, natural gas, NGLs and other hydrocarbons;

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  fires and explosions; and

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  other hazards, including those associated with high-sulfur content, or sour gas that could also result in personal injury and loss of life, pollution and suspension of operations.

          As a result, we may be a defendant in various legal proceedings and litigation arising from our operations. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. Market conditions could cause certain insurance premiums and deductibles to become unavailable, or available only for reduced amounts of coverage. For example, insurance carriers now require broad exclusions for losses due to war risk and terrorist acts. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our operations and cash flows and our ability to make payments on the notes.

Our business may suffer if any of our key senior executives or other key employees discontinues employment with us or if we are unable to recruit and retain highly skilled staff.

          Our future success depends to a large extent on the services of our key employees. Our business depends on our continuing ability to recruit, train and retain highly qualified employees, including accounting, business operations, finance and other key back-office and mid-office personnel. The competition for these employees is intense, and the loss of these employees could harm our business. Our equity based long-term incentive plans are a significant component of our strategy to retain key employees. Further, our ability to successfully integrate acquired companies or handle complexities related to managing joint ventures depends in part on our ability to retain key management and existing employees at the time of the acquisition or joint venture transaction.

A shortage of skilled labor may make it difficult for us to maintain labor productivity, and competitive costs could adversely affect our operations and cash flows and our ability to make payments on the notes.

          Our operations require skilled and experienced laborers with proficiency in multiple tasks. In recent years, a shortage of workers trained in various skills associated with the midstream energy business has caused us to conduct certain operations without full staff, which decreases our productivity and increases our costs. This shortage of trained workers is the result of the previous generation's experienced workers reaching the age for retirement, combined with the difficulty of attracting new laborers to the midstream energy industry. Thus, this shortage of skilled labor could continue over an extended period. If the shortage of experienced labor continues or worsens, it could have an adverse impact on our labor productivity and costs and our ability to expand production in the event there is an increase in the demand for our products and services, which could adversely affect our operations and cash flows and our ability to make payments on the notes.

If we do not make acquisitions on economically acceptable terms, our future growth may be limited.

          Our ability to grow depends in part on our ability to make acquisitions that result in an increase in the cash generated from operations per unit. If we are unable to make these accretive acquisitions because we are (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms, or (3) outbid by competitors, then our future growth will be limited.

If we are unable to timely and successfully integrate our future acquisitions, our future financial performance may suffer, and we may fail to realize all of the anticipated benefits of the transaction.

          Our future growth will depend in part on our ability to integrate our future acquisitions. We cannot guarantee that we will successfully integrate any acquisitions into our existing operations, or that we will achieve the desired profitability and anticipated results from such acquisitions. Failure to achieve such planned results could adversely affect our operations and cash flows and our ability to make payments on the notes.

          The integration of acquisitions with our existing business involves numerous risks, including:

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  operating a significantly larger combined organization and integrating additional midstream operations into our existing operations;

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  difficulties in the assimilation of the assets and operations of the acquired businesses, especially if the assets acquired are in a new business segment or geographical area;

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  the loss of customers or key employees from the acquired businesses;

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  the diversion of management's attention from other existing business concerns;

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  the failure to realize expected synergies and cost savings;

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  coordinating geographically disparate organizations, systems and facilities;

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  integrating personnel from diverse business backgrounds and organizational cultures; and

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  consolidating corporate and administrative functions.

          Further, unexpected costs and challenges may arise whenever businesses with different operations or management are combined, and we may experience unanticipated delays in realizing the benefits of an acquisition. Following an acquisition, we may discover previously unknown liabilities including those under the same stringent environmental laws and regulations relating to releases of pollutants into the environment and environmental protection as are applicable to our existing plants, pipelines and facilities. If so, our operation of these new assets could cause us to incur increased costs to address these liabilities or to attain or maintain compliance with such requirements. If we consummate any future acquisition, our capitalization and results of operation may change significantly, and unitholders will not have the opportunity to evaluate the economic, financial and other relevant information that we will consider in determining the application of these funds and other resources.

Terrorist attacks aimed at our facilities could adversely affect our business.

          Since the September 11, 2001 terrorist attacks, the U.S. government has issued warnings that energy assets, specifically the nation's pipeline infrastructure, may be future targets of terrorist organizations. These developments will subject our operations to increased risks. Any future terrorist attack that may target our facilities, those of our customers and, in some cases, those of other pipelines, could have a material adverse effect on our business.

We have partial ownership interests in a number of joint venture legal entities, including Liberty Midstream, Markwest Pioneer, Wirth Gathering, and Centrahoma, which could adversely affect our ability to control certain decisions of these entities. In addition, we may be unable to control the amount of cash we will receive from the operation of these entities and where we do not have control, we could be required to contribute significant cash to fund our share of their operations, which could adversely affect our ability to make payments on the notes.

          Our inability, or limited ability, to control certain aspects of management of joint venture legal entities that we have a partial ownership interest in may mean that we will not receive the amount of cash we expect to be distributed to us. In addition, for entities where we have a non-controlling ownership interest such as in Centrahoma we will be unable to control ongoing operational decisions, including the incurrence of capital expenditures that we may be required to fund. Specifically,

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  We may have limited ability to influence certain management decisions with respect to these entities and their subsidiaries, including decisions with respect to incurrence of expenses and distributions to us;

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  These entities may establish reserves for working capital, capital projects, environmental matters and legal proceedings which would otherwise reduce cash available for distribution to us;

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  These entities may incur additional indebtedness, and principal and interest made on such indebtedness may reduce cash otherwise available for distribution to us; and

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  These entities may require us to make additional capital contributions to fund working capital and capital expenditures, our funding of which could reduce the amount of cash otherwise available for distribution.

          All of these things could significantly and adversely impact our ability to make payments on the notes.

Certain changes in accounting and/or financial reporting standards issued by the FASB, the SEC or other standard-setting bodies could have a material adverse impact on our financial position or results of operations.

          We are subject to the application of GAAP, which periodically is revised and/or expanded. As such, we periodically are required to adopt new or revised accounting and/or financial reporting standards issued by recognized accounting standard setters or regulators, including the FASB and the SEC. It is possible that future requirements, including the recently proposed implementation of International Financial Reporting Standards ("IFRS"), could change our current application of GAAP, resulting in a material adverse impact on our financial position or results of operations.

The potential requirement to convert our financial statements from being prepared in conformity with GAAP to IFRS may strain our resources and increase our annual expenses.

          As a public entity, the SEC may require in the future that we report our financial results under IFRS instead of GAAP. IFRS is a set of accounting principles that has been gaining acceptance on a worldwide basis. These standards are published by the London-based International Accounting Standards Board and are more focused on objectives and principles and less reliant on detailed rules than GAAP. Today, there remain significant and material differences in several key areas between GAAP and IFRS which would affect us. Additionally, GAAP provides specific guidance in classes of accounting transactions for which equivalent guidance in IFRS does not exist. The adoption of IFRS is highly complex and would have an impact on many aspects and operations of us, including but not limited to financial accounting and reporting systems, internal controls, taxes, borrowing covenants and cash management. It is expected that a significant amount of time, internal and external resources and expenses over a multi-year period would be required for this conversion.

Risks Related to the Notes

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets.

          We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the partnership interests, stock and the other equity interests in our subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, our Amended and Restated Credit Agreement and applicable state business organization laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, or to repurchase the notes upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes or obtain the funds to pay principal or interest on the notes.

Payment of principal and interest on the notes will be effectively subordinated to our senior secured debt to the extent of the value of the assets securing that debt and structurally subordinated to the liabilities of any of our subsidiaries that do not guarantee the notes.

          The notes are effectively subordinated to claims of our secured creditors and the subsidiary guarantees are effectively subordinated to the claims of our secured creditors as well as the secured creditors of our subsidiary guarantors. As of October 15, 2010, we and our subsidiary guarantors had $27.6 million in aggregate principal amount of secured indebtedness outstanding (excluding $27.4 million of outstanding letters of credit). Holders of our secured obligations, including obligations under our Amended and Restated Credit Agreement, will have claims that are prior to claims of the holders of the notes with respect to the assets securing those obligations. In the event of a liquidation, dissolution, reorganization, bankruptcy or any similar proceeding, our assets and those of our subsidiaries will be available to pay obligations on the notes and the guarantees only after holders of our senior secured debt have been paid the value of the assets securing such debt. Although all of our wholly-owned subsidiaries, other than MarkWest Energy Finance Corporation, the co-issuer of the notes, will initially guarantee the notes, in the future, under certain circumstances, the guarantees are subject to release and we may have subsidiaries that are not guarantors. In that case, the notes would be structurally subordinated to the claims of all creditors, including trade creditors and tort claimants, of our subsidiaries that are not guarantors. In the event of the liquidation, dissolution, reorganization, bankruptcy or similar proceeding of the business of a subsidiary that is not a guarantor, creditors of that subsidiary would generally have the right to be paid in full before any distribution is made to us or the holders of the notes. Accordingly, there may not be sufficient funds remaining to pay amounts due on all or any of the notes.

We require a significant amount of cash to service our indebtedness. Our ability to generate cash depends on many factors beyond our control.

          Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

          We cannot assure you that we will generate sufficient cash flow from operations or that future borrowings will be available to us under our Amended and Restated Credit Agreement or otherwise in an amount sufficient to enable us to pay our indebtedness, including these notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including outstanding indebtedness pursuant to our Amended and Restated Credit Agreement and the notes, on commercially reasonable terms or at all.

We distribute all of our available cash to our unitholders and we are not required to accumulate cash for the purpose of meeting our future obligations to our noteholders, which may limit the cash available to service the notes.

          Subject to the limitations on restricted payments contained in the indenture governing the notes and in our Amended and Restated Credit Agreement and other indebtedness, we distribute all of our "available cash" each quarter to our limited partners and our general partner. "Available cash" is defined in our partnership agreement, and it generally means, for each fiscal quarter:

  •
  all cash and cash equivalents on hand at the end of the quarter (excluding cash at MarkWest Hydrocarbon);

  •
  less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments, or other agreements; or

  •
  provide funds for distributions to unitholders for any one or more of the next four quarters;

  •
  plus all cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our Credit Facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

          As a result, we do not expect to accumulate significant amounts of cash. Depending on the timing and amount of our cash distributions, these distributions could significantly reduce the cash available to us in subsequent periods to make payments on the notes.

We may not be able to fund a change of control offer.

          In the event of a change of control, we will be required, subject to certain conditions, to offer to purchase all outstanding notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. If a change of control were to occur today, we would not have sufficient funds available to purchase all of the outstanding notes were they to be tendered in response to an offer made as a result of a change of control. We cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control in the future. Furthermore, certain change of control events would constitute an event of default under our Credit Facility. Please read "Description of Notes — Repurchase at the Option of Holders — Change of Control."

Many of the covenants contained in the indenture will terminate if the notes are rated investment grade by both Standard & Poor's and Moody's and no default has occurred and is continuing.

          Many of the covenants in the indenture governing the notes will terminate if the notes are rated investment grade by both Standard & Poor's and Moody's provided at such time no default or event of default has occurred and is continuing. The covenants will restrict, among other things, our ability to pay dividends, incur debt, and to enter into certain other transactions. There can be no assurance that the notes will ever be rated investment grade. However, termination of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force, and the effects of any such transactions will be permitted to remain in place even if the notes are subsequently downgraded below investment grade. Please read "Description of Notes — Covenant Termination."

The subsidiary guarantees could be deemed fraudulent conveyances under certain circumstances, and a court may try to subordinate or void the subsidiary guarantees.

          Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a subsidiary guarantee could be voided, or claims in respect of a subsidiary guarantee could be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee:

  •
  received less than reasonably equivalent value or fair consideration for the incurrence of such subsidiary guarantee; and

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which the subsidiary guarantor's remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

          In addition, any payment by that subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to the subsidiary guarantor, or to a fund for the benefit of the creditors of the subsidiary guarantor. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability, including contingent liabilities, on its existing debts, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

Your ability to transfer the notes may be limited by the absence of a trading market.

          The notes will be new securities for which currently there is no trading market. Although the underwriters have informed us that they currently intend to make a market in the notes, they are not obligated to do so. In addition, they may discontinue any such market making at any time without notice. The liquidity of any market for the notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. Historically, the market for noninvestment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any such disruption may adversely affect the noteholders' ability to transfer the notes.

Risks Related to our Ownership Structure

Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity level taxation by states. If the Internal Revenue Service ("IRS") treats us as a corporation or we become subject to entity level taxation for state tax purposes, it would substantially reduce our ability to make payments on the notes.

          If we were classified as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rate. Treatment of us as a corporation would cause a material reduction in our anticipated cash flow, which would materially and adversely affect our ability to make payments on the notes. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships to entity level taxation through the imposition of state income, franchise or other forms of taxation. Imposition of such forms of taxation would reduce our cash flow. You are urged to read "Certain United States Federal Income Tax Considerations" for a discussion of the expected material federal income tax consequences of the acquisition, ownership and disposition of the notes.

USE OF PROCEEDS

          We expect the net proceeds from this offering to be approximately $490.8 million, after deducting estimated fees and expenses payable by us (including underwriting discounts and commissions). We intend to use the net proceeds from this offering to fund our pending tender offers and consent solicitations described in "Summary — Recent Developments — Tender Offers", to repay borrowings outstanding under the Credit Facility, to redeem any 2014 Notes not acquired in the tender offers and to provide working capital for general partnership purposes. Assuming that all of our existing 2014 Notes are tendered for repurchase on November 2, 2010, we will use approximately $397.7 million of the net proceeds for such purpose (including accrued and unpaid interest and the consent fees), approximately $27.6 million of the net proceeds to repay borrowings outstanding under the Credit Facility and the remaining net proceeds to provide working capital for general partnership purposes. To the extent any 2014 Notes are not tendered or redeemed or either of our tender offers is not consummated, any remaining net proceeds will be used to repay borrowings outstanding under the Credit Facility and to provide additional working capital for general partnership purposes.

          As of October 15, 2010, the outstanding balance of the Credit Facility, which matures on July 1, 2015, was approximately $27.6 million (excluding $27.4 million of outstanding letters of credit), and the weighted average interest rate of the Credit Facility was 5.0%.

          Certain of the underwriters or their affiliates are holders of our 2014 Notes and accordingly may receive a portion of the proceeds of this offering in the tender offers described under "Summary — Recent Developments — Tender Offers." Additionally, affiliates of certain of the underwriters are lenders under the Credit Facility and will receive a portion of the proceeds of this offering.

 CAPITALIZATION

          The following table sets forth our consolidated cash and cash equivalents and our consolidated capitalization as of June 30, 2010:

  •
  on an actual basis; and

  •
  on a pro forma basis to give effect to the issuance of the notes in this offering and the application of the net proceeds of this offering in the manner described under "Use of Proceeds."

          This table is derived from, should be read together with, and is qualified in its entirety by reference to the information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited consolidated financial statements, including the related notes, contained in our quarterly report on Form 10-Q for the quarter ended June 30, 2010, which is incorporated by reference in this prospectus supplement.

	As of June 30, 2010
	Actual	Pro Forma
	(in thousands)
Cash and cash equivalents(1)	$134,871	$

Total debt:
Credit facility(2)	$51,500
6.875% senior notes due 2014(3)	217,637		—	(4)
6.875% senior notes due 2014(5)	121,598		—	(4)
8.5% senior notes due 2016	274,298		274,298
8.75% senior notes due 2018	499,012		499,012
% senior notes due 2020	—

Total debt	1,164,045
Equity:
Common units	1,237,370		1,193,142	(6)
Non-controlling interest	411,826		411,826

Total equity	1,649,196		1,604,968	(6)

Total capitalization	$2,813,241	$

(1)
Includes $79.3 million of cash held in our Liberty Midstream and MarkWest Pioneer joint ventures. Such cash can be used solely for the activities of the respective joint venture and is not available to us for any other purpose.

(2)
As of October 15, 2010, we had approximately $27.6 million of borrowings outstanding under our Credit Facility (excluding $27.4 million of outstanding letters of credit).

(3)
Issued in October 2004.

(4)
Assumes that the entire $375 million in aggregate principal amount of the 2014 Notes are tendered and purchased in the tender offers at an aggregate purchase price of $389.1 million, including fees and expenses related to the tender offers as well as accrued and unpaid interest for such notes (which assumes all 2014 Notes are tendered and purchased by the early consent date specified with respect to the tender offers). However, this offering is not conditioned upon the consummation of either tender offer at any minimum level of acceptance. To the extent that any 2014 Notes are not tendered or redeemed or in the event our tender offers are not consummated, any remaining net proceeds will be used to repay borrowings outstanding under the Credit Facility and to provide working capital for general partnership purposes.

(5)
Issued in May 2009.

(6)
Reflects estimated after-tax charges associated with the tender offers and consent solicitations respecting the 2014 Notes if fully subscribed on November 1, 2010 of approximately $44.2 million.

 RATIO OF EARNINGS TO FIXED CHARGES

          The table below sets forth the ratios of earnings to fixed charges for us for the periods indicated. The ratio of earnings to fixed charges is calculated as earnings divided by fixed charges. Earnings consist of pre-tax income from continuing operations before fixed charges. Fixed charges consist of interest expense and capitalized interest, including the gain or loss on interest rate swaps and amortization of premiums, discounts and capitalized expenses related to indebtedness. Fixed charges also include an estimate of the interest within rental expense.

	Year Ended December 31,								Six Months Ended June 30,
	2005		2006	2007		2008	2009		2010
Ratio of earnings to fixed charges		(1)	2.27x		(2)	4.07x		(3)	2.90x

(1)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2005 by $5.9 million.

(2)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2007 by $56.5 million.

(3)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2009 by $169.7 million.

DESCRIPTION OF NOTES

          We will issue the notes under an indenture, as supplemented by a supplemental indenture (collectively the "Indenture"), among us, the Subsidiary Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The terms of the notes include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, although the issuance of notes in this offering will be limited to $500.0 million.

          You can find the definitions of certain terms in this description under the caption " — Definitions." In this description, the word "Issuers" refers only to MarkWest Energy Partners and MarkWest Finance and not to any of their subsidiaries and any reference to "MarkWest Energy Partners" or "MarkWest Finance" does not include any of their respective subsidiaries. As used in this section, "MarkWest Finance" means our subsidiary, MarkWest Energy Finance Corporation, which is a co-issuer of the notes.

          This "Description of Notes," together with the "Description of Debt Securities" included in the accompanying base prospectus, is intended to be a useful overview of the material provisions of the notes and the Indenture. Since this "Description of Notes" and such "Description of Debt Securities" are only summaries, you should refer to the Indenture for a complete description of the obligations of the Company and your rights. This "Description of Notes" supersedes the "Description of Debt Securities" in the accompanying base prospectus to the extent it is inconsistent with such "Description of Debt Securities."

          The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

The Notes

          The notes are:

  •
  general unsecured, senior obligations of the Issuers;

  •
  rank equally in right of payment to any existing and future senior Indebtedness of either of the Issuers, without giving effect to collateral arrangements, but are effectively subordinated to all present and future secured Indebtedness of either of the Issuers to the extent of the value of the collateral securing such Indebtedness; and

  •
  unconditionally guaranteed on a senior, unsecured basis by the Subsidiary Guarantors.

The Guarantees

          Initially, the notes are guaranteed by MarkWest Energy Partners' principal operating company, MarkWest Energy Operating Company, L.L.C., which we refer to as the "Operating Company" in this description, and by all of MarkWest Energy Partners' other existing wholly-owned subsidiaries (except MarkWest Finance).

          Each Guarantee of a Subsidiary Guarantor of these notes is:

  •
  a general unsecured, senior obligation of that Subsidiary Guarantor; and

  •
  ranks equally in right of payment to any future senior Indebtedness of the Subsidiary Guarantor, without giving effect to collateral arrangements, but is effectively subordinated to all present and future secured Indebtedness of the Subsidiary Guarantor to the extent of the value of the collateral securing such Indebtedness.

          As a result of the effective subordination described above, in the event of a bankruptcy, liquidation or reorganization of MarkWest Energy Partners or MarkWest Finance, holders of these notes may recover less ratably than secured creditors of the Issuers who are holders of senior Indebtedness to the extent of the value of the collateral securing such Indebtedness.

          As of June 30, 2010, on a pro forma basis as described under "Capitalization," MarkWest Energy Partners (excluding its subsidiaries) would have approximately $1,273.3 million of total senior Indebtedness outstanding, comprised of the notes, its 8.75% Senior Notes due 2018, its 8.5% Senior Notes due 2016 and borrowings under the Credit Agreement, and no Indebtedness contractually subordinated to the notes. On the same basis, the Subsidiary Guarantors would have had $1,273.3 million of senior Indebtedness outstanding (excluding intercompany debt), comprised of their guarantees of the notes, the 8.75% Senior Notes due 2018, the 8.5% Senior Notes due 2016 and borrowings under the Credit Agreement, and no Indebtedness contractually subordinated to their guarantees of the notes.

          As of the date of the Indenture, all of our wholly-owned Subsidiaries will be Subsidiary Guarantors (except MarkWest Finance), and all of our Subsidiaries will be "Restricted Subsidiaries" with the exception of MarkWest Liberty Midstream & Resources L.L.C. Certain Subsidiaries in the future may not be Subsidiary Guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. Also, under the circumstances described below under the caption " — Covenants — Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Unrestricted Subsidiaries will not guarantee the notes. As of June 30, 2010, our non-guaranteeing Subsidiaries had no outstanding Indebtedness (other than Indebtedness that MarkWest Finance has co-issued with MarkWest Energy Partners), and they held approximately 24.1% of our consolidated total assets.

Principal, Maturity and Interest

          The Issuers will issue notes offered hereby in an initial aggregate principal amount of $500 million. Subject to compliance with the covenant described below under the caption " — Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity," we may issue additional notes from time to time under the Indenture. The notes and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on                                       , 2020.

          Interest on the notes offered hereby will accrue at the rate of         % per annum and will be payable semi-annually in arrears on                          and                           , commencing on                          , 2011. The Issuers will make each interest payment to the holders of record of these notes on the immediately preceding                          and                           .

          Interest on the notes offered hereby will accrue from                          , 2010 or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

          If a holder has given wire transfer instructions to the Issuers, the Issuers will make all payments of principal of, premium, if any, and interest on the notes in accordance with those instructions. All other payments on these notes will be made at the office or agency of the Paying Agent in Dallas, Texas, unless the Issuers elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

          The Trustee will initially act as Paying Agent and Registrar at its corporate trust office in Dallas, Texas. The Issuers may change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Issuers or any of their Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

          A holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any note selected for redemption or repurchase (except in the case of a note to be redeemed or repurchased in part, the portion not to be redeemed or repurchased). Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or between a record date and the next succeeding interest payment date.

          The registered holder of a note will be treated as the owner of it for all purposes, and all references in this description to "holders" are to holders of record.

The Guarantees

          Initially, all of our wholly-owned Restricted Subsidiaries, excluding MarkWest Finance, will guarantee our Obligations under the notes and the Indenture. In the future, our Restricted Subsidiaries will be required to guarantee our Obligations under the notes and the Indenture in the circumstances described below under the caption " — Covenants — Additional Subsidiary Guarantees."

          The Subsidiary Guarantors will jointly and severally guarantee on a senior basis the Issuers' Obligations under the notes. The obligations of each Subsidiary Guarantor under its Guarantee will rank equally in right of payment with other Indebtedness of such Subsidiary Guarantor, except to the extent such other Indebtedness is expressly subordinate to the obligations arising under the Guarantee. However, the notes will be structurally subordinated to the secured Indebtedness of our Subsidiary Guarantors to the extent of the value of the collateral securing such Indebtedness. The obligations of each Subsidiary Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors."

          As of June 30, 2010, on a pro forma basis as described under "Capitalization," the Issuers and the Subsidiary Guarantors would have approximately $1,273.3 million of Indebtedness outstanding (excluding guarantees and intercompany debt).

          A Subsidiary Guarantor may not sell or otherwise dispose of allof substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another Person, except MarkWest Energy Partners or another Subsidiary Guarantor, unless:

            (1)     immediately after giving effect to that transaction, no Default or Event of Default exists; and

            (2)     the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger (if other than the Subsidiary Guarantor) assumes all the Obligations of that Subsidiary Guarantor under its Guarantee and the Indenture pursuant to a supplemental indenture satisfactory to the Trustee, unless the Guarantee of such Subsidiary Guarantor is released as provided in clauses (1) and (2) of the next paragraph.

The Guarantee of a Subsidiary Guarantor will be released:

            (1)     in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) a Restricted Subsidiary, if the sale or other disposition does not violate the provisions of the Indenture applicable to Asset Sales;

            (2)     in connection with any sale or other disposition of the Equity Interests of a Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) an Issuer or a Restricted Subsidiary, if the sale or other disposition does not violate the provisions of the Indenture applicable to Asset Sales and the Subsidiary Guarantor ceases to be a Restricted Subsidiary of MarkWest Energy Partners as a result of the sale or other disposition;

            (3)     if MarkWest Energy Partners designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary;

            (4)     upon Legal Defeasance or Covenant Defeasance as described below under the caption " — Legal Defeasance and Covenant Defeasance" or upon satisfaction and discharge of the Indenture as described below under the caption " — Satisfaction and Discharge;"

            (5)     in the case of any Subsidiary Guarantor other than the Operating Company, at such time as such Subsidiary Guarantor ceases to guarantee any other Indebtedness of either of the Issuers and any Indebtedness of the Operating Company; or

            (6)     in the case of the Operating Company, at such time as the Operating Company ceases to guarantee any other Indebtedness of either of the Issuers, provided that it is then no longer an obligor with respect to any Indebtedness under any Credit Facility.

See "Repurchase at the Option of Holders — Asset Sales."

Optional Redemption

Schedule of Redemption Prices

          Except as described below and in the final paragraph under " — Repurchase at the Option of Holders — Change of Control," the notes are not redeemable until                          , 2015. On and after such date, the Issuers may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest on the notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the 12-month period beginning on                          of the years indicated below:

Year	Percentage
2015		%
2016		%
2017		%
2018 and thereafter	100.000%

Make Whole

          In addition, before                          , 2015, the Issuers may redeem all or, from time to time, a part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to:

  •
  100% of the aggregate principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), plus

  •
  the Make Whole Amount.

          "Make Whole Amount" means, with respect to any note at any redemption date, the excess, if any, of (1) an amount equal to the present value of (a) the redemption price of such note at                          , 2015 plus (b) the remaining scheduled interest payments on the notes to be redeemed to                          , 2015 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (2) the aggregate principal amount of the notes to be redeemed.

          "Treasury Rate" means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to                          , 2015; provided, however, that if such period is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to                          , 2015 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used.

          The Issuers will (a) calculate the Treasury Rate on the third business day preceding the redemption date and (b) prior to such redemption date file with the Trustee an officers' certificate setting forth the Make Whole Amount and the Treasury Rate and showing the calculation of each in reasonable detail. Any weekly average yields calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward.

Equity Offerings

          Before                          , 2013, the Issuers may on any one or more occasions redeem in the aggregate up to 35% of the aggregate principal amount of notes issued under the Indenture, upon not less than 30 nor more than 60 days' notice, with the net cash proceeds of one or more Equity Offerings at a redemption price equal to         % of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date); provided that

            (1)     at least 65% of the aggregate principal amount of notes issued under the Indenture remains outstanding after each such redemption; and

            (2)     any redemption occurs within 60 days after the closing of such Equity Offering (without regard to any over-allotment option).

Selection and Notice

          If less than all of the notes are to be redeemed at any time, the Trustee will select notes for redemption as follows:

            (1)     if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

            (2)     if the notes are not so listed or there are no such requirements, on a pro rata basis (or, in the case of notes in global form, the Trustee will select notes for redemption based on DTC's method that most nearly approximates a pro rata selection), by lot or by such method as the Trustee shall deem fair and appropriate.

          No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that optional redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional, except that any redemption described under " — Equity Offerings" above may, at the Issuers' discretion, be conditioned upon completion of the related Equity Offering.

          If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption unless the Issuers default in making such redemption payment.

Mandatory Redemption

          Except as set forth below under " — Repurchase at the Option of Holders," neither of the Issuers is required to make mandatory redemption or sinking fund payments with respect to the notes or to repurchase the notes at the option of the Holders.

Repurchase at the Option of Holders

Change of Control

          If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes pursuant to the Change of Control Offer. In the Change of Control Offer, MarkWest Energy Partners will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest thereon, if any, to the date of purchase (the "Change of Control Payment Date"), subject to the rights of any holder in whose name a note is registered on a record date occurring prior to the Change of Control Payment Date to receive interest due on an interest payment date that is on or prior to such Change of Control Payment Date. Within 30 days following any Change of Control, MarkWest Energy Partners will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in such notice, pursuant to the procedures required by the Indenture and described in such notice. MarkWest Energy Partners will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, MarkWest Energy Partners will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

          On or before the Change of Control Payment Date, MarkWest Energy Partners will, to the extent lawful, accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer. Promptly after such acceptance, on the Change of Control Payment Date, MarkWest Energy Partners will:

            (1)     deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

            (2)     deliver or cause to be delivered to the Trustee the notes so accepted together with an officers' certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Issuers.

          On the Change of Control Payment Date, the Paying Agent will mail to each holder of notes accepted for payment the Change of Control Payment for such notes (or, if all the notes are then in global form, make such payment through the facilities of DTC), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. MarkWest Energy Partners will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

          The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holder of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

          MarkWest Energy Partners will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by MarkWest Energy Partners and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption " — Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

          A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of the Change of Control, if a definitive agreement is in place for the Change of Control at the time of making the Change of Control Offer.

          The Credit Agreement provides that certain change of control events with respect to MarkWest Energy Partners would constitute a default under the agreements governing such Indebtedness. Any future credit agreements or other agreements relating to Indebtedness to which MarkWest Energy Partners becomes a party may contain similar restrictions and provisions. Moreover, the exercise by the holders of their right to require the Issuers to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control does not, due to the financial effect of such a repurchase on MarkWest Energy Partners. If a Change of Control occurs at a time when MarkWest Energy Partners is prohibited from purchasing notes, MarkWest Energy Partners could seek the consent of the lenders of the borrowings containing such prohibition to the purchase of notes or could attempt to refinance such borrowings. If MarkWest Energy Partners does not obtain such a consent or repay such borrowings, MarkWest Energy Partners will remain prohibited from purchasing notes. In such case, MarkWest Energy Partners' failure to purchase tendered notes would constitute an Event of Default under the Indenture, which would, in turn, in all likelihood constitute a default under such borrowings. Finally, the Issuers' ability to pay cash to the holders upon a repurchase may be limited by MarkWest Energy Partners' then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required repurchases.

          The definition of Change of Control includes a phrase relating to the sale, transfer, lease, conveyance or other disposition of "all or substantially all" of the assets of MarkWest Energy Partners and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require MarkWest Energy Partners to repurchase such notes as a result of a sale, transfer, lease, conveyance or other disposition of less than all of the assets of

MarkWest Energy Partners and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

          In the event that holders of not less than 90% of the aggregate principal amount of the outstanding notes accept a Change of Control Offer and MarkWest Energy Partners purchases all of the notes held by such holders, MarkWest Energy Partners will have the right, upon not less than 30 nor more than 60 days' notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the notes that remain outstanding, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

          MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

            (1)     MarkWest Energy Partners (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

            (2)     such fair market value is determined by (a) an executive officer of the General Partner if the value is less than $30.0 million, as evidenced by an officers' certificate delivered to the Trustee or (b) the Board of Directors of the General Partner if the value is $30.0 million or more, as evidenced by a resolution of such Board of Directors of the General Partner; and

            (3)     at least 75% of the aggregate consideration received by MarkWest Energy Partners and its Restricted Subsidiaries in the Asset Sale and all other Asset Sales since the Issue Date is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

              (a)     any liabilities (as shown on MarkWest Energy Partners' most recent consolidated balance sheet) of MarkWest Energy Partners or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases MarkWest Energy Partners or such Restricted Subsidiary from further liability; and

              (b)     any securities, notes or other Obligations received by MarkWest Energy Partners or any such Restricted Subsidiary from such transferee that are within 90 days after the Asset Sale (subject to ordinary settlement periods) converted by such Issuer or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion).

          Within 360 days after the receipt of any Net Proceeds from an Asset Sale, MarkWest Energy Partners or a Restricted Subsidiary may apply (or enter into a definitive agreement for such application within such 360-day period, provided that such application occurs within 90 days after the end of such 360-day period) such Net Proceeds at its option:

            (1)     to repay senior Indebtedness of MarkWest Energy Partners and/or its Restricted Subsidiaries (or to make an offer to repurchase or redeem such Indebtedness, provided that such repurchase or redemption closes within 45 days after the end of such 360-day period);

            (2)     to make a capital expenditure in a Permitted Business;

            (3)     to acquire other long-term tangible assets that are used or useful in a Permitted Business; or

            (4)     to invest in any other Permitted Business Investment or any other Permitted Investments other than Investments in Cash Equivalents, Interest Swaps or Currency Agreements.

          Pending the final application of any such Net Proceeds, MarkWest Energy Partners or a Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture.

          Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $25.0 million, within five days thereof MarkWest Energy Partners will make a pro rata offer (an "Asset Sale Offer") to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the date of purchase, subject to the rights of any holder in whose name a note is registered on a record date occurring prior to the payment date to receive interest due on an interest payment date that is on or prior to such payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, MarkWest Energy Partners and its Restricted Subsidiaries may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture, including, without limitation, the repurchase or redemption of Indebtedness of the Issuers or any Subsidiary Guarantor that is subordinated to the notes or, in the case of any Subsidiary Guarantor, the Guarantee of such Subsidiary Guarantor. If the aggregate principal amount of notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocated for repurchases of notes pursuant to the Asset Sale Offer for notes, the Trustee shall select the notes to be purchased on a pro rata basis (or, in the case of notes in global form, the Trustee will select notes for redemption based on DTC's method that most nearly approximates a pro rata selection). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

          MarkWest Energy Partners will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, MarkWest Energy Partners will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Covenants

Restricted Payments

          MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

            (1)     declare or pay any dividend or make any other payment or distribution on account of MarkWest Energy Partners' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving MarkWest Energy Partners or any of its Restricted Subsidiaries) or to the direct or indirect holders of MarkWest Energy Partners' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests of MarkWest Energy Partners (other than Disqualified Equity) and other than distributions or dividends payable to MarkWest Energy Partners or a Restricted Subsidiary);

            (2)     purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving an Issuer) any Equity Interests of

  MarkWest Energy Partners or any of its Restricted Subsidiaries (other than any such Equity Interests owned by MarkWest Energy Partners or any of its Restricted Subsidiaries);

            (3)     make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligation or Guarantor Subordinated Obligation, except a payment of interest or principal at the Stated Maturity thereof; or

            (4)     make any Investment other than a Permitted Investment or a Permitted Business Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments")

unless, at the time of and after giving effect to such Restricted Payment, no Default (except a Reporting Default) or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and either:

            (1)     if the Fixed Charge Coverage Ratio for MarkWest Energy Partners' four most recent fiscal quarters for which internal financial statements are available is not less than 1.75 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by MarkWest Energy Partners and its Restricted Subsidiaries during the quarter in which such Restricted Payment is made, is less than the sum, without duplication, of:

              (a)     Available Cash as of the end of the immediately preceding quarter, plus

              (b)     the sum of (i) the aggregate net cash proceeds of any (1) substantially concurrent capital contribution to MarkWest Energy Partners from any Person (other than a Restricted Subsidiary of MarkWest Energy Partners) made after the Issue Date or (2) substantially concurrent issuance and sale (other than to a Restricted Subsidiary of MarkWest Energy Partners) made after the Issue Date of Equity Interests (other than Disqualified Equity) of MarkWest Energy Partners or from the issuance or sale (other than to a Restricted Subsidiary of MarkWest Energy Partners) made after the Issue Date of convertible or exchangeable Disqualified Equity or convertible or exchangeable debt securities of MarkWest Energy Partners that have been converted into or exchanged for such Equity Interests (other than Disqualified Equity), and (ii) the fair market value of any Permitted Business or long-term tangible assets that are useful in a Permitted Business to the extent acquired in consideration of Equity Interests of MarkWest Energy Partners (other than Disqualified Equity) since the Issue Date, plus

              (c)     to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or Cash Equivalents, the lesser of the refund of capital or similar payment made in cash or Cash Equivalents with respect to such Restricted Investment (less the cost of such disposition, if any) and the initial amount of such Restricted Investment (other than to a Restricted Subsidiary of MarkWest Energy Partners), plus

              (d)     the net reduction in Restricted Investments resulting from dividends, repayments of loans or advances, or other transfers of assets in each case to MarkWest Energy Partners or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent such amounts have not been included in Available Cash for any period commencing on or after the Issue Date (items (b), (c) and (d) being referred to as "Incremental Funds"), minus

              (e)     the aggregate amount of Incremental Funds previously expended pursuant to this clause (1) or clause (2) below; or

            (2)     if the Fixed Charge Coverage Ratio for MarkWest Energy Partners' four most recent fiscal quarters for which internal financial statements are available is less than 1.75 to 1.0, such

  Restricted Payment together with the aggregate amount of all other Restricted Payments made by MarkWest Energy Partners and its Restricted Subsidiaries during the quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on common units of MarkWest Energy Partners, plus the related distribution on the general partner interest) is less than the sum, without duplication, of:

              (a)     $200.0 million less the aggregate amount of all prior Restricted Payments made by MarkWest Energy Partners and its Restricted Subsidiaries pursuant to this clause (2)(a) since the Issue Date, plus

              (b)     Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above.

          For purposes of clauses (1) and (2) above, the term "substantially concurrent" means that either (x) the offering was consummated within 120 days of the date of determination or (y) the offering was consummated within 24 months of the date of determination and the proceeds therefrom were used for the purposes expressly stated in the documents related thereto and may be traced to such use by segregating, separating or otherwise specifically identifying the movement of such proceeds.

          So long as no Default (except a Reporting Default) has occurred and is continuing or would be caused thereby (except with respect to clause (1) below under which the payment of a distribution or dividend is permitted), the preceding provisions will not prohibit:

            (1)     the payment by MarkWest Energy Partners or any Restricted Subsidiary of any distribution or dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

            (2)     the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligation or any Guarantor Subordinated Obligation or of any Equity Interests of MarkWest Energy Partners in exchange for, or out of the net cash proceeds of, a substantially concurrent (a) capital contribution to MarkWest Energy Partners from any Person (other than a Restricted Subsidiary of MarkWest Partners) or (b) sale (other than to a Restricted Subsidiary of MarkWest Energy Partners) of Equity Interests (other than Disqualified Equity) of MarkWest Energy Partners, with a sale being deemed substantially concurrent if such redemption, repurchase, retirement, defeasance or other acquisition occurs not more than 120 days after such sale; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded or deducted from the calculation of Available Cash and Incremental Funds;

            (3)     the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligation or Guarantor Subordinated Obligation with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness;

            (4)     the payment of any distribution or dividend by a Restricted Subsidiary to MarkWest Energy Partners or to the holders of its Equity Interests (other than Disqualified Equity) on a pro rata basis; and

            (5)     the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners pursuant to any management equity subscription agreement or equity option agreement or other employee benefit plan or to satisfy obligations under any Equity Interests appreciation rights or option plan or similar arrangement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $3.0 million in any calendar year.

          In computing the amount of Restricted Payments previously made for purposes of the first paragraph of this section, Restricted Payments made under clauses (1) (but only if the declaration of such dividend or other distribution has not been counted in a prior period) and, to the extent of amounts paid to holders other than MarkWest Energy Partners or a Restricted Subsidiary, (4) of this paragraph shall be included, and Restricted Payments made under clauses (2), (3) and (5) and, except to the extent noted above, (4) of this paragraph shall not be included. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by MarkWest Energy Partners or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Incurrence of Indebtedness and Issuance of Disqualified Equity

          MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and MarkWest Energy Partners will not issue any Disqualified Equity and will not permit any of its Restricted Subsidiaries to issue any Disqualified Equity; provided, however, that MarkWest Energy Partners and any Restricted Subsidiary may incur Indebtedness (including Acquired Debt), and MarkWest Energy Partners and the Restricted Subsidiaries may issue Disqualified Equity, if the Fixed Charge Coverage Ratio for MarkWest Energy Partners' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Equity is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Equity had been issued, as the case may be, at the beginning of such four-quarter period.

          The first paragraph of this covenant will not prohibit the incurrence of any of the following items of indebtedness (collectively, "Permitted Debt"):

            (1)     the incurrence by MarkWest Energy Partners and any Restricted Subsidiary of Indebtedness under Credit Facilities and the guarantees thereof; provided that the aggregate principal amount of all Indebtedness of MarkWest Energy Partners and the Restricted Subsidiaries incurred pursuant to this clause (1) and outstanding under all Credit Facilities after giving effect to such incurrence does not exceed the greater of (a) $900.0 million or (b) $500.0 million plus 15.0% of the Consolidated Net Tangible Assets of MarkWest Energy Partners;

            (2)     the incurrence by MarkWest Energy Partners and its Restricted Subsidiaries of Existing Indebtedness (other than under the Credit Facilities);

            (3)     the incurrence by the Issuers and the Subsidiary Guarantors of Indebtedness represented by the notes issued and sold in this offering and the related Guarantees;

            (4)     the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of MarkWest Energy Partners or such Restricted Subsidiary, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), provided that after giving effect to any such incurrence, the principal amount of all Indebtedness incurred pursuant to this clause (4) and then outstanding does not exceed the greater of (a) $25.0 million or (b) 1.0% of the Consolidated Net Tangible Assets of MarkWest Energy Partners at such time;

            (5)     the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2) or (3) of this paragraph or this clause (5);

            (6)     the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of intercompany Indebtedness between or among MarkWest Energy Partners and any of its Restricted Subsidiaries; provided, however, that:

              (a)     if MarkWest Energy Partners is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither MarkWest Energy Partners nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Guarantee of such Subsidiary Guarantor; and

              (b)     (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than MarkWest Energy Partners or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is neither MarkWest Energy Partners nor a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by MarkWest Energy Partners or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

            (7)     the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (but not for speculative purposes) (a) foreign currency exchange rate risks of MarkWest Energy Partners or any Restricted Subsidiary, (b) interest rate risks with respect to any floating rate Indebtedness of MarkWest Energy Partners or any Restricted Subsidiary that is permitted by the terms of the Indenture to be outstanding or (c) commodities pricing risks of MarkWest Energy Partners or any Restricted Subsidiary in respect of Hydrocarbons used, produced, processed or sold by MarkWest Energy Partners or any of its Restricted Subsidiaries;

            (8)     the guarantee by MarkWest Energy Partners or any of its Restricted Subsidiaries of Indebtedness of MarkWest Energy Partners or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant, provided, that in the event such Indebtedness that is being guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the guarantee shall be subordinated in right of payment to the notes or the Guarantee, as the case may be;

            (9)     bid, performance, surety and appeal bonds incurred in the ordinary course of business, including guarantees and obligations respecting standby letters of credit supporting such obligations, to the extent not drawn (in each case other than an obligation for money borrowed);

            (10)   the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of liability in respect of the Indebtedness of any Unrestricted Subsidiary of the MarkWest Energy Partners or any Joint Venture but only to the extent that such liability is the result of the MarkWest Energy Partners' or any such Restricted Subsidiary's being a general partner of such Unrestricted Subsidiary or Joint Venture and not as guarantor of such Indebtedness and provided that, after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (10) and then outstanding does not exceed $25.0 million;

            (11)    the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation meeting either one of the financial tests set forth in clause (4) under the caption " — Merger, Consolidation or Sale of Assets;" and

            (12)    the incurrence by MarkWest Energy Partners or any of its Restricted Subsidiaries of additional indebtedness in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $100.0 million or (b) 4.0% of the Consolidated Net Tangible Assets of MarkWest Energy Partners.

          For purposes of determining compliance with this " — Incurrence of Indebtedness and Issuance of Disqualified Equity" covenant, in the event that an item of proposed indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (12) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, MarkWest Energy Partners will be permitted to classify (or later reclassify in whole or in part) such item of Indebtedness in any manner that complies with this covenant. An item of Indebtedness may be divided and classified in one or more of the types of Permitted Indebtedness. Any Indebtedness under Credit Facilities on the Issue Date shall be considered incurred under the first paragraph of this covenant.

          The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional indebtedness with the same terms, and the payment of dividends on Disqualified Equity in the form of additional shares of the same class of Disqualified Equity will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of MarkWest Energy Partners as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that MarkWest Energy Partners or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. Further, the accounting reclassification of any obligation of MarkWest Energy Partners or any of its Restricted Subsidiaries as Indebtedness will not be deemed an incurrence of Indebtedness for purposes of this covenant.

Liens

          MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness upon any asset now owned or hereafter acquired, except Permitted Liens, without making effective provision whereby all Obligations due under the notes and Indenture or any Guarantee, as applicable, will be secured by a Lien equally and ratably with (or prior to in the case of Liens with respect to Subordinated Obligations or Guarantor Subordinated Obligations, as the case may be) any and all Obligations thereby secured for so long as any such Obligations shall be so secured.

Dividend and Other Payment Restrictions Affecting Subsidiaries

          MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

            (1)     pay dividends or make any other distributions on its Equity Interests to MarkWest Energy Partners or any of MarkWest Energy Partners' Restricted Subsidiaries, or pay any indebtedness or other obligations owed to MarkWest Energy Partners or any of the other Restricted Subsidiaries;

            (2)     make loans or advances to or make other investments in MarkWest Energy Partners or any of the other Restricted Subsidiaries; or

            (3)     transfer any of its properties or assets to MarkWest Energy Partners or any of the other Restricted Subsidiaries.

          However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

            (1)     agreements as in effect on the Issue Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of any such agreements or any Existing Indebtedness to which such agreement relates, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are no more restrictive, taken as a whole, with respect to such distribution, dividend and other payment restrictions and loan or investment restrictions than those contained in such agreement, as in effect on the Issue Date;

            (2)     the Indenture, the notes and the Guarantees;

            (3)     applicable law;

            (4)     any instrument governing Indebtedness or Equity Interests of a Person acquired by MarkWest Energy Partners or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than such Person, or the property or assets of such Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

            (5)     customary non-assignment provisions in agreements for the purchase, gathering, processing, sale, transportation or exchange of Hydrocarbons or similar operational agreements or in licenses, leases, rights-of-way or other easements or servitudes, in each case entered into in the ordinary course of business;

            (6)     Capital Lease Obligations, mortgage financings or purchase money obligations, in each case for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

            (7)     any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition;

            (8)     Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

            (9)     Liens securing Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "— Liens" that limit the right of MarkWest Energy Partners or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

            (10)   provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

            (11)    any agreement or instrument relating to any property or assets acquired after the Issue Date, so long as such encumbrance or restriction relates only to the property or assets so acquired and is not and was not created in anticipation of such acquisitions;

            (12)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

            (13)   with respect to any Foreign Subsidiary, any encumbrance or restriction contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was incurred if either (a) the encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant in such Indebtedness or agreement or (b) MarkWest Energy Partners determines that any such encumbrance or restriction will not materially affect the Issuers' ability to make principal or interest payments on the notes, as determined in good faith by the Board of Directors of the General Partner, whose determination shall be conclusive; and

            (14)   any other agreement governing Indebtedness of MarkWest Energy Partners or any Restricted Subsidiary that is permitted to be incurred by the covenant described under "— Incurrence of Indebtedness and Issuance of Disqualified Equity"; provided, however, that such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those contained in the Indenture or the Credit Agreement as it exists on the Issue Date.

Merger, Consolidation or Sale of Assets

          Neither of the Issuers may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Issuer is the survivor); or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person; unless:

            (1)     either: (a) such Issuer is the surviving entity of such transaction; or (b) the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia, provided that MarkWest Finance may not consolidate or merge with or into any entity other than a corporation satisfying such requirement for so long as MarkWest Energy Partners is not a corporation;

            (2)     the Person formed by or surviving any such consolidation or merger (if other than such Issuer) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made expressly assumes all the Obligations of such Issuer under the notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

            (3)     immediately after such transaction no Default or Event of Default exists;

            (4)     in the case of a transaction involving MarkWest Energy Partners and not MarkWest Finance, either

              (a)     MarkWest Energy Partners or the Person formed by or surviving any such consolidation or merger (if other than MarkWest Energy Partners), or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "— Incurrence of Indebtedness and Issuance of Disqualified Equity;" or

              (b)     immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, the Fixed Charge Coverage Ratio of MarkWest Energy Partners or the Person formed by or surviving any such consolidation or merger (if other than MarkWest Partners) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, will be equal to or greater than the Fixed Charge Coverage Ratio of MarkWest Energy Partners immediately before such transactions; and

            (5)     such Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or disposition and, if a supplemental indenture is required, such supplemental indenture comply with the Indenture and all conditions precedent therein relating to such transaction have been satisfied.

          Notwithstanding the preceding paragraph, MarkWest Energy Partners is permitted to reorganize as any other form of entity in accordance with the procedures established in the Indenture; provided that:

            (1)     the reorganization involves the conversion (by merger, sale, contribution or exchange of assets or otherwise) of MarkWest Energy Partners into a form of entity other than a limited partnership formed under Delaware law;

            (2)     the entity so formed by or resulting from such reorganization is an entity organized or existing under the laws of the United States, any state thereof or the District of Columbia;

            (3)     the entity so formed by or resulting from such reorganization assumes all the Obligations of MarkWest Energy Partners under the notes and the Indenture pursuant to agreements reasonably satisfactory to the Trustee;

            (4)     immediately after such reorganization no Default or Event of Default exists; and

            (5)     such reorganization is not adverse to the holders of the notes (for purposes of this clause (5) it is stipulated that such reorganization shall not be considered adverse to the holders of the notes solely because the successor or survivor of such reorganization (a) is subject to federal or state income taxation as an entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of Section 1504(b)(i) of the Code or any similar state or local law).

          Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the properties or assets of a Person.

Transactions with Affiliates

          MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

            (1)     such Affiliate Transaction is on terms that are no less favorable to MarkWest Energy Partners or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by MarkWest Energy Partners or such Restricted Subsidiary with an unrelated Person; and

            (2)     MarkWest Energy Partners delivers to the Trustee:

              (a)     with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million but less than or equal to $30.0 million, an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the General Partner; and

              (b)     with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, a resolution of the Board of Directors of the General Partner set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the General Partner.

          The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

            (1)     any employment, equity option or equity appreciation agreement or plan entered into by MarkWest Energy Partners or any of its Restricted Subsidiaries in the ordinary course of business;

            (2)     transactions between or among MarkWest Energy Partners and/or its Restricted Subsidiaries;

            (3)     Permitted Investments or Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "— Restricted Payments;"

            (4)     customary compensation, indemnification and other benefits made available to officers, directors or employees of MarkWest Energy Partners or a Restricted Subsidiary, including reimbursement or advancement of out-of-pocket expenses and provisions of officers' and directors' liability insurance;

            (5)     sales of Equity Interests (other than Disqualified Equity) to Affiliates of MarkWest Energy Partners;

            (6)     in the case of contracts for gathering, transporting, treating, processing, marketing, distributing, storing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto, or other operational contracts, any such contracts are entered into in the ordinary course of business on terms substantially similar to those contained in similar contracts entered into by MarkWest Energy Partners or any Restricted Subsidiary and third parties; and

            (7)     transactions with a Person (other than an Unrestricted Subsidiary of MarkWest Energy Partners) that is an Affiliate of Markwest Energy Partners solely because MarkWest Energy Partners owns an Equity Interest in such Person.

Additional Subsidiary Guarantees

          If, after the Issue Date, any Restricted Subsidiary of MarkWest Energy Partners that is not already a Subsidiary Guarantor guarantees any other Indebtedness of either of the Issuers or any Indebtedness of the Operating Company, or if the Operating Company, if not then a Subsidiary Guarantor, guarantees any other Indebtedness of either of the Issuers or incurs any Indebtedness under any Credit Facility, then in either case such Subsidiary must become a Subsidiary Guarantor by executing a supplemental indenture in the form specified in the Indenture and delivering an opinion of counsel to the Trustee within 10 business days of the date on which it guaranteed or incurred such Indebtedness. Notwithstanding the preceding, any Guarantee of a Restricted Subsidiary that was incurred pursuant to this paragraph shall be released in the circumstances described under the caption "— The Guarantees."

Designation of Restricted and Unrestricted Subsidiaries

          The Board of Directors of the General Partner may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by MarkWest Energy Partners and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "— Restricted Payments," or represent Permitted Investments or Permitted Business Investments, as applicable. All such outstanding Investments will be valued at their fair market value at the time of such designation. That designation will only be permitted if such Restricted Payment, Permitted Investments or Permitted Business Investments would be permitted at that time and such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. All Subsidiaries of an Unrestricted Subsidiary shall be also

Unrestricted Subsidiaries. Upon the designation of a Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary, the Guarantee of such entity shall be released.

          The Board of Directors of the General Partner may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of MarkWest Energy Partners of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "— Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period and (2) no Default or Event of Default would be in existence following such designation.

Sale and Leaseback Transactions

          MarkWest Energy Partners will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that MarkWest Energy Partners or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

            (1)     MarkWest Energy Partners or that Restricted Subsidiary, as applicable, could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio text in the first paragraph of the covenant described above under the caption "— Incurrence of Additional Indebtedness and Issuance of Disqualified Equity," and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "— Liens";

            (2)     the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value of the property that is the subject of such sale and leaseback transaction; and

            (3)     the transfer of assets in that sale and leaseback transaction is permitted by, and MarkWest Energy Partners applies the proceeds of such transaction in compliance with, the covenant described above under the caption "— Repurchase at the Option of Holders — Asset Sales."

Business Activities

          MarkWest Energy Partners will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the MarkWest Energy Partners and its Restricted Subsidiaries, taken as a whole.

          MarkWest Finance may not incur Indebtedness unless (1) MarkWest Energy Partners is a co-obligor or guarantor of such Indebtedness or (2) the net proceeds of such Indebtedness are loaned to MarkWest Energy Partners, used to acquire outstanding debt securities issued by MarkWest Energy Partners or used to repay Indebtedness of MarkWest Energy Partners as permitted under the covenant described above under the caption "— Incurrence of Indebtedness and Issuance of Disqualified Equity." MarkWest Finance may not engage in any business not related directly or indirectly to obtaining money or arranging financing for MarkWest Energy Partners or its Restricted Subsidiaries.

Payments for Consent

          MarkWest Energy Partners will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

          Whether or not required by the SEC, so long as any notes are outstanding, MarkWest Energy Partners will file with the SEC (unless the SEC will not accept such a filing) within the time periods specified in the SEC's rules and regulations, and upon request, MarkWest Energy Partners will furnish (without exhibits) to the Trustee for delivery to the holders of the notes:

            (1)     all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if MarkWest Energy Partners were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by MarkWest Energy Partners' certified independent accountants; and

            (2)     all current reports that would be required to be filed with the SEC on Form 8-K if MarkWest Energy Partners were required to file such reports.

          The availability of the foregoing information or reports on the SEC's website will be deemed to satisfy the foregoing delivery requirements.

          If as of the end of any such quarterly or annual period MarkWest Energy Partners has designated any of its Subsidiaries as Unrestricted Subsidiaries, then MarkWest Energy Partners shall deliver (promptly after such SEC filing referred to in the preceding paragraph) to the Trustee for delivery to the holders of the notes quarterly and annual financial information required by the preceding paragraph as revised to include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," of the financial condition and results of operations of MarkWest Energy Partners and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of MarkWest Energy Partners.

          In addition, whether or not required by the SEC, MarkWest Energy Partners will make such information available to securities analysts, investors and prospective investors upon request.

Covenant Termination

          If at any time (a) the notes have an Investment Grade Rating from both Rating Agencies, (b) no Default has occurred and is continuing under the Indenture, and (c) the Issuers have delivered to the trustee an officers' certificate certifying to the foregoing provisions of this sentence, MarkWest Energy Partners and its Restricted Subsidiaries will no longer be subject to the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders — Asset Sales" and under the following headings under the caption "— Covenants":

  •
  "— Restricted Payments,"

  •
  "— Incurrence of Indebtedness and Issuance of Disqualified Equity,"

  •
  "— Dividend and Other Payment Restrictions Affecting Subsidiaries,"

  •
  "— Transactions with Affiliates," and

  •
  "— Business Activities."

          However, MarkWest Energy Partners and its Restricted Subsidiaries shall remain subject to the provisions of the indenture described above under the caption "Repurchase at the Option of Holders — Change of Control" and described above under the following headings under the caption "— Covenants":

  •
  "— Liens,"

  •
  "— Merger, Consolidation or Sale of Assets" (other than the financial test set forth in clause (4) of that covenant),

  •
  "— Additional Subsidiary Guarantees,"

  •
  "— Designation of Restricted and Unrestricted Subsidiaries,"

  •
  "— Sale and Leaseback Transactions" (other than the financial tests set forth in clauses (1)(a) and (3) of that covenant),

  •
  "— Payments for Consent," and

  •
  "— Reports."

Events of Default and Remedies

          Each of the following is an Event of Default:

            (1)     default for 30 days in the payment when due of interest on the notes;

            (2)     default in payment when due of the principal of or premium, if any, on the notes;

            (3)     failure by MarkWest Energy Partners to comply with the provisions described under the caption "— Covenants — Merger, Consolidation or Sale of Assets;"

            (4)     failure by MarkWest Energy Partners for 90 days after notice to comply with the provisions described under the caption "— Covenants — Reports;"

            (5)     failure by MarkWest Energy Partners to comply for 30 days after notice with the provisions described under the captions "Repurchase at the Option of the Holders — Change of Control" or "— Repurchase at the Option of Holders — Asset Sales" or under the covenants described under the caption "— Covenants" above (provided that notice need not be given, and an Event of Default shall occur, 30 days after any breach of the covenants under the captions "— Covenants — Restricted Payments" and "— Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity") in each case other than a failure to purchase notes which will constitute an Event of Default under clause (2) above and other than a failure to comply with the covenant under the caption "— Covenants — Merger, Consolidation or Sale of Assets" which is covered by clause (3) above and other than a failure to comply with the covenant under the caption "— Covenants — Reports" which is covered by clause (4) above;

            (6)     failure by MarkWest Energy Partners to comply for 60 days after notice with any of the other agreements in the Indenture;

            (7)     default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by an Issuer or any of MarkWest Energy Partners' Restricted Subsidiaries (or the payment of which is guaranteed by MarkWest Energy Partners or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default:

              (a)     is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (a "Payment Default"); or

              (b)     results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 30 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

            (8)     failure by an issuer or any of MarkWest Energy Partners' Restricted Subsidiaries to pay final judgments entered by a court of competent jurisdiction aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

            (9)     except as permitted by the Indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its Obligations under its Guarantee; and

            (10)   certain events of bankruptcy or insolvency with respect to MarkWest Finance, MarkWest Energy Partners or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

          In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Issuers, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

          Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

          The holders of a majority in principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes.

          The Issuers and the Subsidiary Guarantors are required to deliver to the Trustee annually a statement regarding compliance with the Indenture. Upon any officer of the General Partner or MarkWest Finance becoming aware of any Default or Event of Default, the Issuers are required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Unitholders

          No past, present or future director, officer, partner, employee, incorporator, manager or unitholder or other owner of Equity Interests of the Issuers, the General Partner, or any Subsidiary Guarantor, as such, shall have any liability for any Obligations of the Issuers or the Subsidiary Guarantors under the notes, the Indenture, the Guarantees or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

          The Issuers may, at their option and at any time, elect to have all of the Issuers' Obligations discharged with respect to the outstanding notes and all Obligations of the Subsidiary Guarantors discharged with respect to their Guarantees ("Legal Defeasance"), except for:

            (1)     the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

            (2)     the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

            (3)     the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith; and

            (4)     the Legal Defeasance provisions of the Indenture.

          In addition, MarkWest Energy Partners may, at its option and at any time, elect to have the obligations of the Issuers and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy or insolvency events) described under " — Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes. If the Issuers exercise either their Legal Defeasance or Covenant Defeasance option, each Subsidiary Guarantor will be released and relieved of any obligations under its Guarantee and any security for the notes (other than the trust) will be released.

          In order to exercise either Legal Defeasance or Covenant Defeasance:

            (1)     the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes at the Stated Maturity thereof or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to Stated Maturity or to a particular redemption date;

            (2)     in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that (a) MarkWest Energy Partners has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

            (3)     in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

            (4)     no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the incurrence of Indebtedness all or a portion of the proceeds of which shall be applied to such deposit);

            (5)     such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which MarkWest Energy Partners or any of its Subsidiaries is a party or by which MarkWest Energy Partners or any of its Subsidiaries is bound;

            (6)     the Issuers must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers or with the intent of defeating, hindering, delaying or defrauding other creditors of the Issuers; and

            (7)     the Issuers must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

          Generally, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees and the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

            (1)     reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

            (2)     reduce the principal of or change the fixed maturity of any note or alter or waive the provisions with respect to the redemption or repurchase of the notes (other than provisions relating to the covenants described above under the caption " — Repurchase at the Option of Holders");

            (3)     reduce the rate of or change the time for payment of interest on any note;

            (4)     waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

            (5)     make any note payable in money other than that stated in the notes;

            (6)     make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes (other than as permitted in clause (7) below);

            (7)     waive a redemption or repurchase payment with respect to any note (other than a payment required by one of the covenants described above under the caption " — Repurchase at the Option of Holders");

            (8)     except as otherwise permitted in the Indenture, release any Subsidiary Guarantor from its Obligations under its Guarantee or the Indenture or change any Guarantee in any manner that would adversely affect the rights of holders; or

            (9)     make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

          Notwithstanding the preceding, without the consent of any holder of notes, the Issuers, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture, the Guarantees or the notes:

            (1)     to cure any ambiguity, defect or inconsistency;

            (2)     to provide for uncertificated notes in addition to or in place of certificated notes;

            (3)     to provide for the assumption of an Issuer's or Subsidiary Guarantor's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of such Issuer's or Guarantor's properties or assets, as applicable;

            (4)     to add or release Subsidiary Guarantors pursuant to the terms of the Indenture;

            (5)     to make any change that would provide any additional rights or benefits to the holders of notes or surrender any right or power conferred upon the Issuers or the Subsidiary Guarantors by the Indenture that does not adversely affect the rights under the Indenture of any holder of the notes, provided that any change to conform the Indenture to this prospectus will not be deemed to adversely affect such rights;

            (6)     to provide for the issuance of additional notes in accordance with the limitations set forth in the Indenture;

            (7)     to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

            (8)     to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee;

            (9)     to add any additional Events of Default;

            (10)   to secure the notes and/or the Guarantees; or

            (11)    to provide for the reorganization of MarkWest Energy Partners as any other form of entity, in accordance with the second paragraph of " — Certain Covenants — Merger, Consolidation or Sale of Assets."

Satisfaction and Discharge

          The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise specified in the Indenture), when

            (1)     either:

              (a)     all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the Trustee for cancellation; or

              (b)     all notes that have not been delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Issuers or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, U.S. Government Obligations, or a combination of cash in U.S. dollars and U.S. Government Obligations, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of fixed maturity or redemption;

            (2)     no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which MarkWest Energy Partners or any of its Subsidiaries is a party or by which MarkWest Energy Partners or any of its Subsidiaries is bound;

            (3)     the Issuers or any Subsidiary Guarantor has paid or caused to be paid all sums payable by the Issuers under the Indenture; and

            (4)     the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the notes at fixed maturity or the redemption date, as the case may be.

          In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

          Wells Fargo Bank, National Association, is the trustee under the indentures for our outstanding 8.75% Senior Notes due 2018, 8.5% Senior Notes due 2016 and 6.875% Senior Notes due 2014, and it is a lender under the Credit Agreement.

          If the Trustee becomes a creditor of an Issuer or any Subsidiary Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) after a Default has occurred and is continuing it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

          The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. In case an Event of Default occurs and is continuing, the Trustee will be required, in the exercise of its powers, to use the degree of care that a prudent person would use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes, unless such holder shall have offered to the Trustee security or indemnity satisfactory to it against any loss, liability or expense.

Additional Information

          Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to MarkWest Energy Partners at 1515 Arapahoe St., Tower 2, Suite 700, Denver, Colorado 80202, Attention: General Counsel.

Governing Law

          The Indenture, the notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Definitions

          Set forth below are defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

          "Acquired Debt" means, with respect to any specified Person:

            (1)     Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person, but excluding Indebtedness that is extinguished, retired or repaid in connection with such Person merging with or becoming a Subsidiary of such specified Person; and

            (2)     Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a specified Person shall be deemed to be control by the other Person; provided, further, that any third Person which also beneficially owns 10% or more of the Voting Stock of a specified Person shall not be deemed to be an Affiliate of either the specified Person or the other Person merely because of such common ownership in such specified Person. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings. Notwithstanding the preceding, the term "Affiliate" shall not include a Restricted Subsidiary of any specified Person.

          "Asset Sale" means:

            (1)     the sale, lease, conveyance or other disposition of any assets, other than dispositions of any products, equipment or services in the ordinary course of business; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of MarkWest Energy Partners and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption " — Repurchase at the Option of Holders — Change of Control," and/or the provisions described above under the caption " — Covenants — Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

            (2)     the issuance of Equity Interests by any of MarkWest Energy Partners' Restricted Subsidiaries or the sale by MarkWest Energy Partners or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries.

          Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

            (1)     any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $15.0 million; or (b) results in net proceeds to MarkWest Energy Partners and its Restricted Subsidiaries of less than $15.0 million;

            (2)     a transfer of assets between or among MarkWest Energy Partners and its Restricted Subsidiaries;

            (3)     an issuance or sale of Equity Interests by a Restricted Subsidiary to MarkWest Energy Partners or to another Restricted Subsidiary of MarkWest Energy Partners;

            (4)     a Restricted Payment that is permitted by the covenant described above under the caption " — Covenants — Restricted Payments" or a Permitted Investment;

            (5)     the sale or other disposition of cash or Cash Equivalents, Hedging Obligations or other financial instruments in the ordinary course of business;

            (6)     any trade or exchange by MarkWest Energy Partners or any of its Restricted Subsidiaries of assets for properties or assets owned or held by another Person, provided that the fair market value of the assets traded or exchanged by MarkWest Energy Partners or such Restricted Subsidiary (together with any cash) is reasonably equivalent to the fair market value of the assets (together with any cash) to be received by MarkWest Energy Partners or such Restricted Subsidiary, and provided further that any cash received must be applied in accordance with the provisions of the Asset Sales covenant;

            (7)     surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

            (8)     the creation or perfection of a Lien that is not prohibited by the covenant described above under the caption " — Covenants — Liens;"

            (9)     dispositions in connection with Permitted Liens; and

            (10)   the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property.

          "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

          "Available Cash" has the meaning assigned to such term in the Partnership Agreement, as in effect on the Issue Date.

          "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have correlative meanings.

          "Board of Directors" means, with respect to MarkWest Energy Partners, the Board of Directors of the General Partner, or any authorized committee of such Board of Directors, and with respect to MarkWest Finance or any other Subsidiary of the Partnership, the Board of Directors or managing members of such Person.

          "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

          "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

          "Cash Equivalents" means:

            (1)     U.S. dollars or, in an amount up to the amount necessary or appropriate to fund local operating expenses, other currencies;

            (2)     securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

            (3)     certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding 365 days, demand and overnight bank deposits and other similar types of investments routinely offered by commercial banks, in each case, with any domestic commercial bank having a combined capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of "B" or better or any commercial bank of any other country that is a member of the Organization for Economic Cooperation and Development ("OECD") and has total assets in excess of $500.0 million;

            (4)     repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

            (5)     commercial paper having one of the two highest ratings obtainable from Moody's or Standard & Poor's and in each case maturing within six months after the date of acquisition; and

            (6)     money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

          "Change of Control" means the occurrence of any of the following:

            (1)     the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Equity Interests of the Restricted Subsidiaries) of MarkWest Energy Partners and its Restricted Subsidiaries taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act);

            (2)     the adoption of a plan relating to the liquidation or dissolution of MarkWest Energy Partners or the removal of the General Partner by the limited partners of MarkWest Energy Partners;

            (3)     the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the MarkWest Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares, units or the like;

            (4)     the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of MarkWest Energy Partners, measured by voting power rather than number of shares, units or the like, at a time when MarkWest Energy Partners still Beneficially Owns more than 50% of the Voting Stock of the General Partner, measured by voting power rather than number of shares, units or the like; or

            (5)     the first day on which a majority of the members of the Board of Directors of the General Partner are not Continuing Directors.

          Notwithstanding the preceding, a conversion of MarkWest Energy Partners from a limited partnership to a corporation, limited liability company or other form of entity or an exchange of all of the outstanding limited partnership interests for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the MarkWest Group Beneficially Owns, directly or indirectly, in the aggregate more than 50% of the Voting Stock of such entity, or continues to Beneficially Own a sufficient percentage of Voting Stock of such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity.

          "Code" means the internal Revenue Code of 1986, as amended from time to time, and the rules and regulations thereunder, and any successor thereto.

          "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

            (1)     an amount equal to any net loss realized by such Person and its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

            (2)     provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

            (3)     the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings), and net of the effect of all payments, made or received pursuant to interest-rate Hedging Obligations, to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

            (4)     depreciation, depletion and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, depletion, amortization, impairment and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

            (5)     unrealized non-cash losses resulting from foreign currency balance sheet adjustments required by GAAP to the extent such losses are deducted in computing such Consolidated Net Income; plus

            (6)     all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus

            (7)     non-cash items increasing such Consolidated Net Income for such period, other than items that were accrued in the ordinary course of business;

          in each case, on a consolidated basis and determined in accordance with GAAP.

          Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, depletion and amortization and other non-cash charges of, a Restricted Subsidiary of MarkWest Energy Partners shall be added to Consolidated Net Income to compute Consolidated Cash Flow of MarkWest Energy Partners only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to MarkWest Energy Partners by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements (other than the Indenture, the notes or its Guarantee), instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders, partners or members.

          "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

            (1)     the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included, but only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

            (2)     the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement (other than the Indenture, the notes or its Guarantee), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, partners or members;

            (3)     the cumulative effect of a change in accounting principles shall be excluded;

            (4)     unrealized losses and gains under derivative instruments included in the determination of Consolidated Net Income, including, without limitation, those resulting from the application of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, shall be excluded; and

            (5)     any charges relating to any premium or penalty paid, write off of deferred finance costs or other charges in connection with redeeming or retiring any Indebtedness prior to its Stated Maturity shall be excluded.

          "Consolidated Net Tangible Assets" means, with respect to any Person at any date of determination, the aggregate amount of total assets included in such Person's most recent quarterly or annual consolidated balance sheet prepared in accordance with GAAP less applicable reserves reflected in such balance sheet, after deducting the following amounts: (1) all current liabilities reflected in such balance sheet, and (2) all goodwill, trademarks, patents, unamortized debt discounts and expenses and other like intangibles reflected in such balance sheet.

          "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the General Partner who (1) was a member of such Board of Directors on the Issue Date or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

          "Credit Agreement" means that certain Amended and Restated Credit Agreement, dated July 1, 2010, among MarkWest Energy Partners, the banks parties thereto and Wells Fargo Bank, National Association, as administrative agent, consisting of a revolver loan, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

          "Credit Facilities" means, with respect to MarkWest Energy Partners, MarkWest Finance or any Restricted Subsidiary, one or more credit facilities or commercial paper facilities, including the Credit Agreement, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

          "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

          "Disqualified Equity" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date' on which the notes mature. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Equity solely because the holders thereof have the right to require MarkWest Energy Partners or any of its Restricted Subsidiaries to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Equity if the terms of such Equity Interest provide that MarkWest Energy Partners or Restricted Subsidiary may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption " — Covenants — Restricted payments."

          "Domestic Subsidiary" means any Restricted Subsidiary of MarkWest Energy Partners that was formed under the laws of the United States or any state of the United States or the District of Columbia.

          "Equity Interests" means:

            (1)     in the case of a corporation, corporate stock;

            (2)     in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

            (3)     in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited);

            (4)     any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; and

            (5)     all warrants, options or other rights to acquire any of the interests described in clauses (1)-(4) above (but excluding any debt security that is convertible into, or exchangeable for, any of the interests described in clauses (1)-(4) above).

          "Equity Offering" means any public or private sale for cash of Equity Interests of MarkWest Energy Partners (excluding sales made to any Restricted Subsidiary and excluding sales of Disqualified Equity) after the Issue Date; provided that a private placement of Equity Interests will not be deemed an Equity Offering unless net cash proceeds of at least $10.0 million are received.

          "Existing Indebtedness" means the aggregate principal amount of Indebtedness of MarkWest Energy Partners and its Restricted Subsidiaries in existence on the Issue Date.

          The term "fair market value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the General Partner in the case of amounts of $30.0 million or more and otherwise by an officer of the General Partner.

          "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any four-quarter reference period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, redeems, defeases or otherwise retires any Indebtedness (other than revolving credit borrowings not constituting a permanent commitment reduction) or issues, repurchases or redeems Disqualified Equity subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, redemption, defeasance or other retirement of Indebtedness, or such issuance, repurchase or redemption of Disqualified Equity, and the application of the net proceeds thereof as if the same had occurred at the beginning of the applicable four-quarter reference period.

          In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

            (1)     acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers, consolidations or otherwise (including acquisitions of assets used in a Permitted Business), and including in each case any related financing transactions (including repayment of Indebtedness) during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period, including any Consolidated Cash Flow and any pro forma expense and cost reductions that have occurred or are reasonably expected to occur, in the reasonable judgment of the chief financial or accounting officer of MarkWest Energy Partners (regardless of whether those cost savings or operating improvements could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto);

            (2)     the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded;

            (3)     the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

            (4)     interest on outstanding Indebtedness of the specified Person or any of its Restricted Subsidiaries as of the last day of the four-quarter reference period shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on such last day after giving effect to any Hedging Obligation then in effect; and

            (5)     if interest on any Indebtedness incurred by the specified Person or any of its Restricted Subsidiaries on such date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate or other rates, then the interest rate in effect on the last day of the four-quarter reference period will be deemed to have been in effect during such period.

          "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

            (1)     the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts, and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to interest-rate Hedging Obligations; plus

            (2)     the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

            (3)     any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

            (4)     all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Equity of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of MarkWest Energy Partners (other than Disqualified Equity) or to MarkWest Energy Partners or a Restricted Subsidiary of MarkWest Energy Partners;

in each case, on a consolidated basis and in accordance with GAAP.

          "Foreign Subsidiary" means any Restricted Subsidiary of the Company that (a) is not a Domestic Subsidiary and (b) has 50% or more of its assets located outside the United States or any territory thereof.

          "GAAP" means generally accepted accounting principles in the United States, which are in effect from time to time.

          "General Partner" means MarkWest Energy GP, L.L.C., a Delaware limited liability company, and its successors and permitted assigns as general partner of MarkWest Energy Partners.

          The term "guarantee" means a guarantee, other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets, or through letters of credit or reimbursement, "claw-back," "make-well," or "keep-well" agreements in respect thereof, of all or any part of any Indebtedness. When used as a verb, "guarantee" has a correlative meaning.

          "Guarantor Subordinated Obligation" means, with respect to a Subsidiary Guarantor, any Indebtedness or other Obligations of such Subsidiary Guarantor (whether outstanding on the Issue Date or thereafter incurred) which are expressly subordinate in right of payment to the Obligations of such Subsidiary Guarantor under its Guarantee pursuant to a written agreement.

          "Hedging Obligations" means, with respect to any Person, the obligations of such Person under interest rate and commodity price swap agreements, interest rate and commodity price cap agreements, interest rate and commodity price collar agreements and foreign currency and commodity price exchange agreements, options or futures contracts or other similar agreements or arrangements or Hydrocarbon hedge contracts or Hydrocarbon forward sales contracts, in each case designed to protect such Person against fluctuations in interest rates, foreign exchange rates, or commodities prices.

          "Hydrocarbons" means crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and products refined or processed therefrom.

          "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

            (1)     in respect of borrowed money;

            (2)     evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

            (3)     in respect of bankers' acceptances;

            (4)     representing Capital Lease Obligations;

            (5)     representing all Attributable Debt of such Person in respect of any sale and leaseback transactions not involving a Capital Lease Obligation;

            (6)     representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable incurred in the ordinary course of business;

            (7)     representing Disqualified Equity; or

            (8)     representing any Hedging Obligations;

  if and to the extent any of the preceding items (other than the item referred to in clause (5), letters of credit, Disqualified Equity and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person, provided that a guarantee otherwise permitted by the Indenture to be incurred by MarkWest Energy Partners or any of its Restricted Subsidiaries of Indebtedness incurred by MarkWest Energy Partners or a Restricted Subsidiary in compliance with the terms of the Indenture shall not constitute a separate incurrence of Indebtedness.

          The amount of any Indebtedness outstanding as of any date shall be:

            (1)     the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

            (2)     in the case of any Hedging Obligation, the termination value of the agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such date;

            (3)     in the case of any letter of credit, the maximum potential liability thereunder; and

            (4)     the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

          For purposes of clause (7) of the first paragraph of this definition, Disqualified Equity shall be valued at the maximum fixed redemption, repayment or repurchase price, which shall be calculated in accordance with the terms of such Disqualified Equity as if such Disqualified Equity were repurchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture; provided, however, that if such Disqualified Equity is not then permitted by its terms to be redeemed, repaid or repurchased, the redemption, repayment or repurchase price shall be the book value of such Disqualified Equity. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional Obligations as described above and the maximum liability of any guarantees at such date; provided that for purposes of calculating the amount of any non-interest bearing or other discount security, such Indebtedness shall be deemed to be the principal amount thereof that would be shown on the balance sheet of the issuer thereof dated such date prepared in accordance with GAAP, but that such security shall be deemed to have been incurred only on the date of the original issuance thereof.

          "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by Standard & Poor's.

          "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and commission, moving, travel and similar advances to officers and employees made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of "Unrestricted Subsidiary," the definition of "Restricted Payment" and the covenant described under the caption " — Covenants — Restricted payments", (1) the term "Investment" shall include the portion (proportionate to MarkWest Energy Partners' Equity Interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of MarkWest Energy Partners or any of its Restricted Subsidiaries at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, MarkWest Energy Partners or such Restricted Subsidiary shall be deemed to continue to have a permanent "Investment" in such Subsidiary at the time immediately before the effectiveness of such redesignation less the portion (proportionate to MarkWest Energy Partners' or such Restricted Subsidiary's Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the General Partner. If MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of MarkWest Energy Partners such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of MarkWest Energy Partners, MarkWest Energy Partners shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.

          "Issue Date" means the date of the first issuance of notes under the Indenture.

          "Joint Venture" means any Person that is not a direct or indirect Subsidiary of MarkWest Energy Partners in which MarkWest Energy Partners or any of its Restricted Subsidiaries makes any Investment.

          "Lien" means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, charge, security interest, hypothecation, assignment for security, claim, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement or any lease in the nature thereof, any option or other agreement to grant a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute) of any jurisdiction other than a precautionary financing statement respecting a lease not intended as a security agreement.

          "MarkWest Group" means, collectively, MarkWest Energy Partners and each Person which is a direct or indirect Subsidiary of MarkWest Energy Partners.

          "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

          "Net Income" means, with respect to any Person, the consolidated net income (loss) of such Person and its Restricted Subsidiaries, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

            (1)     the aggregate gain (but not loss in excess of such aggregate gain), together with any related provision for taxes on such gain, realized in connection with:

              (a)     any Asset Sale; or

              (b)     the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

            (2)     any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

          "Net Proceeds" means, with respect to any Asset Sale or sale of Equity Interests, the aggregate proceeds received by MarkWest Energy Partners or any of its Restricted Subsidiaries in cash or Cash Equivalents in respect of any Asset Sale or sale of Equity Interests (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any such sale), net of, without duplication, (1) the direct costs relating to such Asset Sale or sale of Equity Interests, including, without limitation, brokerage commissions and legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or Equity Interests that were the subject of such Asset Sale or sale of Equity Interests, (3) all distributions and payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Sale and (4) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or Equity Interests or for liabilities associated with such Asset Sale or sale of Equity Interests and retained by MarkWest Energy Partners or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to MarkWest Energy Partners or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

          "Non-Recourse Debt" means Indebtedness as to which:

            (1)     neither MarkWest Energy Partners nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender of such Indebtedness;

            (2)     no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of MarkWest Energy

  Partners or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

            (3)     as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of MarkWest Energy Partners or any of its Restricted Subsidiaries, except as contemplated by clause (15) of the definition of "Permitted Liens."

          "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

          "Partnership Agreement" means the Third Amended and Restated Agreement of Limited Partnership of MarkWest Energy Partners, L.P., dated as of February 21, 2008, as such may be amended, modified or supplemented from time to time.

          "Permitted Business" means either (1) gathering, transporting, treating, processing, marketing or otherwise handling Hydrocarbons, or activities or services reasonably related or ancillary thereto including entering into Hedging Obligations to support these businesses, or (2) any other business that generates gross income that constitutes "qualifying income" under Section 7704(d) of the Code.

          "Permitted Business Investments" means Investments by MarkWest Energy Partners or any of its Restricted Subsidiaries in any Unrestricted Subsidiary of MarkWest Energy Partners or in any Joint Venture, provided that:

            (1)     either (a) at the time of such Investment and immediately thereafter, MarkWest Energy Partners could incur $1.00 of additional indebtedness under the first paragraph in the limitation of Indebtedness set forth under the caption " — Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity" above or (b) such Investment does not exceed the aggregate amount of Incremental Funds (as defined in the covenant described under the caption "Covenants — Restricted Payments") not previously expended at the time of making such Investment;

            (2)     if such Unrestricted Subsidiary or Joint Venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) it is Indebtedness of such Unrestricted Subsidiary or Joint Venture that could, at the time such Investment is made and, if later, at the time any such Indebtedness is incurred, be incurred by MarkWest Energy Partners and its Restricted Subsidiaries in accordance with the limitation on Indebtedness set forth in the first paragraph under the caption " — Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity;" and

            (3)     such Unrestricted Subsidiary's or Joint Venture's activities are not outside the scope of the Permitted Business.

          "Permitted Investments" means:

            (1)     any Investment in, or that results in the creation of, any Restricted Subsidiary of MarkWest Energy Partners;

            (2)     any Investment in MarkWest Energy Partners or in a Restricted Subsidiary of MarkWest Energy Partners (excluding redemptions, purchases, acquisitions or other retirements of Equity Interests in MarkWest Energy Partners but including purchases of its notes);

            (3)     any Investment in cash or Cash Equivalents;

            (4)     any Investment by MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners in a Person if as a result of such Investment:

              (a)     such Person becomes a Restricted Subsidiary of MarkWest Energy Partners; or

              (b)     such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, MarkWest Energy Partners or a Restricted Subsidiary of MarkWest Energy Partners;

            (5)     any Investment made as a result of the receipt of consideration consisting of other than cash or Cash Equivalents from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption " — Repurchase at the Option of Holders — Asset Sales," including pursuant to clause (6) of the items deemed not to be Asset Sales in the definition of that term;

            (6)     any Investment in a Person solely in exchange for the issuance of Equity Interests (other than Disqualified Equity) of MarkWest Energy Partners;

            (7)     Investments in stock, obligations or securities received in settlement of debts owing to MarkWest Energy Partners or any of its Restricted Subsidiaries as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of MarkWest Energy Partners or any such Restricted Subsidiary, in each case as to debt owing to MarkWest Energy Partners or any such Restricted Subsidiary that arose in the ordinary course of business of MarkWest Energy Partners or any such Restricted Subsidiary;

            (8)     any Investment in Hedging Obligations permitted to be incurred by the covenant described above under the caption " — Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity";

            (9)     other Investments in any Person engaged in a Permitted Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the Issue Date and existing at the time of the Investment, which is the subject of the determination, was made, not to exceed the greater of (a) $60.0 million and (b) 2.5% of Consolidated Net Tangible Assets.

          "Permitted Liens" means:

            (1)     Liens securing Indebtedness under any of the Credit Facilities;

            (2)     Liens in favor of MarkWest Energy Partners or any of its Restricted Subsidiaries;

            (3)     any interest or title of a lessor in the property subject to a Capital Lease Obligation;

            (4)     Liens on property of a Person existing at the time such Person is merged with or into or consolidated with MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners, provided that such Liens were in existence prior to, and were not obtained in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with MarkWest Energy Partners or such Restricted Subsidiary;

            (5)     Liens on property existing at the time of acquisition thereof by MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners, provided that such Liens were in existence prior to, and were not obtained in contemplation of, such acquisition and relate solely to such property, accessions thereto and the proceeds thereof;

            (6)     Liens to secure the performance of tenders, bids, leases, statutory obligations, surety or appeal bonds, government contracts, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

            (7)     Liens on any property or asset acquired, constructed or improved by MarkWest Energy Partners or any Restricted Subsidiary, which (a) are in favor of the seller of such property or asset, in favor of the Person constructing or improving such property or asset, or in favor of the Person that provided the funding for the acquisition, construction or improvement of such property or asset, (b) are created within 360 days after the date of acquisition, construction or improvement, (c) secure the purchase price or construction or improvement cost, as the case may be, of such property or asset in an amount not to exceed the lesser of (i) the cost to MarkWest Energy Partners and its Restricted Subsidiaries of such acquisition, construction or improvement of such asset or property and (ii)100% of the fair market value of such acquisition, construction or improvement of such property or asset, and (d) are limited to the asset or property so acquired, constructed or improved (including proceeds thereof, accessions thereto and upgrades thereof);

            (8)     Liens to secure performance of Hedging Obligations of MarkWest Energy Partners or a Restricted Subsidiary;

            (9)     Liens existing on the Issue Date;

            (10)   Liens arising under operating agreements, joint venture agreements, partnership agreements, construction agreements, oil and gas leases, farmout agreements, division orders, agreements for the purchase, gathering, processing, sale, transportation or exchange of Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements arising in the ordinary course of MarkWest Energy Partners' or any Restricted Subsidiary's business that are customary in the Permitted Business;

            (11)    Liens securing the Obligations of the Issuers under the notes and the Indenture and of the Subsidiary Guarantors under the Guarantees;

            (12)   Liens upon specific items of inventory , receivables or other goods or proceeds of MarkWest Energy Partners or any of its Restricted Subsidiaries securing such Person's Obligations in respect of bankers' acceptances or receivables securitizations issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory, receivables or other goods or proceeds and permitted by the covenant described under the caption " — Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity;"

            (13)   Liens securing any Indebtedness equally and ratably with all Obligations due under the notes or any Guarantee pursuant to a contractual covenant that limits Liens in a manner substantially similar to the covenant described above under the caption " — Covenants — Liens;"

            (14)   Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Joint Venture owned by MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Joint Venture;

            (15)   Liens incurred in the ordinary course of business of MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners, provided that, after giving effect to any such incurrence, the aggregate principal amount of all indebtedness then outstanding and secured by any Liens incurred pursuant to this clause (16) does not exceed the greater of $60.0 million or 2.5% of the Consolidated Net Tangible Assets of MarkWest Energy Partners; and

            (16)   any Lien renewing, extending, refinancing or refunding a Lien permitted by clauses (1) through (15) above; provided, however, that (a) the principal amount of Indebtedness secured by such Lien does not exceed the principal amount of such Indebtedness outstanding immediately prior to the renewal, extension, refinancing or refunding of such Lien plus all accrued interest on the Indebtedness secured thereby and the amount of all fees, expenses and premiums incurred in connection therewith, and (b) no assets encumbered by any such Lien other than the assets permitted to be encumbered immediately prior to such renewal, extension, refinancing or refunding are encumbered thereby.

          "Permitted Refinancing Indebtedness" means any Indebtedness of MarkWest Energy Partners or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of MarkWest Energy Partners or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

            (1)     the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of, plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of necessary fees and expenses incurred in connection therewith and any premiums paid on the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded);

            (2)     such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

            (3)     if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes or the Guarantees, as the case may be, on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

            (4)     such Indebtedness is not incurred (other than by way of a guarantee) by a Restricted Subsidiary (other than MarkWest Finance.) if MarkWest Energy Partners is the issuer or other primary obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof or any other entity.

          "Rating Agency" means each of Standard & Poor's and Moody's, or if Standard & Poor's or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuers (as certified by a resolution of the Board of Directors of the General Partner) which shall be substituted for Standard & Poor's or Moody's, or both, as the case may be.

          "Reporting Default" means a Default described in clause (4) under " — Events of Default and Remedies."

          "Restricted Investment" means an Investment other than a Permitted Investment or a Permitted Business Investment.

          "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary. Notwithstanding anything in the Indenture to the contrary, each of MarkWest Finance and the Operating Company shall be a Restricted Subsidiary of MarkWest Energy Partners.

          "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act and the Exchange Act, as such Regulation is in effect on the Issue Date.

          "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

          "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent Obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

          "Subordinated Obligation" means any Indebtedness of MarkWest Energy Partners or MarkWest Finance (whether outstanding on the Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement.

          "Subsidiary" means, with respect to any Person:

            (1)     any corporation, association or other business entity (other than an entity referred to in clause (2) below) of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

            (2)     any partnership (whether general or limited), limited liability company or joint venture (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (i) the only general partners, members, managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (ii) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership, limited liability company or joint venture, respectively.

          "Subsidiary Guarantors" means each of:

            (1)     MarkWest Energy Operating Company, L.L.C., MarkWest Hydrocarbon, Inc., the General Partner, MarkWest Blackhawk, L.L.C., MarkWest Energy Appalachia, L.L.C., MarkWest Energy East Texas Gas Company, L.L.C., MarkWest Gas Services, L.L.C., MarkWest Javelina Company, L.L.C., MarkWest Javelina Pipeline Company, L.L.C., MarkWest Michigan Pipeline Company, L.L.C., MarkWest New Mexico, L.L.C., MarkWest Pinnacle, L.L.C., MarkWest Pipeline Company, L.L.C., MarkWest PNG Utility, L.L.C., MarkWest Power Tex, L.L.C., MarkWest Texas PNG Utility, L.L.C., MarkWest Oklahoma Gas Company, L.L.C., Mason Pipeline Limited Liability Company, Matrex, L.L.C., MarkWest Liberty Gas Gathering, L.L.C., MarkWest Marketing, L.L.C., MarkWest Gas Marketing, L.L.C., MarkWest McAlester, L.L.C. and West Shore Processing Company, L.L.C.

            (2)     any other Subsidiary of MarkWest Energy Partners that becomes a Subsidiary Guarantor in accordance with the provisions of the Indenture; and

            (3)     their respective successors and assigns.

  in each case until such Subsidiary Guarantor ceases to be such in accordance with the Indenture. Notwithstanding anything in the Indenture to the contrary, MarkWest Finance shall not be a Subsidiary Guarantor.

          "U.S. Government Obligations" means securities that are (1) direct Obligations of the United States for the payment of which its full faith and credit is pledged; (2) Obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case under clauses (1) or (2) above, are not callable or redeemable at the option of the issuers thereof; or (3) depository receipts issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation evidenced by such depository receipt.

          "Unrestricted Subsidiary" means MarkWest Liberty Midstream & Resources, L.L.C., a Delaware limited liability company, and any Subsidiary of MarkWest Energy Partners (other than MarkWest Finance or the Operating Company) that is designated by the Board of Directors of the General Partner as an

Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary: (1) has no Indebtedness other than Non-Recourse Debt owing to any Person other than MarkWest Energy Partners or any of its Restricted Subsidiaries, except to the extent permitted by subdause (2)(b) of the definition of "Permitted Business Investments"; (2) is not a party to any agreement, contract, arrangement or understanding with MarkWest Energy Partners or any Restricted Subsidiary of MarkWest Energy Partners unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to MarkWest Energy Partners or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of MarkWest Energy Partners; (3) is a Person with respect to which neither MarkWest Energy Partners nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of MarkWest Energy Partners or any of its Restricted Subsidiaries. All Subsidiaries of an Unrestricted Subsidiary shall be also Unrestricted Subsidiaries. Notwithstanding anything in the Indenture to the contrary, neither MarkWest Finance nor the Operating Company shall be designated as an Unrestricted Subsidiary.

          Any designation of a Subsidiary of MarkWest Energy Partners as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption " — Covenants — Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of MarkWest Energy Partners as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption " — Covenants — Incurrence of Indebtedness and Issuance of Disqualified Equity," MarkWest Energy Partners shall be in default of such covenant.

          "Voting Stock" of any Person as of any date means the Equity Interests of such Person pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers, general partners or trustees of such Person (regardless of whether, at the time, Equity Interests of any other class or classes shall have, or might have, voting power by reason of the occurrence of any contingency) or, with respect to a partnership (whether general or limited), any general partner interest in such partnership.

          "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

            (1)     the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

            (2)     the then outstanding principal amount of such Indebtedness.

BOOK-ENTRY, DELIVERY AND FORM

          The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global notes"). Upon issuance, the Global notes will be:

  •
  deposited with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and

  •
  registered in the name of DTC or its nominee, in each case for credit to an account of a Direct or Indirect Participant as described below.

          Transfer of beneficial interests in any Global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream"), which may change from time to time. The Global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in limited circumstances. Beneficial interests in the Global notes may be exchanged for notes in certificated form in limited circumstances. See the caption "— Transfers of Interest in Global Notes for Certificated Notes."

Depositary Procedures

          DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Direct Participants") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of the Direct Participants. The Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, including Euroclear and Clearstream. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "Indirect Participants").

          DTC has advised us that, pursuant to DTC's procedures, (i) upon deposit of the Global notes, DTC will credit the accounts of the Direct Participants designated by the exchange agent with portions of the principal amount of the Global notes that have been allocated to them by exchange agent, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global notes.

          Investors in the Global notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC, including Euroclear or Clearstream. Euroclear Bank N.V./S.A. will act initially as depository for Euroclear, and Citibank, N.A. will act initially as depository for Clearstream (each a "Nominee" of Euroclear and Clearstream, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, respectively. Euroclear and Clearstream must maintain on their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global notes, including those of customers' securities accounts held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC.

          The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer a beneficial interest in a Global note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global note to pledge such interest to persons or entities that are not

Direct Participants in DTC, or to otherwise take actions in respect of such interest, may be affected by the lack of physical certificates evidencing such interest.

          Except as described under the caption "— Transfers of Interest in Global Notes for Certificated Notes," owners of beneficial interests in the Global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

          Under the terms of the Indenture, the Issuers, the Subsidiary Guarantors and the Trustee will treat the persons in whose names the notes are registered (including notes represented by Global notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal of, premium, if any, and interest on Global notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of the Issuers, the Subsidiary Guarantors, the Trustee nor any agent of the Issuers, the Subsidiary Guarantors or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

          DTC has advised the Issuers that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, the Issuers or the Subsidiary Guarantors. None of the Issuers, the Subsidiary Guarantors or the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the notes, and the Issuers, the Subsidiary Guarantors and the Trustee may conclusively relay on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the notes for all purposes.

          The Global notes will trade in DTC's Same-day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants who hold an interest in the notes through Euroclear or Clearstream) who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among indirect Participants who hold interests in the notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

          Cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear's or Clearstream's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Clearstream and within the established deadlines (Brussels time) of such systems. Indirect Participants who hold interests in the notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear's and Clearstream's Nominees. Euroclear and Clearstream will, if the transaction meets their settlement requirements, deliver instructions to their respective Nominee to deliver or receive interests on Euroclear's or Clearstream's behalf in the relevant Global note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

          Because of time zone differences, the securities accounts of an Indirect Participant who holds an interest in the notes through Euroclear or Clearstream purchasing an interest in a Global note from a Direct Participant in DTC will be credited, and any such crediting will be reported, to Euroclear or Clearstream during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global note to a DTC Participant until the European business day for Euroclear and Clearstream immediately following DTC's settlement date.

          DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Direct Participants to whose account interests in the Global notes are credited and only in respect of such portion of the aggregate principal amount of the notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange Global notes (without the direction of one or more of its Direct Participants) for legended notes in certificated form, and to distribute such certificated forms of notes to its Direct Participants. See the caption "— Transfers of Interest in Global Notes for Certificated Notes."

          Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global notes among Direct Participants, including Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuers, the Subsidiary Guarantors or the Trustee shall have any responsibility for the performance by DTC, Euroclear and Clearstream or their respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

          The information in this section concerning DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that the Issuers believe to be reliable, but the Issuers take no responsibility for the accuracy thereof.

Transfers of Interest in Global Notes for Certificated Notes

          An entire Global note may be exchanged for definitive notes in registered, certificated form without interest coupons ("Certificated notes") if (i) DTC (x) notifies the Issuers that it is unwilling or unable to continue as depositary for the Global notes or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuers thereupon fail to appoint a successor depositary within 90 days, or (ii) there shall have occurred and be continuing an Event of Default and DTC notifies the Trustee of its decision to exchange the Global note for Certificated notes. In any such case, upon surrender by the Direct and Indirect Participants of their interests in such Global note, Certificated notes will be issued to each person that such Direct and Indirect Participants and DTC identify to the Trustee as being the beneficial owner of the related notes.

          Certificated notes delivered in exchange for any beneficial interest in any Global note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

          None of the Issuers, the Subsidiary Guarantors or the Trustee will be liable for any delay by the holder of any Global note or DTC in identifying the beneficial owners of notes, and the Issuers, the Subsidiary Guarantors and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global note or DTC for all purposes.

DESCRIPTION OF OTHER INDEBTEDNESS

Credit Agreement

          In July 2010, we entered into the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement replaces our prior credit agreement in its entirety and provides for a Credit Facility of up to $705 million, with an uncommitted accordion feature of up to $195 million. The borrowings under the Credit Facility continue to bear interest at a variable interest rate, plus basis points. The variable interest rate is based either on LIBOR ("LIBOR Loans") or the higher of (a) the prime rate set by the Credit Facility's administrative agent, (b) the Federal Funds Rate plus 0.5% and (c) the rate for LIBOR for a one month interest period plus 1% ("Alternate Base Rate Loans"). The basis points correspond to the ratio of our Consolidated Funded Debt (as defined in the Amended and Restated Credit Agreement) to our Adjusted Consolidated EBITDA (as defined in the Amended and Restated Credit Agreement), ranging from 1.5% to 2.5% for Alternate Base Rate Loans and from 2.5% to 3.5% for LIBOR Loans. We may use up to $150 million of the Credit Facility for the issuance of letters of credit and $10 million for shorter term swingline loans.

          The Amended and Restated Credit Agreement matures on July 1, 2015; however, the maturity date will be accelerated to May 1, 2014 if we have not refinanced or repaid the 2014 Senior Notes by such date. The Credit Facility is guaranteed by all of our wholly-owned subsidiaries and is collateralized by substantially all of our assets and those of our wholly-owned subsidiaries.

Senior Notes

          We and our subsidiary, MarkWest Energy Finance Corporation, have outstanding $375.0 million aggregate principal amount of 6.875% senior notes due 2014, $275.0 million aggregate principal amount of 8.5% senior notes due 2016 and $500.0 million aggregate principal amount of 8.75% senior notes due 2018. Concurrently with the launch of this offering, we commenced tender offers for any and all of each series of our 6.875% Senior Notes due 2014. Please read "Summary — Recent Developments — Tender Offers."

          The indentures governing our existing senior notes limit our activities and the activities of our restricted subsidiaries. The indentures place limits on the ability of us and our restricted subsidiaries to: incur additional indebtedness; declare or pay dividends or distributions or redeem, repurchase or retire equity interests or subordinated indebtedness; make investments; incur liens; create any consensual limitation on the ability of our restricted subsidiaries to pay dividends, make loans or transfer property to us; engage in transactions with our affiliates; sell assets, including equity interests of our subsidiaries; make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any subordinated obligation or guarantor subordination obligation (except principal and interest at maturity); and consolidate, merge or transfer assets.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

          The following discussion summarizes certain U.S. federal income tax considerations that may be relevant to the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Code, applicable Treasury Regulations promulgated thereunder, judicial authority and administrative interpretations, as of the date of this document, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. We cannot assure you that the IRS will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

          In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder's circumstances, or to certain categories of investors that may be subject to special rules, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities or currencies, U.S. holders whose functional currency is not the U.S. dollar, U.S. expatriates, or persons who hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to holders who purchase the notes in this offering at their "issue price" (the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment). This discussion also does not address any U.S. federal tax considerations other than federal income tax considerations (e.g. estate or gift tax considerations) or the tax considerations arising under the laws of any foreign, state, local, or other jurisdiction.

          Investors considering the purchase of notes are urged to consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Tax Consequences to U.S. Holders

          You are a "U.S. holder" for purposes of this discussion if you are a beneficial owner of a note and you are for U.S. federal income tax purposes:

  •
  an individual who is a U.S. citizen or U.S. resident alien;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

          If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds notes, the tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the U.S. federal income tax consequences of acquiring, holding and disposing of the notes.

Certain Additional Payments

          In certain circumstances (please read "Description of Notes — Optional Redemption" and "Repurchase at the Option of Holders — Change of Control"), we may be obligated to pay amounts on the notes that are in excess of stated interest or principal on the notes. We do not intend to treat the possibility of paying such additional amounts as affecting the determination of the yield to maturity of the notes or giving rise to ordinary income upon redemption, sale, or exchange of the notes. However, additional income will be recognized if any such additional payment is made. It is possible, however, that the IRS may take a different position, in which case the timing, character, and amount of income may be different.

Interest on the Notes

          Interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the Notes

          You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note. This gain or loss will equal the difference between your adjusted tax basis in the note and the proceeds you receive, excluding any proceeds attributable to accrued interest which will be recognized as ordinary interest income to the extent you have not previously included the accrued interest in income. The proceeds you receive will include the amount of any cash and the fair market value of any other property received for the note. Your adjusted tax basis in the note will generally equal the amount you paid for the note. The gain or loss will be long-term capital gain or loss if you held the note for more than one year. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 15% (this rate is scheduled to increase to 20% for tax years beginning on or after January 1, 2011). The deductibility of capital losses is subject to limitation.

Information Reporting and Backup Withholding

          Information reporting will apply to payments of interest on, or the proceeds of the sale or other disposition of, notes held by you, and backup withholding (currently at a rate of 28%, but the rate is scheduled to increase on January 1, 2011) will apply unless you provide the appropriate intermediary with a taxpayer identification number, certified under penalties of perjury, as well as certain other information or otherwise establish an exemption from backup withholding. Any amount withheld under the backup withholding rules is allowable as a credit against your U.S. federal income tax liability, if any, and a refund may be obtained if the amounts withheld exceed your actual U.S. federal income tax liability and you provide the required information or appropriate claim form to the IRS.

New Legislation Relating to Net Investment Income

          For tax years beginning after December 31, 2012, newly enacted legislation is scheduled to impose a 3.8% tax on the "net investment income" of certain U.S. citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes gross income from interest and net gain from the sale, redemption, exchange, retirement, or other taxable disposition of a note, less certain deductions.

          Prospective holders should consult their tax advisors with respect to the tax consequences of the new legislation described above.

Tax Consequences to Non-U.S. Holders

          You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of notes that is an individual, corporation, estate or trust that is not a U.S. holder.

Interest on the Notes

          Payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the "portfolio interest" exemption if you properly certify as to your foreign status as described below, and:

  •
  you do not own, directly or indirectly, actually or constructively, 10% or more of our capital or profits interests;

  •
  you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

  •
  you are not a "controlled foreign corporation" that is related to us; and

  •
  interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

          The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to the foreign status of partners, trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

          If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a 30% rate, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefits of an income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below. Please read "— Income or Gain Effectively Connected with a U.S. Trade or Business."

Disposition of Notes

          You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

  •
  the gain is effectively connected with the conduct by you of a U.S. trade or business (and, if an income tax treaty so requires, is attributable to your permanent establishment in the United States); or

  •
  you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

          If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to U.S. federal income tax as described below (please read "— Income or Gain Effectively Connected with a U.S. Trade or Business"). If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to a flat 30% U.S. federal income tax (or lower applicable treaty rate) on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses.

Income or Gain Effectively Connected with a U.S. Trade or Business

          If any interest on the notes or gain from the sale, exchange or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at regular graduated income tax rates in generally the same manner as a U.S. holder unless an applicable tax treaty provides otherwise. Effectively connected interest income will not be subject to withholding tax if certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI (or IRS Form W-8BEN claiming a treaty exemption) or appropriate substitute form to us, or our paying agent. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, if an income tax treaty applies to you, is attributable to your permanent establishment in the United States) also may be subject to a "branch profits tax" at a 30% rate, although an applicable income tax treaty may provide for a lower rate.

Information Reporting and Backup Withholding

          Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you.

          U.S. backup withholding tax generally will not apply to payments of interest and principal on a note to a non-U.S. holder if the statement described in "Interest on the Notes" is duly provided by the holder or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a United States person as defined under the Code.

          Payment of the proceeds of a disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify under penalties of perjury as to your foreign status and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if the broker is, for U.S. federal income tax purposes:

  •
  a United States person;

  •
  a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  a controlled foreign corporation for U.S. federal income tax purposes; or

  •
  a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons (as defined under the Code) or is engaged in the conduct of a U.S. trade or business.

          Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is provided to the IRS.

          The preceding discussion of certain U.S. federal income tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the consequences of any proposed change in applicable laws.

 CERTAIN ERISA CONSIDERATIONS

          The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements (each, a "Plan").

General Fiduciary Matters

          ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

          In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

          Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

          The acquisition and/or holding of notes by an ERISA Plan with respect to which the Issuers, the underwriters, the Subsidiary Guarantors, the Trustee or any of their respective affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied. Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or violation of any applicable Similar Laws.

Representation

          Accordingly, by its acceptance of a note, each purchaser and subsequent transferee of a note (or any interest therein) will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes (or any interest therein) constitutes assets of any Plan or (ii) the purchase and holding of the notes (or any interest therein) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable Similar Laws.

          The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

          Subject to the terms and conditions in the underwriting agreement dated the date of this prospectus supplement by and among us and the underwriters named below, for whom Wells Fargo Securities, LLC, Banc of America Securities LLC, Barclays Capital Inc., Morgan Stanley & Co. Incorporated and RBC Capital Markets Corporation are acting as representatives, we have agreed to sell to each of the underwriters, and each of the underwriters has agreed to purchase from us, severally and not jointly, the principal amount of the notes set forth opposite the underwriter's name.

Name of Underwriter	Principal Amount of Notes
Wells Fargo Securities, LLC
Banc of America Securities LLC
Barclays Capital Inc.
Morgan Stanley & Co. Incorporated
RBC Capital Markets Corporation
BBVA Securities Inc.
BNP Paribas Securities Corp.
J.P. Morgan Securities LLC
SunTrust Robinson Humphrey, Inc.
U.S. Bancorp Investments, Inc.
Capital One Southcoast, Inc
Comerica Securities, Inc.
Daiwa Capital Markets America Inc.
Natixis Bleichroeder LLC
Total	$500,000,000

          The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and certain other conditions. Under the terms and conditions of the underwriting agreement, if the underwriters purchase any of the notes, then they are obligated to purchase all of the notes.

          The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and may offer the notes to certain dealers, who may include the underwriters, at that price less a concession not in excess of         % of the principal amount per note. The underwriters may allow, and those dealers may reallow, a concession to certain other dealers not in excess of         % of the principal amount per note. After the initial offering of the notes to the public, the public offering price and other selling terms to dealers may be changed. The underwriters may offer and sell notes through certain of their affiliates.

          We and the subsidiary guarantors have agreed not to offer or sell any of our debt securities (other than the notes) for a period of 90 days after the date of this prospectus supplement without the prior written consent of the representatives.

          We estimate that the total expenses of this offering to be paid by us, excluding underwriting discounts, will be approximately $0.5 million.

          In connection with this offering and in compliance with applicable law, the underwriters may engage in over-allotment, stabilizing and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  •
  Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

  •
  The underwriters may also effect transactions which stabilize, maintain or otherwise affect the market price of the notes at levels above those which might otherwise prevail in the open market.

  •
  Such transactions may include placing bids for the notes or effecting purchases of the notes for the purpose of pegging, fixing or maintaining the price of the notes.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives of the underwriters to reclaim a selling concession from a syndicate member when the notes sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

          These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected in the over-the-counter market or otherwise. The underwriters are not required to engage in any of these activities and such activities, if commenced, may be discontinued at any time.

          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

          The notes are offered for sale only in those jurisdictions where it is legal to offer them.

          There is no public market for the notes. The notes will not be listed on any securities exchange or included in any automated quotation system. The underwriters have advised us that, following completion of the offering of the notes, they intend to make a market in the notes, as permitted by applicable law. They are not obligated, however, to make a market in the notes, and may discontinue any market-making activities at any time without notice, in their sole discretion. If any of the underwriters ceases to act as a market-maker for the notes for any reason, there can be no assurance that another firm or person will make a market in the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for these notes.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, the Exchange Act or other Federal or state statutory law or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

          We expect delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the tenth business day following the date of this prospectus supplement (such settlement being referred to as "T+10"). Under Rule 15(c)6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of this prospectus supplement or during the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+10, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Conflicts of Interest

          Certain of the underwriters and their affiliates have performed investment banking, commercial banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time in the future, engage in transactions with and perform services for us and our affiliates in the ordinary course of business. An affiliate of Wells Fargo Securities, LLC serves as administrative agent, an affiliate of RBC Capital Markets Corporation serves as syndication agent and affiliates of BNP Paribas Securities Corp., Morgan Stanley & Co. Incorporated and US Bancorp Investments, Inc. serve as co-documentation agents under our Credit Facility. Additionally, affiliates of each of the underwriters except for Daiwa Capital Markets America Inc. are lenders under our Credit Facility and accordingly will receive a portion of the proceeds from this offering pursuant to the repayment of borrowings under our Credit Facility.

          An affiliate of Wells Fargo Securities, LLC will serve as trustee under the indenture governing the notes offered hereby and currently serves as trustee under other of our indentures. Further, Wells Fargo Securities, LLC is acting as dealer manager and solicitation agent in connection with the concurrent tender offers. Certain of the underwriters or their affiliates are holders of our 2014 Notes and accordingly may receive a portion of the proceeds of this offering in the tender offers.

          Daiwa Capital Markets America Inc. ("DCMA") has entered into an agreement with SMBC Securities, Inc. ("SMBCSI") pursuant to which SMBCSI provides certain advisory and/or other services to DCMA, including services with respect to this offering. In return for the provision of such services by SMBCSI to DCMA, DCMA will pay to SMBCSI a mutually agreed-upon fee.

Notice to Investors

  United Kingdom

          This prospectus supplement and the accompanying prospectus have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000 ("FSMA") and are, accordingly, only being distributed in the United Kingdom to, and are only directed at (i) investment professionals falling within the description of persons in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Financial Promotion Order"); or (ii) high net worth companies and other persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; or (iii) to any other person to whom they may otherwise lawfully be communicated or made in accordance with the Financial Promotion Order (all such persons together being referred to as "relevant persons").

          The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

          An invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any notes which are the subject of the offering contemplated by this prospectus will only be communicated or caused to be communicated in circumstances in which Section 21(1) of FSMA does not apply to the issuers.

 LEGAL MATTERS

          Certain legal matters with respect to the legality of the notes being offered and certain tax matters relating to the notes will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas. Certain legal matters with respect to the legality of the notes being offered will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas. Members of Vinson & Elkins L.L.P. involved in this offering own an aggregate of approximately 5,000 of our common units.

EXPERTS

          The financial statements incorporated in this prospectus supplement by reference from our annual report on Form 10-K for the year ended December 31, 2009, and the effectiveness of MarkWest Energy Partners, L.P.'s internal control over financial reporting as of December 31, 2009 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

          Statements included or incorporated by reference in this prospectus supplement that are not historical facts are forward-looking statements. We use words such as "could," "may," "predict," "should," "expect," "hope," "continue," "potential," "plan," "intend," "anticipate," "project," "believe," "estimate," and similar expressions to identify forward-looking statements.

          These forward-looking statements are made based upon management's expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not update publicly any forward-looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward-looking statements as many of these factors are beyond our ability to control or predict. Please read "Risk Factors."

WHERE YOU CAN FIND MORE INFORMATION

          We have filed a registration statement with the SEC under the Securities Act of 1933, as amended, that registers the offer and sale of the notes covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and which is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

          We incorporate by reference in this prospectus supplement the following documents that we have previously filed with the SEC:

  •
  Our annual report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on March 1, 2010;

  •
  Our quarterly reports on Form 10-Q for the quarter ended March 31, 2010, as filed with the SEC on May 10, 2010, and for the quarter ended June 30, 2010, as filed with the SEC on August 9, 2010; and

  •
  Our current reports on Form 8-K as filed with the SEC on January 7, 2010, January 27, 2010, January 29, 2010, February 1, 2010, February 24, 2010, March 30, 2010, April 5, 2010, April 23, 2010, June 4, 2010, July 7, 2010, July 28, 2010 and August 4, 2010.

          These reports contain important information about us, our financial condition and our results of operations.

          All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus supplement and prior to the termination of this offering will also be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus supplement and the accompanying base prospectus. Nothing in this prospectus supplement or the accompanying base prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

          You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

MarkWest Energy Partners, L.P.
1515 Arapahoe Street, Tower 2, Suite 700
Denver, CO 80202-2126
Attention: Nancy K. Buese
(303) 925-9200

          We also make available free of charge on our internet website at http://www.markwest.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus supplement or the accompanying base prospectus and does not constitute a part of this prospectus supplement or the accompanying base prospectus.

APPENDIX A:
GLOSSARY OF TERMS

          We have included below the definitions for certain terms used in this prospectus supplement.

          btu:    British Thermal Units.

          Dth/d:    Dekatherms per day.

          frac spread:    The difference between the NGL product sales price and the purchase price of natural gas with an equivalent btu content.

          GAAP:    Accounting principles generally accepted in the United States of America.

          incentive distribution right:    A non-voting limited partner partnership interest issued to our general partner in connection with our formation. The partnership interest will confer upon its holder only the rights and obligations specifically provided in the partnership agreement for incentive distribution rights.

          Mcf:    One thousand cubic feet.

          Mcf/d:    One thousand cubic feet per day.

          MMcf/d:    One million cubic feet per day.

          MMBtu:    One million British thermal units, an energy measurement.

          Off-gas:    Ozonated air collected from reaction tanks.

          NGLs:    natural gas liquids, including ethane, propane, butane, isobutane, normal butane and natural gasoline.

          throughput:    The volume of gas transported or passing through a pipeline, plant or other facility.

A-1

PROSPECTUS

MarkWest Energy Partners, L.P.

MarkWest Energy Finance Corp.

Common Units

Debt Securities

        We may from time to time offer the following securities under this prospectus:

  •
  common units representing limited partner interests in MarkWest Energy Partners, L.P., and

  •
  debt securities of MarkWest Energy Partners L.P.

        Our common units are traded on the New York Stock Exchange under the symbol "MWE." We will provide information in the prospectus supplement for the trading market, for any debt securities we may offer.

        MarkWest Energy Finance Corp. may act as co-issuer of the debt securities, and all other direct or indirect wholly-owned subsidiaries of MarkWest Energy Partners, L.P. (which we refer to as "Subsidiary Guarantors"), other than "minor" subsidiaries as such item is interpreted in securities regulation governing financial reporting for guarantors, may guarantee the debt securities.

        Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. You should also read the documents we have referred you to in the "Where You Can Find More Information" section of this prospectus for information on us and for our financial statements.

        Limited partnerships are inherently different from corporations. You should carefully consider each of the factors described under "Risk Factors," which begin on page 5 of this prospectus before you make an investment in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 13, 2010

        You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we and MarkWest Energy Finance Corporation have filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf registration process, we may offer from time to time our common units or debt securities described in this prospectus in one or more offerings. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus. Therefore, before you invest in our securities, you should read this prospectus, any attached prospectus supplements and the additional information described below under "Where You Can Find More Information."

        As used in this prospectus, "we," "us," "our," "the Partnership" and "MarkWest Energy Partners" mean MarkWest Energy Partners, L.P. and, where the context requires, include our operating subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC's website at http://www.sec.gov. You also can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        The SEC allows us to "incorporate by reference" the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that we later provide to the SEC, and which is deemed to be "filed" with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC.

        We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding any information furnished pursuant to 2.02 or 7.01 on any current report on Form 8-K), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all offerings under this registration statement are completed;

  •
  Our annual report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on March 2, 2009, as modified by our current report on Form 8-K as filed with the SEC on May 18, 2009 for the retrospective applications of changes to generally accepted accounting principles related to the presentation of non-controlling interest and the calculation of earnings per unit (excluding the Starfish Pipeline Company, LLC Consolidated Financial Statements in Part IV, Schedule A thereto);

  •
  Our quarterly reports on Form 10-Q for the quarter ended March 31, 2009, as filed with the SEC on May 11, 2009, as amended by the amended quarterly report on Form 10-Q/A for the quarter ended March 31, 2009, as filed with the SEC on October 16, 2009, for the quarter ended June 30, 2009, as filed with the SEC on August 10, 2009 and for the quarter ended September 30, 2009, as filed with the SEC on November 9, 2009; and

  •
  Our current reports on Form 8-K as filed with the SEC on January 28, 2009, January 28, 2009, March 4, 2009, March 24, 2009, April 24, 2009, May 7, 2009, May 11, 2009, May 18, 2009, May 27, 2009, June 10, 2009, July 1, 2009, July 24, 2009, August 12, 2009, August 14, 2009, September 3, 2009, September 15, 2009, October 6, 2009, October 23, 2009, November 4, 2009 and January 7, 2010.

        These reports contain important information about us, our financial condition and our results of operations.

        Our quarterly reports listed above do not give effect to the adoption of new guidance issued by the Financial Accounting Standards Board on January 6, 2010 related to the accounting for decreases in ownership of a subsidiary. The new guidance is effective for our financial statements for the fiscal year ended December 31, 2009 and requires retrospective application to all interim periods beginning on or after January 1, 2009. Management is currently evaluating the impact of the adoption of this guidance and will update the financial information in our annual report on Form 10-K for the year ended December 31, 2009. Losses and transaction costs related to our sale of equity interests that were previously recognized in Partner's Capital will be reclassified as a reduction of Net Income (loss) attributable to the Partnership in our Consolidated Statements of Operations.

        You may request a copy of any document incorporated by reference in this prospectus and any exhibit specifically incorporated by reference in those documents, at no cost, by writing or telephoning us at the following address or phone number:

MarkWest Energy Partners, L.P.
1515 Arapahoe Street, Tower 2, Suite 700
Denver, CO 80202-2126
Attention: Nancy K. Buese
(303) 925-9200

        We also make available free of charge on our internet website at http://www.markwest.com our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not part of this prospectus and does not constitute a part of this prospectus.

        You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus is accurate as of any date other than the date on the front of each document. We are subject to the information requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC. You may read our filings on the SEC's website and at the SEC's Public Reference Room described above. Our common stock trades on the NYSE under the symbol "MWE." Reports that we file with the NYSE may be inspected and copied at the offices of the NYSE described above.

FORWARD-LOOKING STATEMENTS

        Statements included or incorporated by reference in this prospectus that are not historical facts are forward-looking statements. We use words such as "could," "may," "predict," "should," "expect," "hope," "continue," "potential," "plan," "intend," "anticipate," "project," "believe," "estimate," and similar expressions to identify forward-looking statements. These forward-looking statements are made based upon management's expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not update publicly any forward-looking statement with new information or future events. Investors are cautioned not to put undue reliance on forward-looking statements as many of these factors are beyond our ability to control or predict. Please read "Risk Factors" in Part I, Item 1A. in our most recent annual report on Form 10-K and in Part II, Item 1A in our quarterly reports on Form 10-Q.

 ABOUT MARKWEST ENERGY PARTNERS

        We are a master limited partnership engaged in the gathering, transportation and processing of natural gas; the transportation, fractionation, marketing and storage of natural gas liquids, or NGLs; and the gathering and transportation of crude oil. We have extensive natural gas gathering, processing and transmission operations in the southwest, Gulf Coast and northeast regions of the United States, including the Marcellus Shale, and are the largest natural gas processor in the Appalachian region.

        Our principal executive offices are located at 1515 Arapahoe Street, Tower 2, Suite 700, Denver, Colorado 80202. We maintain a website at http://www.markwest.com. The information on our website is not part of this prospectus, and you should rely only on information contained in this prospectus or incorporated herein by reference when making an investment decision.

 RISK FACTORS

        An investment in our securities involves a high degree of risk. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent annual report on Form 10-K and in our quarterly reports on Form 10-Q, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units or debt securities could decline and you could lose all or part of your investment. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

USE OF PROCEEDS

        Unless we specify otherwise in any prospectus supplement, we will use the net proceeds we receive from the sale of securities covered by this prospectus for general corporate purposes, which may include, among other things:

  •
  paying or refinancing all or a portion of our indebtedness outstanding at the time; and

  •
  funding working capital, capital expenditures or acquisitions.

        The actual application of proceeds from the sale of any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering. The precise amount and timing of the application of these proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES

        The table below sets forth the ratios of earnings to fixed charges for us for the periods indicated.

	Year Ended December 31,					Nine Months Ended September 30, 2009
	2004	2005	2006	2007	2008
RATIO OF EARNINGS TO FIXED CHARGES	1.33x	(1)	2.27x	(2)	4.07x	(3)

(1)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2005 by $5,859,000.

(2)
Earnings were inadequate to cover fixed charges for the year ended December 31, 2007 by $56,490,000.

(3)
Earnings were inadequate to cover fixed charges for the nine months ended September 30, 2009 by $124,674,000.

        For purposes of computing the ratio of earnings to fixed charges, "earnings" is the aggregate of the following items:

  •
  pre-tax income or loss from continuing operations before adjustment for non-controlling interest in consolidated subsidiaries or income or loss from equity investees;

  •
  plus fixed charges;

  •
  plus distributed income of equity investees;

  •
  less capitalized interest; and

  •
  less non-controlling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

        The term "fixed charges" means the sum of the following:

  •
  interest expense and capitalized interest, including the gain or loss on interest rate swaps and amortization of premiums, discounts and capitalized expenses related to indebtedness; and

  •
  an estimate of the interest within rental expense.

 DESCRIPTION OF COMMON UNITS

The Units

        The common units and the Class A units represent limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and Class A units in and to partnership distributions, please read "Cash Distribution Policy." For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read "Partnership Agreement."

Transfer Agent and Registrar

  Duties

        Wells Fargo Bank, N.A. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

  •
  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

  •
  special charges for services requested by a holder of a common unit; and

  •
  other similar fees or charges.

        There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

  Resignation or Removal

        The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        The transfer of the common units to persons that purchase directly from the underwriters will be accomplished through the completion, execution and delivery of a transfer application by the investor. Any later transfers of a common unit will not be recorded by the transfer agent or recognized by us unless the transferee executes and delivers a transfer application. By executing and delivering a transfer application, the transferee of common units:

  •
  becomes the record holder of the common units and is an assignee until admitted into our partnership as a substituted limited partner;

  •
  automatically requests admission as a substituted limited partner in our partnership;

  •
  agrees to be bound by the terms and conditions of, and executes, our partnership agreement;

  •
  represents that the transferee has the capacity, power and authority to enter into the partnership agreement;

  •
  grants powers of attorney to officers of our general partner and any liquidator of us as specified in the partnership agreement; and

  •
  makes the consents and waivers contained in the partnership agreement.

        An assignee will become a substituted limited partner of our partnership for the transferred common units upon the consent of our general partner and the recording of the name of the assignee on our books and records. Our general partner may withhold its consent in its sole discretion. A transferee's broker, agent or nominee may complete, execute and deliver a transfer application. We are entitled to treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder's rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

        Common units are securities and are transferable according to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to request admission as a substituted limited partner in our partnership for the transferred common units. A purchaser or transferee of common units who does not execute and deliver a transfer application obtains only:

  •
  the right to assign the common unit to a purchaser or other transferee; and

  •
  the right to transfer the right to seek admission as a substituted limited partner in our partnership for the transferred common units.

        Thus, a purchaser or transferee of common units who does not execute and deliver a transfer application:

  •
  will not receive cash distributions or federal income tax allocations, unless the common units are held in a nominee or "street name" account and the nominee or broker has executed and delivered a transfer application; and

  •
  may not receive some federal income tax information or reports furnished to record holders of common units.

        The transferor of common units has a duty to provide the transferee with all information that may be necessary to transfer the common units. The transferor does not have a duty to insure the execution of the transfer application by the transferee and has no liability or responsibility if the transferee neglects or chooses not to execute and forward the transfer application to the transfer agent. Please read "Partnership Agreement—Status as Limited Partner or Assignee."

        Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or applicable stock exchange regulations.

DESCRIPTION OF OUR DEBT SECURITIES

General

        The debt securities will be:

  •
  our direct general obligations;

  •
  either senior debt securities or subordinated debt securities; and

  •
  issued under separate indentures among us and Wells Fargo Bank, National Association, as Trustee.

        MarkWest Energy Partners, L.P. may issue debt securities in one or more series, and MarkWest Energy Finance Corp. may be a co-issuer of one or more series of debt securities. MarkWest Energy Finance Corp. was incorporated under the laws of the State of Delaware in 2004, is wholly-owned by MarkWest Energy Partners, L.P., and has no material assets or any liabilities other than as a co-issuer of debt securities. Its activities will be limited to co-issuing debt securities and engaging in other activities incidental thereto. When used in this section "Description of the Debt Securities," the terms "we," "us," "our" and "issuers" refer jointly to MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corp., and the terms "MarkWest Energy Partners" and "MarkWest Finance" refer strictly to MarkWest Energy Partners, L.P. and MarkWest Energy Finance Corp., respectively.

        If we offer senior debt securities, we will issue them under a senior indenture. If we issue subordinated debt securities, we will issue them under a subordinated indenture. A form of each indenture is filed as an exhibit to the registration statement of which this prospectus is a part. We have not restated either indenture in its entirety in this description. You should read the relevant indenture because it, and not this description, controls your rights as holders of the debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

Specific Terms of Each Series of Debt Securities in the Prospectus Supplement

        A prospectus supplement and a supplemental indenture or authorizing resolutions relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether MarkWest Finance will be a co-issuer;

  •
  the guarantors of the debt securities, if any;

  •
  whether the debt securities are senior or subordinated debt securities;

  •
  the title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  the assets, if any, that are pledged as security for the payment of the debt securities;

  •
  whether we will issue the debt securities in individual certificates to each holder in registered form, or in the form of temporary or permanent global securities held by a depository on behalf of holders;

  •
  the prices at which we will issue the debt securities;

  •
  the portion of the principal amount that will be payable if the maturity of the debt securities is accelerated;

  •
  the currency or currency unit in which the debt securities will be payable, if not U.S. dollars;

  •
  the dates on which the principal of the debt securities will be payable;

  •
  the interest rate that the debt securities will bear and the interest payment dates for the debt securities;

  •
  any conversion or exchange provisions;

  •
  any optional redemption provisions;

  •
  any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

  •
  any changes to or additional events of default or covenants; and

  •
  any other terms of the debt securities.

        We may offer and sell debt securities, including original issue discount debt securities, at a substantial discount below their principal amount. The prospectus supplement will describe special U.S. federal income tax and any other considerations applicable to those securities. In addition, the prospectus supplement may describe certain special U.S. federal income tax or other considerations applicable to any debt securities that are denominated in a currency other than U.S. dollars.

Guarantees

        If specified in the prospectus supplement respecting a series of debt securities, the subsidiaries of MarkWest Energy Partners specified in the prospectus supplement will unconditionally guarantee to each holder and the Trustee, on a joint and several basis, the full and prompt payment of principal of, premium, if any, and interest on the debt securities of that series when and as the same become due and payable, whether at stated maturity, upon redemption or repurchase, by declaration of acceleration or otherwise. If a series of debt securities is guaranteed, such series will be guaranteed by all wholly-owned subsidiaries other than "minor" subsidiaries as such term is interpreted in securities regulation governing financial reporting for guarantors. The prospectus supplement will describe any limitation on the maximum amount of any particular guarantee and the conditions under which guarantees may be released.

        The guarantees will be general obligations of the guarantors. Guarantees of subordinated debt securities will be subordinated to the Senior Indebtedness of the guarantors on the same basis as the subordinated debt securities are subordinated to the Senior Indebtedness of MarkWest Energy Partners.

Consolidation, Merger or Asset Sale

        Each indenture will, in general, allow us to consolidate or merge with or into another domestic entity. It will also allow each issuer to sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another domestic entity. If this happens, the remaining or acquiring entity must assume all of the issuer's responsibilities and liabilities under the indenture including the payment of all amounts due on the debt securities and performance of the issuer's covenants in the indenture.

        However, each indenture will impose certain requirements with respect to any consolidation or merger with or into an entity, or any sale, lease, transfer or other disposition of all or substantially all of an issuer's assets, including:

  •
  the remaining or acquiring entity must be organized under the laws of the United States, any state or the District of Columbia;

  •
  the remaining or acquiring entity must assume the issuer's obligations under the indenture; and

  •
  immediately after giving effect to the transaction, no Default or Event of Default (as defined under "—Events of Default and Remedies" below) may exist.

        The remaining or acquiring entity will be substituted for the issuer in the indenture with the same effect as if it had been an original party to the indenture, and the issuer will be relieved from any further obligations under the indenture.

No Protection in the Event of a Change of Control

        Unless otherwise set forth in the prospectus supplement, the debt securities will not contain any provisions that protect the holders of the debt securities in the event of a change of control of us or in the event of a highly leveraged transaction, whether or not such transaction results in a change of control of us.

Modification of Indentures

        We may supplement or amend an indenture if the holders of a majority in aggregate principal amount of the outstanding debt securities of all series issued under the indenture affected by the supplement or amendment consent to it. Further, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive past defaults under the indenture and compliance by us with our covenants with respect to the debt securities of that series only. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be supplemented or amended without the consent of each holder affected. Without the consent of each outstanding debt security affected, no modification of the indenture or waiver may:

  •
  reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver;

  •
  reduce the principal of or change the fixed maturity of any debt security;

  •
  reduce or waive the premium payable upon redemption or alter or waive the provisions with respect to the redemption of the debt securities (except as may be permitted in the case of a particular series of debt securities);

  •
  reduce the rate of or change the time for payment of interest on any debt security;

  •
  waive a Default or an Event of Default in the payment of principal of or premium, if any, or interest on the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the debt securities and a waiver of the payment default that resulted from such acceleration);

  •
  except as otherwise permitted under the indenture, release any security that may have been granted with respect to the debt securities;

  •
  make any debt security payable in currency other than that stated in the debt securities;

  •
  in the case of any subordinated debt security, make any change in the subordination provisions that adversely affects the rights of any holder under those provisions;

  •
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of debt securities to receive payments of principal of or premium, if any, or interest on the debt securities;

  •
  waive a redemption payment with respect to any debt security (except as may be permitted in the case of a particular series of debt securities);

  •
  except as otherwise permitted in the indenture, release any guarantor from its obligations under its guarantee or the indenture or change any guarantee in any manner that would adversely affect the rights of holders; or

  •
  make any change in the preceding amendment, supplement and waiver provisions (except to increase any percentage set forth therein).

        We may supplement or amend an indenture without the consent of any holders of the debt securities in certain circumstances, including:

  •
  to establish the form of terms of any series of debt securities;

  •
  to cure any ambiguity, defect or inconsistency;

  •
  to provide for the assumption of an issuer's or guarantor's obligations to holders of debt securities in the case of a merger or consolidation or disposition of all or substantially all of such issuer's or guarantor's assets;

  •
  in the case of any subordinated debt security, to make any change in the subordination provisions that limits or terminates the benefits applicable to any holder of Senior Indebtedness of MarkWest Energy Partners;

  •
  to add or release guarantors pursuant to the terms of the indenture;

  •
  to make any changes that would provide any additional rights or benefits to the holders of debt securities or that do not, taken as a whole, adversely affect the rights under the indenture of any holder of debt securities;

  •
  to evidence or provide for the acceptance of appointment under the indenture of a successor Trustee;

  •
  to add any additional Events of Default; or

  •
  to secure the debt securities and/or the guarantees.

Events of Default and Remedies

        "Event of Default," when used in an indenture, will mean any of the following with respect to the debt securities of any series:

  •
  failure to pay when due the principal of or any premium on any debt security of that series;

  •
  failure to pay, within 60 days of the due date, interest on any debt security of that series;

  •
  failure to pay when due any sinking fund payment with respect to any debt securities of that series;

  •
  failure on the part of the issuers to comply with the covenant described under "—Consolidation, Merger or Asset Sale";

  •
  failure to perform any other covenant in the indenture that continues for 30 days after written notice is given to the issuers;

  •
  certain events of bankruptcy, insolvency or reorganization of an issuer; or

  •
  any other Event of Default provided under the terms of the debt securities of that series.

        An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under an indenture. The Trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, premium, if any, or interest) if it considers such withholding of notice to be in the best interests of the holders.

        If an Event of Default for any series of debt securities occurs and continues, the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of, and accrued interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in the aggregate principal amount of the debt securities of that series can rescind the declaration.

        Other than its duties in case of a default, a Trustee is not obligated to exercise any of its rights or powers under either indenture at the request, order or direction of any holders, unless the holders offer the Trustee reasonable security or indemnity. If they provide this reasonable security or indemnification, the holders of a majority in aggregate principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the Trustee, or exercising any power conferred upon the Trustee, for that series of debt securities.

No Limit on Amount of Debt Securities

        Neither indenture will limit the amount of debt securities that we may issue, unless we indicate otherwise in a prospectus supplement. Each indenture will allow us to issue debt securities of any series up to the aggregate principal amount that we authorize.

Registration of Notes

        We will issue debt securities of a series only in registered form, without coupons, unless otherwise indicated in the prospectus supplement.

Minimum Denominations

        Unless the prospectus supplement states otherwise, the debt securities will be issued only in principal amounts of $1,000 each or integral multiples of $1,000.

No Personal Liability

        None of the past, present or future partners, incorporators, managers, members, directors, officers, employees, unitholders or stockholders of either issuer, the general partner of MarkWest Energy Partners or any guarantor will have any liability for the obligations of the issuers or any guarantors under either indenture or the debt securities or for any claim based on such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the debt securities. The waiver may not be effective under federal securities laws, however.

Payment and Transfer

        The Trustee will initially act as paying agent and registrar under each indenture. The issuers may change the paying agent or registrar without prior notice to the holders of debt securities, and the issuers or any of their subsidiaries may act as paying agent or registrar.

        If a holder of debt securities has given wire transfer instructions to the issuers, the issuers will make all payments on the debt securities in accordance with those instructions. All other payments on the debt securities will be made at the corporate trust office of the Trustee, unless the issuers elect to make interest payments by check mailed to the holders at their addresses set forth in the debt security register.

        The Trustee and any paying agent will repay to us upon request any funds held by them for payments on the debt securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment as general creditors.

Exchange, Registration and Transfer

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the indenture. Holders may present debt securities for exchange or registration of transfer at the office of the registrar. The registrar will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

        We will not be required:

  •
  to issue, register the transfer of, or exchange debt securities of a series either during a period beginning 15 business days prior to the selection of debt securities of that series for redemption and ending on the close of business on the day of mailing of the relevant notice of redemption or repurchase, or between a record date and the next succeeding interest payment date; or

  •
  to register the transfer of or exchange any debt security called for redemption or repurchase, except the unredeemed portion of any debt security we are redeeming or repurchasing in part.

Provisions Relating only to the Senior Debt Securities

        The senior debt securities will rank equally in right of payment with all of our other senior and unsubordinated debt. The senior debt securities will be effectively subordinated, however, to all of our secured debt to the extent of the value of the collateral for that debt. We will disclose the amount of our secured debt in the prospectus supplement.

Provisions Relating only to the Subordinated Debt Securities

  Subordinated Debt Securities Subordinated to Senior Indebtedness

        The subordinated debt securities will rank junior in right of payment to all of the Senior Indebtedness of MarkWest Energy Partners. "Senior Indebtedness" will be defined in a supplemental indenture or authorizing resolutions respecting any issuance of a series of subordinated debt securities, and the definition will be set forth in the prospectus supplement.

  Payment Blockages

        The subordinated indenture will provide that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

  •
  we or our property is involved in any voluntary or involuntary liquidation or bankruptcy;

  •
  we fail to pay the principal, interest, any premium or any other amounts on any Senior Indebtedness of MarkWest Energy Partners within any applicable grace period or the maturity of such Senior Indebtedness is accelerated following any other default, subject to certain limited exceptions set forth in the subordinated indenture; or

  •
  any other default on any Senior Indebtedness of MarkWest Energy Partners occurs that permits immediate acceleration of its maturity, in which case a payment blockage on the subordinated debt securities will be imposed for a maximum of 179 days at any one time.

  No Limitation on Amount of Senior Debt

        The subordinated indenture will not limit the amount of Senior Indebtedness that MarkWest Energy Partners may incur, unless otherwise indicated in the prospectus supplement.

Book Entry, Delivery and Form

        The debt securities of a particular series may be issued in whole or in part in the form of one or more global certificates that will be deposited with the Trustee as custodian for The Depository Trust Company, New York, New York ("DTC"), and registered in the name of DTC's nominee, Cede & Co. This means that we will not issue certificates to each holder. Instead, one or more global debt securities will be issued to DTC, who will keep a computerized record of its participants (for example, your broker) whose clients have purchased the debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificated debt security, a global debt security may not be transferred, except that DTC, its nominees and their successors may transfer a global debt security as a whole to one another.

        Beneficial interests in global debt securities will be shown on, and transfers of beneficial interests in global debt securities will be made only through, records maintained by DTC and its participants.

        DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also records the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for Direct Participants' accounts. This eliminates the need to exchange certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a Direct Participant. The rules that apply to DTC and its Direct Participants are on file with the SEC.

        We will wire all payments on the global debt securities to DTC's nominee. We and the Trustee will treat DTC's nominee as the owner of the global debt securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global debt securities to owners of beneficial interests in the global debt securities.

        It is DTC's current practice, upon receipt of any payment on the global debt securities, to credit Direct Participants' accounts on the payment date according to their respective holdings of beneficial interests in the global debt securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consenting or voting rights to Direct Participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by Direct Participants to owners of beneficial interests in the global debt securities, and voting by Direct Participants, will be governed by the customary practices between the Direct Participants and owners of beneficial interests, as is the case with debt securities held for the account of customers registered in "street name." However, payments will be the responsibility of the Direct Participants and not of DTC, the Trustee or us.

        Debt securities represented by a global debt security will be exchangeable for certificated debt securities with the same terms in authorized denominations only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and in either event a successor depositary is not appointed by us within 90 days; or

  •
  we determine not to require all of the debt securities of a series to be represented by a global debt security.

Satisfaction and Discharge; Defeasance

        Each indenture will be discharged and will cease to be of further effect as to all outstanding debt securities of any series issued thereunder, when:

  (a)
  either:

  (1)
  all outstanding debt securities of that series that have been authenticated (except lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

  (2)
  all outstanding debt securities of that series that have not been delivered to the Trustee for cancellation have become due and payable by reason of the giving of a notice of redemption or otherwise or will become due and payable at their stated maturity within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee and in any case we have irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust cash in U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness of such debt securities not delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of debt securities that have been due and payable) or the stated maturity or redemption date;

  (b)
  we have paid or caused to be paid all other sums payable by us under the indenture; and

  (c)
  we have delivered an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        The debt securities of a particular series will be subject to legal or covenant defeasance to the extent, and upon the terms and conditions, set forth in the prospectus supplement.

The Trustee

        Wells Fargo Bank, National Association will be the initial Trustee under each indenture. We maintain a banking relation in the ordinary course of business with Wells Fargo, National Association and some of its affiliates.

  Limitations on Trustee if it is a Creditor

        Each indenture will limit the right of the Trustee thereunder, in the event that it becomes a creditor of an issuer or guarantor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise.

  Certificates and Opinions to be Furnished to Trustee

        Each indenture will provide that, in addition to other certificates or opinions that may be specifically required by other provisions of the indenture, every application by us for action by the Trustee must be accompanied by a certificate of certain of our officers and an opinion of counsel (who may be our counsel) stating that, in the opinion of the signers, all conditions precedent to such action have been complied with by us.

Governing Law

        Each indenture and all of the debt securities will be governed by the laws of the State of New York.

 CASH DISTRIBUTION POLICY

Distributions of Available Cash

        General.    Within 45 days after the end of each quarter, we distribute all of our available cash to our unitholders of record on the applicable record date. We will make distributions of available cash to all our unitholders (common and Class A), pro rata and we will make distributions of Hydrocarbon Available Cash (as defined below) pro rata to our common unitholders.

        Definition of Available Cash.    We define available cash in our amended and restated partnership agreement, and it generally means, for each fiscal quarter:

  •
  all cash and cash equivalents on hand at the end of the quarter (excluding cash at MarkWest Hydrocarbon);

  •
  less the amount of cash that our general partner determines in its reasonable discretion is necessary or appropriate to:

  •
  provide for the proper conduct of our business;

  •
  comply with applicable law, any of our debt instruments, or other agreements; or

  •
  provide funds for distributions to our unitholders for any one or more of the next four quarters;

  •
  plus all cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our revolving credit facility and in all cases are used solely for working capital purposes or to pay distributions to partners.

        Hydrocarbon Available Cash.    Generally, Hydrocarbon Available Cash is defined as all cash and cash equivalents on hand derived from or attributable to our ownership of, or sale or other disposition of, the shares of common stock of MarkWest Hydrocarbon.

        Contractual Restrictions on Our Ability to Distribute Available Cash.    Our ability to distribute available cash is contractually restricted by the terms of our credit agreement. Our credit agreement contains covenants requiring us to maintain certain financial ratios and a minimum net worth. We are prohibited from making any distribution to unitholders if such distribution would cause an event of default or otherwise violate a covenant under our credit agreement. In addition, our credit agreement prohibits us from borrowing more than $0.75 per outstanding unit during any consecutive 12-month period for the purpose of making distributions to our unitholders. Our credit agreement provides that any amount so borrowed must be repaid once annually.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to our unitholders, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

 PARTNERSHIP AGREEMENT

        The following is a summary of the material provisions of the third amended and restated partnership agreement, which our general partner, MarkWest Energy GP, L.L.C. (the "General Partner"), adopted in connection with the merger with MarkWest Hydrocarbon, Inc. and is referred to herein as the "amended and restated partnership agreement."

        We summarize the following provisions of the amended and restated partnership agreement elsewhere in this prospectus:

  •
  with regard to cash available for distribution, please read "Cash Distribution Policy."

  •
  with regard to the transfer of Partnership common units, please read "Description of the Common Units—Transfer of Common Units."

  •
  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization and Duration

        We were organized on January 25, 2002 and will have a perpetual existence, unless dissolved in accordance with Article XII of the amended and restated partnership agreement.

Purpose

        Our purpose under the amended and restated partnership agreement is limited to serving as a member of our operating company, MarkWest Energy Operating Company, L.L.C., which we refer to as "Opco," and engaging in any business activities that may be engaged in by Opco or that are approved by the General Partner. All of our operations are conducted through Opco and its subsidiaries or MarkWest Hydrocarbon. We own 100% of the outstanding membership interest of Opco and 100% of the outstanding common stock of MarkWest Hydrocarbon. The limited liability company agreement of Opco provides that Opco may, directly or indirectly, engage in:

  •
  its operations as conducted immediately before our initial public offering;

  •
  any other activity approved by the General Partner but only to the extent that the General Partner reasonably determines that, as of the date of the acquisition or commencement of the activity, the activity generates "qualifying income" as this term is defined in Section 7704 of the Internal Revenue Code; or

  •
  any activity that enhances the operations of an activity that is described in either of the two preceding clauses or any other activity provided such activity does not affect our treatment as a partnership for federal income tax purposes.

        The General Partner is authorized in general to perform all acts deemed necessary to carry out our purposes and to conduct our business.

Power of Attorney

        Each limited partner, and each person who acquires one of our common units from one of our unitholders and executes and delivers a transfer application, grants to the General Partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the General Partner the authority to amend, and to make consents and waivers under, the amended and restated partnership agreement subject to the terms thereof.

Capital Contributions

        Our unitholders are not obligated to make additional capital contributions, except as described below under "—Limited Liability."

Partnership Class A Units

        Class A units represent limited partner interests in us and have identical rights and obligations of our common units except that Class A units (a) do not have the right to vote on, approve or disapprove, or otherwise consent to or not consent to any matter (including mergers, share exchanges and similar statutory authorizations) except as otherwise required by any non-waivable provision of law and (b) do not share in any cash and cash equivalents on hand, income, gains, losses, deductions and credits that are derived from or attributable to our ownership of, or sale or disposition of, the shares of MarkWest Hydrocarbon common stock.

Limited Liability

        Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the amended and restated partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units in us plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

  •
  to approve some amendments to the amended and restated partnership agreement; or

  •
  to take other action under the amended and restated partnership agreement constituted "participation in the control" of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the General Partner. This liability would extend to persons who transact business with us who reasonably believe that a limited partner is a general partner based on the limited partner's conduct. Neither the amended and restated partnership agreement nor the Delaware Act specifically provides for legal recourse against the General Partner if a limited partner were to lose limited liability through any fault of the General Partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

        Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of us, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years from the date of distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to us, except the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the amended and restated partnership agreement.

        Our subsidiaries conduct business in multiple states. Maintenance of our limited liability as a member of Opco may require compliance with legal requirements in the jurisdictions in which Opco conducts business, including qualifying our subsidiaries to do business there. Limitations on the liability of members for the obligations of a limited liability company have not been clearly established in many jurisdictions. If, by virtue of our membership interest in Opco or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the General Partner, to approve some amendments to the amended and restated partnership agreement, or to take other action under the amended and restated partnership agreement constituted "participation in the control" of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the General Partner under the circumstances. We will operate in a manner that the General Partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Voting Rights

        The following matters specified below require a vote of our unitholders.

Election of directors of the General Partner	Plurality of the votes cast at meetings of the limited partners.
Amendment of the amended and restated partnership agreement

Certain amendments may be made by the General Partner without the approval of our unitholders. Other amendments generally require the approval of a majority of our outstanding common units. Please read "—Amendment of the Amended and Restated Partnership Agreement."

Merger or the sale of all or substantially all of our assets	Majority of our outstanding common units. Please read "—Merger, Sale or Other Disposition of Assets."
Dissolution of us	Majority of our outstanding common units. Please read "—Termination and Dissolution."
Amendment of the limited liability company agreement and other action taken by us as sole member of Opco

Majority of our outstanding common units if such amendment or other action would adversely affect our limited partners (or any particular class of limited partners) in any material respect. Please read "—Action Relating to the Operating Company."

Issuance of Additional Securities

        The amended and restated partnership agreement authorizes us to issue an unlimited number of additional partnership securities and rights to buy partnership securities for the consideration and on the terms and conditions established by the General Partner in its sole discretion without the approval of our unitholders.

        It is possible that we will fund acquisitions through the issuance of additional common units in us or other equity securities. Holders of any additional common units in us that we issue will be entitled to share equally with the then-existing holders of our common units in distributions of available cash. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of our common units in our net assets.

        In accordance with Delaware law and the provisions of the amended and restated partnership agreement, we may also issue additional partnership interests that, in the sole discretion of the General Partner, have special voting rights to which holders of our common units are not entitled.

Amendment of the Amended and Restated Partnership Agreement

        General.    Amendments to the amended and restated partnership agreement may be proposed only by or with the consent of the General Partner, which consent may be given or withheld in its sole discretion, except as discussed below. In order to adopt a proposed amendment, other than the amendments discussed below, the General Partner must seek written approval of the holders of the number of our common units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a majority of our outstanding common units.

        Prohibited Amendments.    No amendment may be made that would:

  •
  enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

  •
  enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to the General Partner or any of its affiliates without the consent of the General Partner, which may be given or withheld in its sole discretion;

  •
  change the term of the Partnership;

  •
  provide that we are not dissolved upon an election to dissolve us by the General Partner that is approved by a majority of outstanding common units; or

  •
  give any person the right to dissolve us other than the General Partner's right to dissolve us with the approval of a majority of our outstanding common units.

        The provision of the amended and restated partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of our outstanding common units voting together as a single class.

        No Partnership Unitholder Approval.    The General Partner may generally make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee to reflect:

  •
  a change in our name, the location of our principal place of business, our registered agent or our registered office;

  •
  the admission, substitution, withdrawal, or removal of partners, as applicable, in accordance with the amended and restated partnership agreement;

  •
  a change that, in the sole discretion of the General Partner, is necessary or advisable for us to qualify or to continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of us, Opco and its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

  •
  an amendment that is necessary, in the opinion of our counsel, to prevent us or the General Partner or its directors, officers, agents, or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or plan asset regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed;

  •
  subject to the limitations on the issuance of additional partnership securities described above, an amendment that in the discretion of the General Partner is necessary or advisable for the authorization of additional partnership securities or rights to acquire partnership securities;

  •
  any amendment expressly permitted in the amended and restated partnership agreement to be made by the General Partner acting alone;

  •
  an amendment effected, necessitated or contemplated by a redemption and merger agreement that has been approved in accordance with the terms of the amended and restated partnership agreement;

  •
  any amendment that, in the discretion of the General Partner, is necessary or advisable for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by the amended and restated partnership agreement;

  •
  a merger or conveyance the sole purpose of which is to effect a change in the legal form of us to another limited liability entity;

  •
  a change in our fiscal year or taxable year and related changes; or

  •
  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, the General Partner may make amendments to the amended and restated partnership agreement without the approval of any limited partner or assignee if those amendments, in the discretion of the general partner:

  •
  do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

  •
  are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

  •
  are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which the General Partner deems to be in our best interest and the best interest of the limited partners;

  •
  are necessary or advisable for any action taken by the General Partner relating to splits or combinations of units under the provisions of the amended and restated partnership agreement; or

  •
  are required to effect the intent of the provisions of the amended and restated partnership agreement or are otherwise contemplated by the amended and restated partnership agreement.

        Opinion of Counsel and Partnership Unitholder Approval.    The General Partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in us being treated as an entity for federal income tax purposes if one of the amendments described above under "—No Partnership Unitholder Approval" should occur. No other amendments to the amended and restated partnership agreement will become effective without the approval of holders of at least 90% of the outstanding Partnership common units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners or cause us, Opco or its subsidiaries to be taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously taxed as such).

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action must be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

        Amendments requiring 80% of the Outstanding Partnership Common Units.    Any amendments regarding provisions dealing with amendments to the amended and restated partnership agreement, limited partner meetings and related to election of the directors of the General Partner board at annual meetings, quorum, action without a meeting and voting rights cannot be amended without 80% of our outstanding common units voting in favor of such amendments.

Action Relating to the Operating Company

        Without the approval of the holders of a majority of our outstanding common units, the General Partner is prohibited from consenting on our behalf, as the sole member of Opco, to any amendment to the limited liability company agreement of Opco or taking any action on our behalf permitted to be taken by a member of Opco in each case that would adversely affect our limited partners (or any particular class of limited partners) in any material respect.

Merger, Sale or Other Disposition of Assets

        The amended and restated partnership agreement generally prohibits the General Partner, without the prior approval of the holders of a majority of our outstanding common units, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries as a whole. The General Partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. The General Partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval.

        If conditions specified in the amended and restated partnership agreement are satisfied, the General Partner may merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to change our legal form into another limited liability entity. Our unitholders are not entitled to appraisal rights under the amended and restated partnership agreement or applicable Delaware law in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event for such purpose.

Termination and Dissolution

        We will continue as a limited partnership until terminated under the amended and restated partnership agreement. We will dissolve upon:

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  the election of the General Partner to dissolve us, if approved by the holders of a majority of our outstanding common units;

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  the sale, exchange or other disposition of all or substantially all of our assets and properties and our subsidiaries;

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  the entry of a decree of judicial dissolution of us; or

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  the withdrawal of the General Partner in violation of the amended and restated partnership agreement and the successor general partner is not admitted.

Liquidation and Distribution of Proceeds

        Upon our dissolution, the liquidator authorized to wind up our affairs will, acting with all of the powers of the General Partner that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy—Distributions of Cash Upon Liquidation." The liquidator may defer liquidation of our assets for a reasonable period or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to the partners.

No Withdrawal or Removal of the General Partner

        The General Partner cannot withdraw and cannot be removed at any time for any reason. Any attempt of withdrawal or removal of the General Partner will be null and void. Nonetheless, if the General Partner withdraws in violation of the amended and restated partnership agreement:

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  the withdrawing General Partner must give 90 days notice to the limited partners;

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  the successor general partner will be elected by a plurality of the votes of our unitholders at a special meeting or an annual meeting;

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  the successor general partner elected will be admitted to the Partnership as the general partner effective immediately prior to the withdrawal of the predecessor general partner;

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  the successor general partner elected will automatically become the successor general partner or managing member of our subsidiaries; and

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  if the successor general partner is elected, we will not be dissolved and the successor general partner will continue the business of us.

Transfer of General Partner Interests

        The General Partner interests cannot be transferred to any person for any reason. So long as we are a limited partnership, 100% of the General Partner interests will be owned by the Partnership or one or more of its wholly owned subsidiaries.

Change of Management Provisions

        The amended and restated partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove MarkWest Energy GP, L.L.C. as the general partner or otherwise change management. If any person or group other than the General Partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group who acquires the units with the prior approval of the General Partner board.

Meetings; Voting

        Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, unitholders or assignees who are record holders of our common units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited. Our common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by the General Partner at the written direction of the record holder. Absent direction of this kind, our common units will not be voted.

        Any action that is required or permitted to be taken by unitholders may be taken either at a meeting of our unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of our unitholders may be called by the General Partner or by our unitholders owning at least 20% of our outstanding common units. Our unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding common units, represented in person or by proxy, will constitute a quorum unless any action by our unitholders requires approval by holders of a greater percentage of our common units, in which case the quorum will be the greater percentage.

        However, if at any time any person or group, other than the General Partner and its affiliates, or a direct or subsequently approved transferee of the General Partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Our common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of our common units under the amended and restated partnership agreement will be delivered to the record holder by us or by the transfer agent.

        The annual meeting of the limited partners holding our common units will be held in June each year or on such other date and time as may be fixed from time to time by the General Partner. Notice of the annual meeting will be given between ten days and 60 days prior to the meeting date. The limited partners holding our common units will vote together as a single class. The limited partners entitled to vote will elect by plurality of the votes cast at such meeting the directors of the General Partner. Each of our common units is entitled to one vote for each of our common units that is registered in the name of the limited partner on the record date for the meeting. The General Partner, the Partnership or their affiliates cannot vote their units that they are otherwise entitled to vote, and those units are not considered to be outstanding for purposes of determining a quorum.

Board of Directors

        The number of directors of the General Partner board will be between seven and eleven, but the number of the directors may be changed by the majority of the directors of the General Partner board so long as the decrease in number does not shorten the term of any incumbent director. Unless otherwise previously elected at a special meeting, at each annual meeting of the limited partners, the directors will be elected to hold office until the next annual meeting. Each director will hold office for the term for which such director is elected or until such director's earlier death, resignation or removal. Any vacancies may be filled, until the next annual meeting, by a majority of the remaining directors then in office. A director may be removed only for cause and only upon a vote of the majority of the remaining directors then in office. If the SEC promulgates a rule that provides for nominations by the stockholders of publicly traded companies of persons for election to the board of directors, the Partnership and the General Partner will adopt such rule as applied to a corporation without regard to any exemptions provided to limited partnerships.

Status as Limited Partner or Assignee

        Except as described above under "—Limited Liability," our common units will be fully paid, and our unitholders will not be required to make additional contributions.

        An assignee of one of our common units, after executing and delivering a transfer application, but pending its admission as a substituted limited partner, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. The General Partner will vote and exercise other powers attributable to our common units owned by an assignee that has not become a substitute limited partner at the written direction of the assignee. Please read "—Meetings; Voting" above. Transferees that do not execute and deliver a transfer application will not be treated as assignees nor as record holders of our common units, and will not receive cash distributions, federal income tax allocations or reports furnished to holders of our common units. Please read "Description of the Common Units—Transfer of Common Units."

Non-citizen Assignees; Redemption

        If the we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of the General Partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner or assignee, we may redeem the units held by the limited partner or assignee at their current market price. In order to avoid any cancellation or forfeiture, the General Partner may require each limited partner or assignee to furnish information about his nationality, citizenship or related status. If a limited partner or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or the General Partner determines, with the advice of counsel, after receipt of the information that the limited partner or assignee is not an eligible citizen, the limited partner or assignee may be treated as a non-citizen assignee and the General Partner will be substituted for such non citizen assignee as the limited partner in respect of his limited partner interests. In addition to other limitations on the rights of an assignee that is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under the amended and restated partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

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  the General Partner;

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  any person who is or was an affiliate of the General Partner or any departing general partner;

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  any person who is or was a member, partner, officer, director, employee, agent or trustee of us, Opco, any of their subsidiaries, the General Partner or any affiliate of us, Opco or any of their subsidiaries; or

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  any person who is or was serving at the request of a general partner or any departing general partner or any affiliate of a general partner or any departing general partner as an officer, director, employee, member, partner, agent or trustee of another person.

        Any indemnification under these provisions will only be out of our assets. The General Partner and its affiliates will not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons in connection with our activities, regardless of whether we would have the power to indemnify the person against liabilities under the amended and restated partnership agreement.

Books and Reports

        The General Partner is required to keep appropriate books and records of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect the Partnership's Books and Records

        The amended and restated partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand and at his own expense, have furnished to him:

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  a current list of the name and last known address of each limited partner;

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  a copy of our tax returns;

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  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each limited partner and the date on which each became a limited partner;

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  copies of the amended and restated partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

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  information regarding the status of our business and financial condition; and

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  any other information regarding our affairs as is just and reasonable.

        The General Partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which the general partner believes in good faith is not in our or our subsidiaries' best interests, could damage us or our subsidiaries or which we or our subsidiaries are required by law or by agreements with third parties to keep confidential.

MATERIAL TAX CONSEQUENCES

        This section is a summary of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Vinson & Elkins L.L.P., counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), existing and proposed Treasury regulations (the "Treasury Regulations") to the extent noted and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are to MarkWest Energy Partners and the operating partnership.

        This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

        All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us.

        No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

          (1)   the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales");

          (2)   whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read "—Disposition of Common Units—Allocations Between Transferors and Transferees"); and

          (3)   whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read "—Tax Consequences of Unit Ownership—Section 754 Election").

Partnership Status

        A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner's adjusted basis in his partnership interest.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the transportation, storage and processing of crude oil, natural gas and products thereof and fertilizer. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 4% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying may change from time to time.

        No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the operating partnership for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that, based on the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations set forth below, MarkWest Energy Partners will be classified as a partnership for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and the general partner. The representations made by us and our general partner upon which counsel has relied included:

          (a)   Neither we nor the operating partnership has elected or will elect to be treated as a corporation; and

          (b)   For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code; and

          (c)   Each hedging transaction that we treated as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, gas, or products thereof that are held or to be held by us in activities that Vinson & Elkins L.L.P. has opined or will opine result in qualifying income.

        We believe that these representations have been true in the past and expect that these representations will be true in the future. If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that MarkWest Energy Partners will be classified as a partnership for federal income tax purposes.

Limited Partner Status

        Unitholders who have become limited partners of MarkWest Energy Partners will be treated as partners of MarkWest Energy Partners for federal income tax purposes. Also:

          (a)   assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

          (b)   unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of MarkWest Energy Partners for federal income tax purposes.

        As there is no direct or indirect controlling authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "—Tax Consequences of Unit Ownership—Treatment of Short Sales."

        Income, gain, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in MarkWest Energy Partners for federal income tax purposes.

Tax Consequences of Unit Ownership

        Flow-Through of Taxable Income.    We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him.

        Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

        Treatment of Distributions.    Cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under "—Disposition of Common Units" below. To the extent that cash distributions made by us cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "—Limitations on Deductibility of Losses."

        Any reduction in a unitholder's share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as "nonrecourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture, and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis (generally zero) for the share of Section 751 Assets deemed relinquished in the exchange.

        Basis of Common Units.    A unitholder's initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

        Limitations on Deductibility of Losses.    The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder estate, trust or a corporate unitholder (if more than 50% of the value of the corporate unitholder's stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations), to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder's tax basis in common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any loss suspended by the at risk or basis limitation in excess of that gain is no longer utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        In addition to the basis and at-risk limitation on the deductability of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or a unitholder's investments in other publicly traded partnerships, or salary or active business income. Similarly, a unitholder's share of our net income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

        Limitations on Interest Deductions.    The deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

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  our interest expense attributable to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or qualified dividend income. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

        Entity Level Collections.    If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

        Allocation of Income, Gain, Loss and Deduction.    In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. If we have a net loss for the entire year, that amount of loss will be allocated among the unitholders in accordance with their percentage interests.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as the "Contributed Property." The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder acquiring common units from us in an offering or in connection with a contribution of property will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of such offering or other transaction. In the event we issue additional common units or engage in certain other transactions in the future "reverse Section 704(c) Allocations," similar to Section 704(c) Allocations described above, will be made to holders of partnership immediately prior to such other transactions to account for the difference between the "book" basis for purposes of maintaining capital accounts and the fair market value of all property held by us at the time of the future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner's "book" capital account, credited with the fair market value of Contributed Property, and "tax" capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the "Book-Tax Disparity," will generally be given effect for federal income tax purposes in determining a partner's share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner's share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

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  his relative contributions to us;

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  the interests of all the partners in profits and losses;

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  the interest of all the partners in cash flow; and

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  the rights of all the partners to distributions of capital upon liquidation.

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "—Section 754 Election" and "—Disposition of Common Units—Allocations Between Transferors and Transferees," allocations under our partnership agreement will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction.

        Treatment of Short Sales.    A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

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  any cash distributions received by the unitholder as to those units would be fully taxable; and

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  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller should modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read "—Disposition of Common Units—Recognition of Gain or Loss."

        Alternative Minimum Tax.    Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

        Tax Rates.    Under current law, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 35% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than 12 months) of individuals is 15%. However, absent new legislation extending the current rates, beginning January 1, 2011, the highest marginal U.S. federal income tax rate applicable to ordinary income and long-term capital gains of individuals will increase to 39.6% and 20%, respectively.

        Section 754 Election.    We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us and it belongs only to the purchaser and not to other unitholders. Please also read, however, "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction." For purposes of this discussion, a unitholder's inside basis in our assets has two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Where the remedial allocation method is adopted (which we have adopted as to all property), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property subject to depreciation under Section 168 of the Internal Revenue Code whose book basis is in excess of its tax basis to be depreciated over the remaining cost recovery period for the property's unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read "—Tax Treatment of Operations—Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no direct or indirect controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the methods employed by other publicly traded partnerships but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets and Treasury Regulation Section 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "—Tax Treatment of Operations—Uniformity of Units." A unitholder's tax basis for his common units is reduced by his share of our deductions (whether or not such deductions were claimed on an individual's income tax return) so that any position we take that understates deductions will overstate the common unitholder's basis in his common units, which may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read "—Disposition of Common Units—Recognition of Gain or Loss." The IRS may challenge our position with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of the units. If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

        Accounting Method and Taxable Year.    We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of our income, gain, loss and deduction. Please read "—Disposition of Common Units—Allocations Between Transferors and Transferees."

        Tax Basis, Depreciation and Amortization.    The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to any offering will be borne by our unitholders as of that time. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. We were not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a partner who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction" and "—Disposition of Common Units—Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

        Valuation and Tax Basis of Our Properties.    The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

        Recognition of Gain or Loss.    Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as long-term capital gain or loss. Capital gain recognized by an individual on the sale of units held more than twelve months will generally be taxed at a maximum U.S. federal income tax rate of 15% through December 31, 2010 and 20% thereafter (absent new legislation extending the current rate). However, a portion of this gain or loss, which will likely be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner's tax basis in his entire interest in the partnership as the value of interest sold bears to the value of the partner's entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

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  a short sale;

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  an offsetting notional principal contract; or

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  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

        Allocations Between Transferors and Transferees.    In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        Although simplifying conventions are contemplated by the Internal Revenue Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between transferor and transferee unitholders as well as unitholders whose interest may vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

        Notification Requirements.    A unitholder who sells any of his units is generally required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify us in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of substantial penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

        Constructive Termination.    We will be considered to have been terminated for tax purposes if there are sales or exchanges which, in the aggregate, constitute 50% or more of the total interests in our capital and profits within a twelve month period. For purposes of measuring whether the 50% threshold is reached, multiple sales of the same interest are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than twelve months of our taxable income or loss being includable in his taxable income for the year of termination. A constructive termination occurring on a date other than December 31 will result in us filing two tax returns (and unitholders receiving two Schedules K-1) for one fiscal year and the cost of the preparation of these returns will be borne by all unitholders. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination. The IRS has announced recently that it plans to issue guidance regarding the treatment of constructive terminations of publicly traded partnerships such as us. Any such guidance may change the application of the rules discussed above and may affect the tax treatment of a unitholder.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please read "—Tax Consequences of Unit Ownership—Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property's unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6) which is not expected to directly apply to a material portion of our assets and Treasury Regulation Section 1.197-2(g)(3). Please read "—Tax Consequences of Unit Ownership—Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable methods and lives as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "—Disposition of Common Units—Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a foreign person, you should consult your tax advisor before investing in our common units.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder which is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, distributions to any such foreign unitholder will be subject to U.S. withholding at the highest effective applicable rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        A foreign unitholder who sells or otherwise disposes of a unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of "effective connected income," a foreign unitholder would be considered to be engaged in a trade or business in the U.S. by virtue of the U.S. activities of the partnership, and part or all of that unitholder's gain would be effectively connected with the unitholder's indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign unitholder of a publicly traded partnership generally will be subject to U.S. federal income tax upon the sale or disposition of a unit to the extent of the unitholder's share of the partnership's U.S. real property holdings if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of the units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of our assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. Currently, more than 50% of our assets consist of U.S. real property interests and we do not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on the gain from the sale or disposition of their units.

Administrative Matters

        Information Returns and Audit Procedures.    We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine his share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability, and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The partnership agreement names MarkWest Energy GP, L.L.C. as our Tax Matters Partner.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

        Nominee Reporting.    Persons who hold an interest in us as a nominee for another person are required to furnish to us:

          (a)   the name, address and taxpayer identification number of the beneficial owner and the nominee;

          (b)   whether the beneficial owner is

            (1)   a person that is not a United States person,

            (2)   a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

            (3)   a tax-exempt entity;

          (c)   the amount and description of units held, acquired or transferred for the beneficial owner; and

          (d)   specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

        Accuracy Related Penalties.    An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        For individuals a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

        (1)   for which there is, or was, "substantial authority," or

        (2)   as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an "understatement" of income for which no "substantial authority" exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return. In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to "tax shelters," a term that in this context does not appear to include us.

        A substantial valuation misstatement exists if (a) the value of any property, or the tax basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or tax basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Internal Revenue Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer's gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The penalty is increased to 40% in the event of a gross valuation misstatement. We do not anticipate making any valuation misstatements.

        Reportable Transactions.    If we were to engage in a "reportable transaction," we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a "listed transaction" or that it produces certain kinds of losses for partnerships, individuals, S corporations and trusts in excess of $2 million in any single year, or $4 million in any combination of 6 successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read "—Information Returns and Audit Procedures."

        Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

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  accuracy related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at "—Accuracy Related Penalties,"

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  for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

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  in the case of a listed transaction, an extended statute of limitations.

        We do not expect to engage in any "reportable transactions."

State, Local and Other Tax Considerations

        In addition to federal income taxes, you likely will be subject to other taxes, including state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business or own property in ten states, most of which impose income taxes. Although an analysis of those various taxes is not presented here, each prospective unitholder is urged to consider their potential impact on his investment in us. We may also own property or do business in other jurisdictions in the future. You may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement. You will be required, however, to file income tax returns and to pay income taxes in many of the jurisdictions in which we do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the jurisdiction, generally does not relieve a non-resident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "—Tax Consequences of Unit Ownership—Entity Level Collections." Based on current law and our estimate of our future operations, the general partner anticipates that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdiction and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local or foreign tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state, local or foreign as well as United States federal tax returns, that may be required of him.

Tax Consequences of Ownership of Debt Securities

        A description of the material federal income tax consequences of the acquisition, ownership and disposition of debt securities will be set forth on the prospectus supplement relating to the offering of debt securities.

INVESTMENT IN MARKWEST ENERGY PARTNERS BY EMPLOYEE BENEFIT PLANS

        An investment in our units or debt securities by an employee benefit plan is subject to certain additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and restrictions imposed by Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), and provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"). As used herein, the term "employee benefit plan" includes, but is not limited to, qualified pension, profitsharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or individual retirement accounts on other arrangements established or maintained by an employer or employee organization, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our units or debt securities, among other things, consideration should be given to:

          (a)   whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

          (b)   whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA and any other applicable Similar Laws;

          (c)   whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. See "Material Tax Consequences" beginning on page 28 of this prospectus; and

          (d)   whether making the investment will comply with the delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our units or debt securities is authorized by the appropriate governing instrument and is a proper investment for the plan.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

        The acquisition and/or holding of debt securities by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person, may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the debt securities are acquired and held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition, holding and, if applicable, conversion of the debt securities. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, our debt securities should not be purchased or held (or converted to equity securities, in the case of any convertible debt) by a person investing "plan assets" of any employee benefit plan, unless such purchase and holding (or conversion, if any) will not constitute a non-exempt prohibited transaction under ERISA or the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of our debt securities, each purchaser and subsequent transferee of the debt securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any employee benefit plan or (ii) the purchase and holding (and any conversion, if applicable) of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

Plan Asset Issues

        In addition to considering whether the purchase of our units or debt securities is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code and any other applicable Similar Laws.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under certain circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things,

          (a)   the equity interests acquired by employee benefit plans are publicly offered securities, i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered pursuant to certain provisions of the federal securities laws,

          (b)   the entity is an "operating company," that is, it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries, or

          (c)   there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans that are subject to party of Title I of ERISA (which excludes governmental plans and non-electing church plans) and/or section 4975 of the Code.

        With respect to an investment in our units, our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in

(a) and (b) above and may also satisfy the requirements in (c) above (although we do not monitor the level of benefit plan investors as required for compliance with (c)). With respect to an investment in our debt securities, our assets should not be considered "plan assets" under these regulations because such securities are not equity securities or, even if they are issued with a feature that allows their conversion to equity securities, the securities in which they will be convertible will satisfy the requirements in (a) and (b) above.

        The foregoing discussion of issues arising for employee benefit plan investments under ERISA, the Code and Similar Laws should not be construed as legal advice. Plan fiduciaries contemplating a purchase of common units are urged to consult with their own counsel regarding the consequences under ERISA, the Internal Revenue Code and Similiar Laws in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

 PLAN OF DISTRIBUTION

        Under this prospectus, we intend to offer our securities to the public:

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  through one or more broker-dealers;

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  through underwriters; or

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  directly to investors.

        We will fix a price or prices of our securities at:

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  market prices prevailing at the time of any sale under this registration statement;

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  prices related to market prices; or

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  negotiated prices.

        We may change the price of the securities offered from time to time.

        We will pay or allow distributors' or sellers' commissions that will not exceed those customary in the types of transactions involved. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

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  in or through one or more transactions (which may involve crosses and block transactions) or distributions;

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  on the New York Stock Exchange;

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  in the over-the-counter market; or

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  in private transactions.

        Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

        To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions we will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses. We may indemnify underwriters, brokers, dealers and agents against specific liabilities, including liabilities under the Securities Act.

        Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

        We may offer our units into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters and dealers who may participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

        The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

        Because FINRA views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Rules.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

        In connection with offerings under this shelf registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

 LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Vinson & Elkins L.L.P. and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements incorporated in this registration statement by reference from our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K filed on May 18, 2009 for the retrospective applications of changes to generally accepted accounting principles related to the presentation of non-controlling interest and the calculation of earnings per unit, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. MarkWest Energy Partners, L.P.'s internal control over financial reporting as of December 31, 2008 has been audited by Deloitte & Touche LLP, as stated in their report in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Starfish Pipeline Company, LLC as of December 31, 2007 and for each of the two years in the period ended December 31, 2007 incorporated in this registration statement by reference to MarkWest Energy Partners, L.P.'s annual report on Form 10-K for the year ended December 31, 2008 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to significant transactions and relationships with affiliated entities as described in Note 3 to the financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

$500,000,000

         % Senior Notes due 2020

PRELIMINARY PROSPECTUS SUPPLEMENT

                                  , 2010

Joint Book Running Managers

Wells Fargo Securities

BofA Merrill Lynch

Barclays Capital

Morgan Stanley

RBC Capital Markets

Senior Co-Managers

BBVA Securities

BNP PARIBAS

J.P. Morgan

SunTrust Robinson Humphrey

US Bancorp

Co-Managers

Capital One Southcoast

Comerica Securities

Daiwa Capital Markets

Natixis Bleichroeder LLC